Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

Dated as of December 31, 2025

Among

GABX LEASING LLC

as Borrower

and

THE INITIAL LENDERS NAMED HEREIN

as Initial Lenders

and

WELLS FARGO BANK, N.A.

as Administrative Agent

and

WELLS FARGO BANK, N.A.

and

BOFA SECURITIES, INC.

and

MUFG BANK, LTD.

and

SUMITOMO MITSUI BANKING CORPORATION

as Joint Lead Arrangers and Joint Bookrunners

and

CREDIT AGRICOLE CORPORATE & INVESTMENT BANK

and

PNC BANK, NATIONAL ASSOCIATION

and

U.S. BANK NATIONAL ASSOCIATION

as Co-Documentation Agents

Schedules
Schedule I	Commitments
Schedule 4.01(f)	Disclosed Litigation
Schedule 5.02(c)(vi)	Closing Date Transactions
Schedule 8.02	Agent’s Contact Information

Exhibits
Exhibit A	Form of Note
Exhibit B-I	Form of Notice of Term Borrowing
Exhibit B-II	Form of Notice of Revolving Credit Borrowing
Exhibit B-III	Form of Notice of Swing Line Borrowing
Exhibit C	Forms of Assignment and Assumption
Exhibit D	Form of Solvency Certificate
Exhibit 5.02(f)(iii)	Form of Subordination Terms

CREDIT AGREEMENT

Dated as of December 31, 2025

GABX LEASING LLC, a Delaware limited liability company (the “Borrower”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) and initial issuing banks (the “Initial Issuing Banks”) listed on the signature pages hereof, WELLS FARGO BANK, N.A. (“Wells Fargo”), BOFA SECURITIES, INC., MUFG BANK, LTD., and SUMITOMO MITSUI BANK CORPORATION, as joint lead arrangers and joint bookrunners, CREDIT AGRICOLE CORPORATE & INVESTMENT BANK, PNC BANK, NATIONAL ASSOCIATION, and U.S. BANK NATIONAL ASSOCIATION as co-documentation agents and Wells Fargo, as administrative agent (in such capacity, “Agent”) for the Lenders (as hereinafter defined), agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Act” has the meaning specified in Section 8.13.

“Additional Facility Limit” has the meaning specified in Section 2.23(c).

“Additional Lender” means, at any time, any bank, other financial institution or institutional lender or investor that, in any case, is not an existing Lender and that agrees to provide any portion of any (a) Incremental Advance in accordance with Section 2.23, or (b) Advances pursuant to a Refinancing Amendment in accordance with Section 2.19(a); provided that each Additional Lender (other than any Person that is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender at such time) shall be subject to the approval of the Agent, each Issuing Bank and each Swing Line Bank, solely to the extent that any such consent would be required from the Agent, each Issuing Bank and each Swing Line Bank under Section 8.07(b)(iii)(B) or under Section 8.07(b)(iii)(C), as applicable, for an assignment of Advances to such Additional Lender.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Advance” means an extension of credit under Article 2 by a Lender to the Borrower in the form of (a) a Term Advance, (b) a Revolving Credit Advance or (c) a Swing Line Advance.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Lender” means, at any time, any Permitted Holder or an Affiliate of a Permitted Holder (other than (a) the Borrower or any Subsidiary, (b) any Debt Fund Affiliate or (c) any natural person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural person)).

“Affiliated Lender Cap” has the meaning specified in Section 8.07(g)(i)(D).

“Agent Parties” has the meaning specified in Section 8.02(d)(ii).

“Agent’s Account” means the account of the Agent maintained by the Agent at Wells Fargo Bank, N.A. at its offices at (1) 1525 West WT Harris Blvd. 1B1, Charlotte, NC 28262 and (2) 4101 Wiseman Blvd., Bldg. 108, Floor 1, San Antonio, TX 78251; ABA #: 121000248; Acct. #: 01104331628807; Acct. Name: Agency Services Clearing A/C, Attn: Financial Cash Controls.

“Agreement” means this Credit Agreement (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to money laundering, bribery or corruption, including but not limited to the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, and the UK Bribery Act 2010.

“Applicable Indebtedness” has the meaning specified in the definition “Weighted Average Life to Maturity”.

“Applicable Lending Office” means, with respect to each Lender, the office of such Lender specified as its “Lending Office” in its Administrative Questionnaire delivered to the Agent, or such other office of such Lender as such Lender may from time to time specify in writing to the Borrower and the Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its Applicable Lending Office.

“Applicable Margin” means, as of any date,

(a) (x) with respect to any Term Advances that are SOFR Advances, 1.35% and (y) with respect to any Term Advances that are Base Rate Advances, 0.25%; and

(b) with respect to any (i) Revolving Credit Advances, (ii) Unused Revolving Credit Commitments under a Revolving Credit Facility, (iii) Letter of Credit Fees and (iv) Revolving Commitment Fees, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s	Applicable Margin for Term SOFR Advances and Letter of Credit Fees	Applicable Margin for Base Rate Advances	Applicable Percentage for Commitment Fees
Level 1	1.100%	0.090%	0.090%
A- / A3 or above
Level 2	1.225%	0.125%	0.100%
BBB+ / Baa1
Level 3	1.350%	0.250%	0.125%
BBB / Baa2
Level 4	1.600%	0.500%	0.200%
BBB- / Baa3
Level 5	1.850%	0.750%	0.250%
Lower than Level 4

Notwithstanding the foregoing clauses (a) and (b), if (i) the GATX Guarantor no longer owns, directly or indirectly, Equity Interests in any portion of the Borrower, (ii) the Brookfield Control Event has occurred, (iii) the Borrower does not maintain any investment grade rating from an external rating agency that is not an Affiliate of the Borrower at such time, and (iv) the Brookfield Guarantor Election has not occurred, then the foregoing Applicable Margins for (x) SOFR Advances and Letter of Credit Fees and (y) Base Rate Advances (but not, for the avoidance of doubt, for Revolving Commitment Fees) shall automatically be increased by 0.50% until the earlier of the date that either (x) the Borrower obtains any investment grade rating from an external rating agency that is not an Affiliate of the Borrower or (y) the Brookfield Guarantor Election occurs.

“Applicable Margin for SOFR Advances” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date under the caption “Applicable Percentage for Term SOFR Advances” in the definition “Applicable Margin”.

“Applicable Percentage” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date under the caption “Applicable Percentage for Commitment Fees” in the definition “Applicable Margin”.

“Applicable Tax Rate” means the sum of the highest marginal U.S. federal and state and local income Tax rates applicable to individuals or corporations (whichever is greater) resident of New York, New York on ordinary income or capital gains, as applicable to the character of the income in question (taking into account the deductibility of state and local Taxes for U.S. federal income Tax purposes).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Coverage Ratio” means, for any day, the ratio of (i) Total Debt as of such day to (ii) Total Assets as of the last day of the Test Period of the Borrower most recently ended on or prior to such day.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by each Person required pursuant to Section 8.07, in substantially the form of Exhibit C hereto (or such other form as agreed by the Agent and the Borrower).

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(a).

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Available Tenor” has the meaning specified in Section 2.22(f).

“Bail-In Action” has the meaning specified in Section 8.14.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of (a) the Prime Rate; (b) 1⁄2 of one percent per annum above the Federal Funds Rate; and (c) Term SOFR for a one-month tenor plus 1.10%; provided that if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(i).

“Benchmark” has the meaning specified in Section 2.22(f).

“Benchmark Replacement” has the meaning specified in Section 2.22(f).

“Benchmark Replacement Adjustment” has the meaning specified in Section 2.22(f).

“Benchmark Replacement Date” has the meaning specified in Section 2.22(f).

“Benchmark Transition Event” has the meaning specified in Section 2.22(f).

“Benchmark Transition Start Date” has the meaning specified in Section 2.22(f).

“Benchmark Unavailability Period” has the meaning specified in Section 2.22(f).

“Beneficial Ownership Certification” means a certification regarding individual beneficial ownership solely to the extent required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrower Information” has the meaning specified in Section 8.08.

“Borrowing” means a borrowing consisting of simultaneous Advances of the same Class and Type made, converted or continued on the same date and, in the case of SOFR Advances, having the same Interest Period.

“Brookfield Control Event” means (a) the Brookfield Sponsor acquires ownership, directly or indirectly, beneficially or of record, of Equity Interests representing more than fifty percent (50%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower and (b) the GATX Guarantor no longer owns, directly or indirectly, Equity Interests in any portion of the Borrower.

“Brookfield Guarantor” has the meaning specified in Section 8.16(b).

“Brookfield Guarantor Election” has the meaning specified in Section 8.16(b).

“Brookfield Sponsor” means, collectively, Brookfield Asset Management, Brookfield Infrastructure Partners L.P., or Brookfield Infrastructure Fund V and any of their respective Affiliates, and any trust, fund, company, partnership or person owned, managed, sponsored or advised, directly or indirectly, by Brookfield Asset Management, Brookfield Infrastructure Partners L.P., Brookfield Super-Core Infrastructure Partners L.P. or Brookfield Infrastructure Fund V or any direct or indirect subsidiaries of any such trust, fund, company, partnership or person, but, for the avoidance of doubt, excluding any of the respective portfolio companies of any of the foregoing.

“Bulk Sale” means (a) any single sale, transfer or other disposition of the Borrower’s assets, that is not in the ordinary course of the Borrower’s business, where the book value of the assets sold, transferred, or disposed of in such transaction exceeds twenty percent (20%) of the aggregate book value of all of the Borrower’s assets as of the Bulk Sale Date or (b) a series of related or unrelated sales, transfers, or other dispositions of the Borrower’s assets, that is not in the ordinary course of the Borrower’s business, where the aggregate book value of the assets sold, transferred, or disposed of in such transactions during any fiscal year of the Borrower exceeds thirty percent (30%) of the aggregate book value of all of the Borrower’s assets.

“Bulk Sale Date” means the date of the relevant Bulk Sale, determined at the Borrower’s option (which option shall be exercised on the date of the consummation of such sale), the (x) definitive agreement relating to such sale or (y) the consummation of such sale, if, on the date so selected, the purchasers of the assets the subject of the Bulk Sale have notice or, after reasonable inquiry would have had notice, that the Borrower will not continue to operate the business it operated on the Closing Date or any Similar Business after the consummation of such sale.

“Business Day” means a day of the year other than a Saturday or Sunday or a day on which banks are not required or authorized by law to close in New York, New York.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that, notwithstanding anything to the contrary in any Loan Document,, no obligations under any operating lease (or lease that would have been characterized as an operating lease prior to giving effect to ASC 842 (Leases), regardless of whether such lease was entered into prior to or after such time) (whether or not required to be capitalized and reflected as a liability on a balance sheet) shall be Capital Lease Obligations.

“Cash Collateralize” means, in respect of an obligation, to provide and pledge (as a first priority perfected security interest) cash collateral in U.S. dollars, at a location and pursuant to documentation in form and substance satisfactory to the Agent, each Issuing Bank and each Swing Line Bank (and “Cash Collateralization” and “Cash Collateralized” have a corresponding meaning).

“Cash Flow” means, for any Test Period, the sum, for the GATX Guarantor and its consolidated subsidiaries, of the following: (a) net income, plus (b) income Taxes, plus (c) non-cash provisions for, or actual write-offs or impairments of, assets (without duplication in respect of any prior period), plus (d) Fixed Charges.

“Change of Control” means, from and after the Closing Date (after giving effect to the Closing Date Transactions):

(a) at any time prior to the consummation of an initial public offering of the Borrower (or a direct or indirect parent company that owns 100% of the Equity Interests of the Borrower), consummation of a transaction that results in the Permitted Holders and any employee benefit plan of the Borrower and its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan collectively, ceasing to own, directly or indirectly, beneficially or of record, Equity Interests representing more than fifty percent (50%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower;

(b) at any time after the consummation of an initial public offering of the Borrower (or a direct or indirect parent company that owns 100% of the Equity Interests of the Borrower), consummation of a transaction that results in any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder), other than Permitted Holders, any underwriters in connection with such initial public offering, and any employee benefit plan of the Borrower and its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan collectively, acquiring ownership, directly or indirectly, beneficially or of record, of Equity Interests representing more than fifty percent (50%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower;

(c) at any time that the GATX Guarantor Controls the Borrower and the Borrower does not maintain any external investment grade rating:

(i) consummation of a transaction that results in any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder), other than Permitted Holders, any underwriters in connection with an initial public offering of the Borrower (or a direct or indirect parent company that owns 100% of the Equity Interests of the Borrower), and any employee benefit plan of the Borrower and its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, collectively, acquiring ownership, directly or indirectly, beneficially or of record, of Equity Interests representing more than fifty percent (50%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the GATX Guarantor; and

(ii)

(A) the GATX Guarantor ceases to have any external investment grade rating within 45 days after the event described in clause (i) above that is not, within such period, subsequently obtained or upgraded to an external investment grade rating (the day immediately following such 45 day period, the “Rating Trigger Date”), and

(B) the relevant rating agency announces publicly or confirms in writing to the GATX Guarantor that the downgrade or withdrawal of an external investment grade rating resulted, in whole or in part, from the occurrence of the event described in clause (i) above; and

(iii) within 60 days after the Rating Trigger Date, neither a New Guarantor Election shall have been made, nor shall the Borrower have obtained any external investment grade rating; or

(d) at any time after the occurrence of the Brookfield Control Event (other than in connection with a transaction or series of transactions that results in a Specified Permitted Holder, any underwriters in connection with an initial public offering of the Borrower (or a direct or indirect parent company that owns 100% of the Equity Interests of the Borrower), and any employee benefit plan of the Borrower and its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, collectively acquiring, directly or indirectly, ownership of 100% of the Equity Interests of the Borrower), solely to the extent that (i) the Borrower does not maintain any external investment grade rating at such time and (ii) a New Guarantor Election has not occurred or does not occur substantially simultaneously with the closing of such transaction, consummation of a transaction that results in any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder), other than any underwriters in connection with an initial public offering of the Borrower (or a direct or indirect parent company that owns 100% of the Equity Interests of the Borrower), and any employee benefit plan of the Borrower and its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, collectively, acquiring ownership, directly or indirectly, beneficially or of record, of Equity Interests representing more than fifty percent (50%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower;

provided that, notwithstanding the foregoing, if, following the sale of Equity Interests of the Borrower, (1) the GATX Guarantor no longer owns, directly or indirectly, Equity Interests in any portion of the Borrower, (2) a Specified Permitted Holder owns Equity Interests representing more than fifty percent (50%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower, (3) the Borrower does not maintain any external investment grade rating on a pro forma basis immediately after giving effect to such transaction and (4) a New Guarantor Election has not occurred or does not occur substantially simultaneously with the closing of such transaction, then the Specified Permitted Holder shall be excluded from the definition of Permitted Holders for purposes of clauses (a) and (b) above.

“Class” means (a) with respect to Commitments or Advances, those of such Commitments or Advances that have the same terms and conditions (without regard to differences in the Type of Advance, Interest Period, upfront fees, original issue discount or similar fees paid or payable in connection with such Commitments or Advances, or differences in Tax treatment (e.g., “fungibility”)) and (b) with respect to Lenders, those of such Lenders that have Commitments or Advances of a particular Class.

“Closing Cash Consideration” means cash consideration required to be paid by the Borrower on the Escrow Release Date to consummate the Closing Date Transactions, which payment shall be made from the release of amounts in escrow in accordance with the terms of the Escrow Agreement.

“Closing Date” means the date (which date is not a Business Day) that the Closing Date Transactions are consummated (but for the payment of the purchase price therefor).

“Closing Date Material Adverse Effect” means a “Material Adverse Effect” as that term is defined in the Purchase Agreement.

“Closing Date Transaction Expenses” means any fees, expenses, costs or charges incurred or paid by the Sponsors, the GATX Guarantor, the Borrower or any Subsidiary in connection with the Closing Date Transactions including any expenses in connection with hedging transactions, payments to officers, employees and directors as change of control payments, severance payments, special or retention bonuses and charges for repurchase or rollover of, or modifications to, stock options or restricted stock.

“Closing Date Transactions” means, collectively, (a) the Equity Contribution and transactions related or incidental to, or in connection, therewith, (b) the transactions contemplated by Section 2.1 and Section 2.5 of the Purchase Agreement and transactions related or incidental to, or in connection, therewith, (c) the funding of the Escrow Funding Date Advances, and (d) the payment of Closing Date Transaction Expenses.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means any Term Commitment, Revolving Credit Commitment, Letter of Credit Commitment, Swing Line Commitment, Incremental Commitment or Extended Commitment, as the context may require.

“Commitment Letter” means that certain amended and restated commitment letter, including all exhibits and annexes thereto, dated June 27, 2025, by and among Wells Fargo Bank, National Association, Wells Fargo Securities, LLC, Bank of America, N.A., BofA Securities, Inc., MUFG Bank, Ltd., Sumitomo Mitsui Banking Corporation, Credit Agricole Corporate & Investment Bank, PNC Bank, National Association, U.S. Bank National Association, The Huntington National Bank, ING Capital LLC, Regions Bank, and the Borrower.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning specified in Section 8.02(d)(ii).

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Agent decides, in consultation with the Borrower, may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Agent decides, in consultation with the Borrower, is reasonably necessary in connection with the administration of this Agreement).

“Consenting Lender” means any Lender that is not a Non-Consenting Lender.

“consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.08 or 2.09.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 8.19.

“Cure Amount” has the meaning specified in Section 6.02(a).

“Cure Expiration Date” has the meaning specified in Section 6.02(a)(i).

“Customary Bridge Facility” means bridge financings, escrow or other similar arrangements, the terms of which provide for an automatic extension of the maturity date thereof, subject to customary conditions, to a date that is not earlier than the Latest Maturity Date in effect at the time such Customary Bridge Facility becomes effective.

“Debt Fund Affiliate” means, with respect to any Permitted Holder, any Affiliate of such Permitted Holder that (i) is primarily engaged in making, purchasing, holding or trading commercial loans, bonds or similar extensions of credit in the ordinary course, (ii) is managed or advised by such Permitted Holder or an Affiliate thereof, (iii) maintains customary information barriers reasonably designed to prevent the sharing of borrower or facility non-public information with the Permitted Holder and its controlled Affiliates (other than the applicable investment adviser), and (iv) is not a Disqualified Lender; provided that no investment fund, account or vehicle shall be a Debt Fund Affiliate solely by virtue of a passive, non-controlling investment by a Permitted Holder or its Affiliates, and no person shall be a Debt Fund Affiliate if any Permitted Holder or its controlled Affiliates, directly or indirectly, has the right to direct or approve such person’s investment decisions in respect of the loans or Commitments hereunder.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Interest” has the meaning specified in Section 2.07(b).

“Defaulting Lender” means, at any time, subject to Section 2.20(c), (i) any Lender that has failed for three (3) or more Business Days to comply with its obligations under this Agreement to make an Advance, make a payment to an Issuing Bank in respect of a drawing under a Letter of Credit, make a payment to a Swing Line Bank in respect of a Swing Line Advance or make any other payment due hereunder (each, a “funding obligation”), unless such Lender has notified the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing), (ii) any Lender that has notified the Agent, the Borrower, an Issuing Bank or a Swing Line Bank in writing, or has stated publicly, that it does not intend to comply with its funding obligations hereunder, unless such writing or statement states that such position is based on such

Lender’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), (iii) any Lender that has defaulted on its funding obligations under other loan agreements or credit agreements generally under which it has commitments to extend credit or that has notified, or whose Parent Company has notified, the Agent or the Borrower in writing, or has stated publicly, that it does not intend to comply with its funding obligations under loan agreements or credit agreements generally, (iv) any Lender that has, for three (3) or more Business Days after written request of the Agent or the Borrower, failed to confirm in writing to the Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon the Agent’s and the Borrower’s receipt of such written confirmation), or (v) any Lender with respect to which, or with respect to the Parent Company of which, a Lender Insolvency Event has occurred and is continuing; provided that a Lender Insolvency Event shall not be deemed to occur with respect to a Lender or its Parent Company solely as a result of the acquisition or maintenance of an ownership interest in such Lender or Parent Company by a Governmental Authority or instrumentality thereof where such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under any of clauses (i) through (v) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 2.20(c)) upon notification of such determination by the Agent to the Borrower, the Issuing Banks, the Swing Line Banks and the Lenders.

“Disclosed Litigation” means litigation set forth on Schedule 4.01(f) hereto.

“Disqualified Equity Interest” means any Equity Interest that, by its terms (or the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, asset sale or other requirement to make a customary offer to repurchase upon a “fundamental change” (or similar event) that is customary at the time of incurrence or issuance so long as any rights of the holders thereof upon the occurrence of such event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests (except as a result of a change of control, asset sale or other requirement to make a customary offer to repurchase upon a “fundamental change” (or similar event) that is customary at the time of incurrence or issuance so long as any rights of the holders thereof upon the occurrence of such event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), in each case, prior to the date that is ninety-one days after the latest Maturity Date in effect at the time of the incurrence or issuance thereof (measured at the time of the incurrence or issuance thereof); provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of the Borrower or any Subsidiary or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Lenders” means (a) any natural person, and any holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of, a natural person; (b) those Persons identified in writing by the Borrower to the Lead Arrangers from time to time prior to the Closing Date or to the Agent on or after the Closing Date; (c) any person that is a competitor of any of the Sponsors, the Borrower, its Subsidiaries, or the Sellers (as that term is defined in the Purchase Agreement) or the Seller’s (as that term is defined in the Purchase Agreement) subsidiaries, and any person Controlling or Controlled by any of the foregoing, in each case that is identified in writing by the Borrower to the Lead Arrangers prior to the Closing Date or to the Agent on or after the Closing Date; and (d) any Affiliate of any Person identified in clauses (b) or (c) above that is (i) identified in writing by the Borrower from time to time or (ii) clearly identifiable as an Affiliate solely on the basis of the similarity of its name (other than bona fide debt funds that purchase commercial loans in the ordinary course of business). For the avoidance of doubt, any designation by the Borrower of a Disqualified Lender shall not apply retroactively.

“Dollar” and “$” mean lawful money of the United States.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender that is in the business of making and/or buying loans of the type described herein; (c) an Approved Fund; and (d) any other Person approved by the Agent, each Issuing Bank and each Swing Line Bank and, unless a Specified Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 8.07, the Borrower, such approvals not to be unreasonably withheld or delayed; provided, however, that none of (i) the Borrower, (ii) an Affiliate of the Borrower (other than a Debt Fund Affiliate or, subject to Section 8.07(g), any other Affiliated Lender), (iii) a Defaulting Lender, or (iv) a Disqualified Lender shall qualify as an Eligible Assignee.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, written notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or (with respect to exposure to Hazardous Materials) to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any applicable Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Contribution” means the direct or indirect contribution to the Borrower, by the Sponsors, of an aggregate amount of cash equity in the form of common equity of the Borrower (or in such other form that is reasonably acceptable to the Lead Arrangers) that represents not less than twenty-five percent (25%) of the sum of (a) the aggregate principal amount of the Escrow Funding Date Advances, and (b) the aggregate amount of such equity investment in the Borrower by the Sponsors on the Escrow Funding Date.

“Equity Interests” means shares, shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the notice period is waived); (b) with respect to any Plan, the failure to satisfy the minimum funding standard described in Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal (within the meanings of Section 4203 or 4205 of ERISA) from any Multiemployer Plan; or (g) a determination that a Multiemployer Plan is insolvent within the meaning of Title IV of ERISA or is in “endangered” or “critical” status within the meaning of Section 432 of the Code or Section 305 of ERISA.

“Erroneous Payment” has the meaning specified in Section 7.11(a).

“Erroneous Payment Deficiency Assignment” has the meaning specified in Section 7.11(d).

“Erroneous Payment Return Deficiency” has the meaning specified in Section 7.11(d).

“Escrow Agent” means U.S. Bank National Association, in its capacity as escrow agent under the Escrow Agreement.

“Escrow Agreement” means that certain Escrow Agreement, dated as of the date hereof, by and among the Borrower, Wells Fargo Bank, N.A. in its capacity as Seller (as defined in the Purchase agreement), the Agent, the Escrow Agent and certain other parties.

“Escrow Funding Date Advances” means Advances made by Lenders on the Escrow Funding Date.

“Escrow Funding Date” means the Business Day on which the conditions precedent set forth in Section 3.01 are satisfied (or waived by the Lead Arrangers).

“Escrow Release Date” means the Closing Date.

“Escrow Recipient” means (solely to the extent provided in the Escrow Agreement) the Seller (as defined in the Purchase Agreement) (or its designee), the Borrower (or its designee), and/or any Subsidiary of the Borrower (or any such Subsidiary’s designee), as applicable.

“Events of Default” has the meaning specified in Section 6.01.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor, or the grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation; provided that, for the avoidance of doubt, in determining whether any Guarantor is an “eligible contract participant” under the Commodity Exchange Act, any applicable “keepwell, support or other agreement” for the benefit of such Guarantor shall be taken into account. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to hedging transactions for which such Guaranty is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on (or measured by) net income (however denominated), franchise Taxes and branch profit Taxes, in each case, (i) imposed by the United States of America (or any political subdivision thereof), or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any United States withholding Tax that is imposed on amounts payable to such Lender at the time such Lender (i) acquires such interest in a Loan or Commitment or otherwise becomes a party to this Agreement (other than an assignee pursuant to a request by the Borrower under Section 2.21), (ii) makes an Advance from a new Applicable Lending Office, or (iii) designates a new lending office, except in each case to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding Taxes pursuant to Section 2.14, (c) is attributable to such Lender’s failure or inability to comply with Section 2.14(g), (d) any Taxes imposed pursuant to FATCA and (e) all liabilities, penalties, and interest incurred with respect to any of the foregoing.

“Extended Advances” means Advances made by an Extending Lender.

“Extended Commitments” means the Commitments held by an Extending Lender.

“Extending Lender” means each Lender accepting an Extension Offer.

“Extension” has the meaning specified in Section 2.19(b)(i).

“Extension Amendment” has the meaning specified in Section 2.19(b)(ii).

“Extension Offer” has the meaning specified in Section 2.19(b)(i).

“Facility” means any Term Facility, Revolving Credit Facility, Letter of Credit Facility, Swing Line Facility, any Extended Advances, any Extended Commitments, any Refinancing Advances, and any Incremental Facility, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code, as in effect as of the Closing Date (or any amended or successor version or similar requirement of law that is substantively comparable and not materially more onerous to comply with), any U.S. Treasury Regulations or other administrative guidance promulgated thereunder, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules, practice or official guidance adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it; provided, further, that if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fed Funds Swing Line Advance” means a Swing Line Advance that bears interest as provided in Section 2.07(a)(iii).

“Fee Letter” means that certain amended and restated fee letter dated as of June 27, 2025 among Borrower, Wells Fargo, Bank of America, N.A., MUFG Bank, Ltd., Sumitomo Mitsui Banking Corporation, Credit Agricole Corporate & Investment Bank, PNC Bank, National Association, U.S. Bank National Association, The Huntington National Bank, ING Capital LLC and Regions Bank (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Financial Covenant” has the meaning specified in Section 5.03.

“Fixed Charge Coverage Ratio” means, for any day, the ratio of (a) Cash Flow for the Test Period of the GATX Guarantor and its consolidated subsidiaries most recently ended on or prior to such day to (b) Fixed Charges for such Test Period of the GATX Guarantor and its consolidated subsidiaries most recently ended on or prior to such day.

“Fixed Charges” means the sum, for any period for the GATX Guarantor and its consolidated subsidiaries, of the following: (a) Interest Expense for such period plus (b) an estimate of that portion of minimum rents under operating leases representing the interest factor for such period, as calculated by the GATX Guarantor in its reasonable discretion.

“Floor” has the meaning specified in Section 2.22(f).

“Foreign Lender” means any Lender that is not a U.S. Person.

“Fronting Exposure” means, at any time there is a Revolving Lender that is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Ratable Share of the aggregate Available Amount of outstanding Letters of Credit and Revolving Credit Advances made by an Issuing Bank in accordance with Section 2.03 with respect to Letters of Credit issued by such Issuing Bank that have not been funded by the Revolving Lenders (collectively, the “L/C Exposure”) other than L/C Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swing Line Bank, such Defaulting Lender’s Ratable Share of outstanding Swing Line Advances made by such Swing Line Bank other than Swing Line Advances as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles set forth in the Financial Accounting Standards Board (FASB) Accounting Standards Codification (as amended from time to time) or in such other statements by such other authoritative entity as may be approved by a significant segment of the accounting profession in the United States, which are applicable to the circumstances as of the date of determination.

“GATX Guarantor” means GATX Corporation, a New York corporation.

“GATX Guaranty” means that certain Guaranty Agreement, dated as of even date herewith and entered by the GATX Guarantor in favor of Agent (as amended, amended and restated, revised, replaced, supplemented or otherwise modified from time to time).

“GATX Sponsor” means, collectively, GATX Corporation, a New York corporation, and any Affiliate thereof.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (including, but not limited to, obligations in respect of any Hedging Agreement) or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Obligations” means any and all of the obligations of the Borrower, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, incurred or arising under (x) this Agreement and any of the other Loan Documents (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Agent and the Lenders in connection with the collection or enforcement thereof (including any interest, premiums, fees, costs or charges that would accrue but for the provisions of the Bankruptcy Code or any other Debtor Relief Laws)) and (y) any Hedging Agreement (a “Guaranteed Hedge Agreement”), in the case of such Hedging Agreement, between the Borrower and any Person that is a Lender or an Affiliate of a Lender on the Closing Date (in the case of any Hedging Agreement in effect on the Closing Date) or at the time that it becomes a party to such Hedging Agreement (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise; provided, that “Guaranteed Obligations” of a Guarantor shall exclude any Excluded Swap Obligations of such Guarantor.

“Guarantors” has the meaning specified in Section 8.16(c).

“Guaranty” means the GATX Guaranty and any Guarantee of the Guaranteed Obligations delivered pursuant to Section 8.16.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Incremental Advances” has the meaning specified in Section 2.23(a).

“Incremental Amendment” has the meaning specified in Section 2.23(e).

“Incremental Commitment” means any Incremental Term Commitment or Incremental Revolving Commitment.

“Incremental Facility” has the meaning specified in Section 2.23(a).

“Incremental Fixed Basket” has the meaning specified in Section 2.23(c)(i).

“Incremental Revolving Advances” has the meaning specified in Section 2.23(a).

“Incremental Revolving Commitment” means the commitment of a Lender to make or otherwise fund an Incremental Revolving Advance and “Incremental Revolving Commitments” means such commitments of all Lenders in the aggregate.

“Incremental Revolving Facility” has the meaning specified in Section 2.23(a).

“Incremental Revolving Lender” has the meaning specified in Section 2.23(i).

“Incremental Term Advances” has the meaning specified in Section 2.23(a).

“Incremental Term Commitment” means the commitment of a Lender to make or otherwise fund an Incremental Term Commitment and “Incremental Term Commitments” means such commitments of all Lenders in the aggregate.

“Incremental Term Facility” has the meaning specified in Section 2.23(a).

“Indebtedness” of any Person means, without duplication:

(a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind;

(b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(c) all obligations of such Person upon which interest charges are customarily paid;

(d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person;

(e) all obligations of such Person in respect of the deferred purchase price of property or services (other than (x) trade and other accounts payables and other accrued liabilities incurred in the ordinary course of business, (y) deferred compensation arrangements and (z) earn-out obligations, until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and is not paid within 60 days after becoming due and payable following expiration of any dispute resolution mechanics set forth in any agreement governing the applicable transaction) which purchase price is due more than 6 months from the date of incurrence of the obligation in respect thereof);

(f) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed;

(g) all Guarantees by such Person of Indebtedness of others; provided that the amount of any such Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith;

(h) all Capital Lease Obligations of such Person; provided that, notwithstanding anything to the contrary in any Loan Document, any lease, concession or license of property (or guarantee thereof) that would be considered an operating lease under GAAP without giving effect to ASC 842 (Leases), regardless of whether such lease was entered into prior to or after the time that ASC 842 (Leases) went into effect, shall not be Indebtedness;

(i) all obligations of such Person in respect of Disqualified Equity Interests;

(j) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty; and

(k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances,

provided, however, that “Indebtedness” shall not include (x) Secured Nonrecourse Obligations, (y) nonrecourse obligations incurred in connection with leveraged lease transactions as determined in accordance with GAAP or (z) loans or advances made by the Borrower or any of its Subsidiaries to the Borrower or any of its Subsidiaries to the extent that such loans or advances are made or issued in the ordinary course of business and have a term of 364 days or less (inclusive of any rollover or extension of the term).

“Indemnified Costs” has the meaning specified in Section 7.05(a).

“Indemnified Party” has the meaning specified in Section 8.04(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Inside Maturity Exception” means Indebtedness that is (a) a Customary Bridge Facility, or (b) Indebtedness incurred pursuant to the Inside Maturity Exception in accordance with the terms of this Agreement in an aggregate amount not to exceed the greater of (x) $500,000,000 and (y) twenty percent (20%) of the book value of Total Assets as of the applicable date of determination.

“Interest Expense” means, for any period, the sum, for the GATX Guarantor and its consolidated Subsidiaries, of the following: (a) all interest in respect of Indebtedness (including the interest component of any payments in respect of Capital Lease Obligations) accrued or capitalized during such period (whether or not actually paid during such period) plus (b) the net amount payable (or minus the net amount receivable) under hedging agreements relating to interest during such period (whether or not actually paid or received during such period).

“Interest Period” means, for each SOFR Advance comprising part of the same Borrowing, the period commencing on the date of such SOFR Advance or the date of the Conversion of any Base Rate Advance into such SOFR Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, three or six months, as the Borrower may, upon notice not later than 1:00 pm (New York City time) on the third U.S. Government Securities Business Day prior to the first day of such Interest Period to the Agent (which shall promptly notify each of the Lenders), select; provided, however, that:

(a) the Borrower may not select any Interest Period that ends after the Maturity Date;

(b) Interest Periods commencing on the same date for SOFR Advances comprising part of the same Borrowing shall be of the same duration;

(c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, in the case of an Interest Period measured in months, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

(d) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month; and

(e) if the Borrower does not select an Interest Period for any such SOFR Advance, the Interest Period for such Advance will be deemed to be three months.

“IRS” has the meaning specified in Section 2.14(g).

“Issuing Bank” means an Initial Issuing Bank, an Additional Lender that is a Revolving Lender or any Eligible Assignee to which a portion of the Letter of Credit Commitment hereunder has been assigned pursuant to Section 8.07 or any other Revolving Lender so long as such Eligible Assignee or Revolving Lender expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Agent of its Applicable Lending Office and its Letter of Credit Commitment (which information shall be recorded by the Agent in the Register), for so long as the Initial Issuing Bank, Additional Lender that is a Revolving Lender, Eligible Assignee or Revolving Lender, as the case may be, shall have a Letter of Credit Commitment. Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to any Letter of Credit issued by such Affiliate.

“JV Guarantors” has the meaning specified in Section 8.16(b).

“L/C Cash Collateral Account” means an interest bearing cash collateral account to be established and maintained by the Agent, over which the Agent shall have sole dominion and control, upon terms as may be satisfactory to the Agent.

“L/C Exposure” has the meaning specified in the definition “Fronting Exposure”.

“L/C Related Documents” has the meaning specified in Section 2.06(b)(i).

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Advance or Commitment hereunder at such time, including the latest maturity or expiration date of any Incremental Advances, any Refinancing Advances or any Extended Advances, in each case as extended in accordance with this Agreement from time to time.

“LCT Election” has the meaning specified in Section 1.06.

“LCT Test Date” has the meaning specified in Section 1.06.

“Lead Arrangers” means, collectively, Wells Fargo, BofA Securities, Inc., MUFG Bank, Ltd., and Sumitomo Mitsui Banking Corporation.

“Lender Insolvency Event” means that (a) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (b) a Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding or a Bail-In Action, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for a Lender or its Parent Company, or a Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

“Lenders” means the Initial Lenders, each Issuing Bank and each Person that shall become a party hereto as a Lender pursuant to Section 2.19(a), Section 2.19(b), Section 2.23 or Section 8.07.

“Letter of Credit” has the meaning specified in Section 2.01(b).

“Letter of Credit Agreement” has the meaning specified in Section 2.03(a).

“Letter of Credit Commitment” means, with respect to each Initial Issuing Bank, the amount set forth opposite the Initial Issuing Bank’s name on Schedule I hereto under the caption “Letter of Credit Commitment” or, if an Issuing Bank has entered into one or more Assignment and Assumptions, the amount set forth for such Issuing Bank in the Register maintained by the Agent pursuant to Section 8.07(c) as such Issuing Bank’s “Letter of Credit Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Letter of Credit Facility” means, at any time, an amount equal to the lesser of (a) the aggregate amount of the Issuing Banks’ Letter of Credit Commitments at such time and (b) $50,000,000, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Letter of Credit Fee” has the meaning specified in Section 2.04(c).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, other than an operating lease.

“Limited Condition Transaction” means (a) any acquisition, including by means of a merger, amalgamation or consolidation, or other investment permitted hereunder by the Borrower or one or more of its Subsidiaries, the consummation of which is not conditioned on the availability of, or on obtaining, third-party financing or in connection with which any fee or expense would be payable by the Borrower or its Subsidiaries to the seller or target in the event the financing to consummate the acquisition is not obtained as contemplated by the definitive acquisition agreement, (b) disposition that the Borrower or a Subsidiary is obligated to consummate pursuant to a binding contractual obligation, (c) repayment, repurchase or refinancing of Indebtedness with respect to which an irrevocable notice of repayment (or similar irrevocable notice) is delivered, or (d) any declaration of a Restricted Payment in respect of, or irrevocable advance notice of, or any irrevocable offer to, purchase, redeem or otherwise acquire or retire for value, any Equity Interests of Borrower that is not subject to obtaining financing.

“Loan Documents” means this Agreement, each Guaranty, each Note, and any Incremental Amendment, Extension Amendment or Refinancing Amendment.

“Loan Parties” has the meaning specified in Section 8.13.

“LTL Management Services Agreement” means that certain management services agreement, dated as of December 31, 2025, by and between GATX Corporation, a New York corporation, and Michigan U.S. Holdings LP, a Delaware limited partnership (as the same may be amended, restated, amended and restated, modified or otherwise supplemented from time to time).

“Management Services Agreements” means, collectively, the LTL Management Services Agreement and the Rail Portfolio Management Services Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition, operations or properties of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its obligations under this Agreement (including the timely payment of all amounts due hereunder), (c) the rights of or benefits available to the Agent and the Lenders under this Agreement or (d) the validity or enforceability of this Agreement.

“Material Indebtedness” means Indebtedness (other than the Advances), or obligations in respect of one or more Hedging Agreements, of any Person in a principal amount exceeding $75,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Person in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary” means each Subsidiary that either (a) as of the end of the most recently completed fiscal year of the Borrower for which audited financial statements are available, has assets that exceed 5% of the total consolidated balance sheet assets of the Borrower and all of its Subsidiaries, as of the last day of such period or (b) for the most recently completed fiscal year of the Borrower for which audited financial statements are available, has revenues that exceed 10% of the consolidated revenue of the Borrower and all of its Subsidiaries for such period.

“Maturity Date” means December 31, 2030, as such date may be extended with respect to any particular Class pursuant to Section 2.19(b).

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA that is subject to Title IV of ERISA and with respect to which the Borrower or any ERISA Affiliate is required to contribute, or with respect to which the Borrower or any ERISA Affiliate has any liability or obligation as an “employer” as defined in Section 3(5) of ERISA.

“Net Proceeds” means:

(a) with respect to any asset sale or other disposition, the aggregate cash proceeds received by the Borrower or any Subsidiary in respect thereof (including cash received by way of deferred payment pursuant to a note or installment receivable or otherwise, conversion of non-cash consideration, cash payments in respect of purchase price adjustments or otherwise, but only as and when such cash is actually received), minus

(i) out of pocket costs directly relating to such sale or disposition and the sale or disposition of any cash equivalents or other non-cash consideration received in connection therewith; (ii) legal, accounting and investment banking fees; (iii) payments made to any person who’s consent is required in connection with such asset sale or other disposition in order to obtain a necessary consent or required by applicable law; (iv) brokerage and sales commissions; (v) all dividends, distributions or other payments required to be made to minority interest holders in Subsidiaries as a result of any such asset sale or other disposition by a Subsidiary; (vi) the amount of any purchase price or similar adjustment claimed by any Person to be owed by the Borrower or any Subsidiary, until such time as such claim will have been settled or otherwise finally resolved, or paid or payable by the Borrower or any Subsidiary, in either case in respect of such asset sale or other disposition; (vii) costs and expenses in connection with unwinding any Hedging Agreement (or any obligation thereunder) in connection therewith; (viii) other fees and expenses, including title and recordation expenses; (ix) Taxes paid or payable (including amounts needed to make Tax Distributions) as a result thereof or any transactions occurring or deemed to occur to effectuate a payment under this Agreement (after taking into account any available deductions related thereto); (x) amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness or amounts required to be applied to the repayments of Indebtedness secured by a Lien on such assets and required (other than required by Section 2.10(b)(i)) to be paid as a result of such transaction; (xi) any deduction of appropriate amounts to be provided by the Borrower or any Subsidiary as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Borrower or any Subsidiary after such sale or other disposition thereof (it being understood that such reserved amounts will be deemed to be “Net Proceeds” to the extent and at the time of any reversal thereof (to the extent not applied to the satisfaction of any applicable liabilities in cash in a corresponding amount)); and (xii) pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; and

(b) with respect to the incurrence or issuance of any Indebtedness by the Borrower or any Subsidiary or any stock or equity issuance by the Borrower or any Subsidiary, the excess, if any, of (i) the sum of the aggregate cash proceeds received in connection with such incurrence or issuance over (ii) all Taxes (including Tax Distributions) paid or estimated to be payable, and all fees (including investment banking fees, attorneys’ fees, accountants’ fees, underwriting fees and discounts), commissions, costs and other out-of-pocket expenses and other customary expenses incurred, in each case by the Borrower or such Subsidiary in connection with such incurrence or issuance.

“New Guarantor Election” has the meaning specified in Section 8.16(c).

“Non-Consenting Lender” means any Lender who does not agree to a consent, waiver or amendment in the event that (a) the Borrower or the Agent has requested that the Lenders consent to a departure or waiver of any provisions of this Agreement or any of the Loan Documents or agree to any amendment thereto, (b) the consent, waiver or amendment in question requires the agreement of all Lenders, all directly and adversely affected Lenders or all the Lenders or all directly and adversely affected Lenders with respect to a certain Class or Classes of the Advances/Commitments and (c) the Required Lenders, Required Revolving Lenders or Required Facility Lenders, as applicable, have agreed to such consent, waiver or amendment.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Note” means a promissory note of the Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A hereto (or such other form as agreed by the Agent and the Borrower), evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Advances made by such Lender.

“Notice of Borrowing” means a Notice of Term Borrowing, Notice of Issuance, Notice of Revolving Credit Borrowing or Notice of Swing Line Borrowing, as applicable.

“Notice of Issuance” has the meaning specified in Section 2.03(a).

“Notice of Revolving Credit Borrowing” has the meaning specified in Section 2.02(a)(ii).

“Notice of Swing Line Borrowing” has the meaning specified in Section 2.02(b).

“Notice of Term Borrowing” has the meaning specified in Section 2.02(a).

“Other Connection Taxes” means, with respect to any the Agent, any Lender or any other recipient of, any payment to be made by or on account of any obligation of the Borrower hereunder, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document).

“Other Taxes” means any and all present or future stamp or documentary Taxes intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignee pursuant to a request by the Borrower under Section 2.21)).

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, or if such Lender does not have a bank holding company, then any corporation, association, partnership or other business entity owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” has the meaning assigned to such term in clause (d) of Section 8.07.

“Participant Register” has the meaning assigned to such term in clause (d) of Section 8.07.

“Payment Recipient” has the meaning specified in Section 7.11(a).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens for Taxes, assessments, levies or governmental charges or under ERISA that are not more than sixty (60) days overdue, or if more than sixty (60) days overdue (i) are being contested in accordance with Section 5.01(d), (ii) are unfiled and no other action has been taken to enforce such Liens, or (iii) with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect;

(b) (i) carriers’, warehousemen’s, mechanics’, suppliers’, processors’, materialmen’s, warehousemen’s, workmen’s, repairmen’s, landlord’s and other Liens (including in connection with the construction of facilities) in respect of obligations that are not more than sixty (60) days overdue, or if more than sixty (60) days overdue (x) are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves, (y) are unfiled and no other action has been taken to enforce such Liens, or (z) with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect, and (ii) bank guarantees, letters of credit and/or cash, cash equivalents and other deposits securing bank guarantees or letters of credit (and reimbursement obligations in respect of the foregoing), in each case securing or otherwise supporting the obligations described in clause (i) above, or otherwise securing or supporting the obligations described in this clause (ii);

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any of its Subsidiaries;

(f) banker’s liens and rights of set-off;

(g) Liens on any property or assets of any Person existing at the time such assets are acquired or such Person becomes a Subsidiary or is merged, amalgamated or consolidated with or into a Subsidiary (plus any modifications, refinancing, refundings, renewals, replacements and extensions of any such Liens so long as any such modification, refinancing, refunding, renewal, replacement or extension does not extend the Liens to any additional assets beyond the assets subject to such lien immediately prior to such modification, refinancing, refunding, renewal, replacement or extension unless any such extension of Liens to additional assets would itself be a Permitted Encumbrance or otherwise permitted pursuant to the terms of this Agreement) and, in each case, not created in contemplation of or in connection with such event; provided that the property covered thereby is not changed in category or scope after such acquisition or after such Person becoming a Subsidiary;

(h) Liens securing payments of obligations that are not Indebtedness under leases entered into in the ordinary course of business;

(i) (x) Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and other similar liens arising in the ordinary course of business, (y) Liens of sellers of goods to Company or any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business and (z) to the extent, if any, constituting a Lien, Liens consisting of an agreement to sell, transfer, convey, lease or otherwise dispose of any asset or property or any negative pledge on or with respect to such asset or property in favor of the buyer thereof; and

(j) Liens in favor of the United States or any state or municipality thereof, or in favor of any other country or political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price, or, in the case of real property, the cost of construction, of the assets subject to such Liens, including, without limitation, such Liens incurred in connection with pollution control, industrial revenue, tax increment or similar financing.

“Permitted Holder Guarantor” has the meaning specified in Section 8.16(c).

“Permitted Holder Guarantor Election” has the meaning specified in Section 8.16(c).

“Permitted Holders” means:

(a) any of the Sponsors;

(b) each of the Affiliates and investment managers of the Brookfield Sponsor;

(c) any fund, account or co-investment side-car vehicle managed by any of the Persons described in clauses (a) or (b);

(d) any employee benefit plan of the Borrower and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan;

(e) any investment vehicles of members of management of the Borrower; provided that each of (i) natural persons and (ii) the Borrower shall be excluded from this clause (e);

(f) any Affiliate of the GATX Sponsor that is Controlled by the GATX Sponsor;

(g) any entity that is Controlled by an entity described in any of clauses (a) through (f);

(h) any Person (whether directly or indirectly through one or more of its Affiliates) that at the time immediately prior to acquiring Control of the Borrower (i) is experienced in investing in the transportation rental and leasing business (including, but not limited to railroad cars, boxcars, tank cars, hopper cars, flatcars, gondola cars, pressure differential cars and other specialty railcars) and (ii) (x) has (or is a direct or indirect subsidiary of a Person who has) a net worth or market capitalization of $500,000,000 or more or (y) has an external investment grade rating (with no potential or threatened downgrade thereof from the rating agency providing such external investment grade rating); and

(i) any one or more direct or indirect parent companies of the Borrower in which any combination of the Permitted Holders described in clauses (a) through (h), directly or indirectly, owns a majority of such parent company’s voting equity interests.

“Permitted Refinancing Indebtedness” has the meaning specified in Section 5.02(f)(vii).

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means any employee pension benefit plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means, for any day, the rate of interest in effect for such day as announced publicly from time to time by Agent as its prime rate (whether or not such rate is actually charged by Agent), which is not intended to be Agent’s lowest or most favorable rate of interest at any one time. Agent may make commercial loans or other loans at rates of interest at, above or below the Prime Rate. Any change in the Prime Rate announced by Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Process Agent” has the meaning specified in Section 8.11(a).

“Projections” has the meaning specified in Section 4.01(k).

“Public Debt Rating” shall mean, as of any date, the rating that has been most recently announced by either S&P or Moody’s, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by:

(a) the GATX Guarantor at any time that:

(i) the GATX Guarantor continues to hold any direct or indirect Equity Interest in the Borrower, and

(ii) the Borrower has not elected in a writing delivered to the Agent to have the Brookfield Guarantor, Permitted Holder Guarantor, or the Borrower be the applicable entity for purposes of determining the Public Debt Rating (the “Rating Election”);

(b) the Brookfield Guarantor, if a Rating Election has occurred electing the Brookfield Guarantor and the Brookfield Guarantor Election has been made;

(c) the Permitted Holder Guarantor, if a Rating Election has occurred electing the Permitted Holder Guarantor and the Permitted Holder Guarantor Election has been made; or

(d) the Borrower, if:

(i) a Rating Election has occurred electing the Borrower,

(ii) neither the GATX Sponsor, the Brookfield Sponsor nor a Specified Permitted Holder owns (directly or indirectly) any Equity Interest in the Borrower, or

(iii) neither clause (a), (b) nor (c) above then applies,

or, in each case, if any such rating agency shall have issued more than one such rating, the lowest such rating issued by such rating agency.

For purposes of the foregoing, (1) if only one of S&P and Moody’s shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage shall be determined by reference to the available rating; (2) if neither S&P nor Moody’s shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage will be set in accordance with Level 5 under the caption “Public Debt Rating S&P/Moody’s” in the definition “Applicable Margin”; (3) if the ratings established by S&P and Moody’s shall fall within different levels, the Applicable Margin and the Applicable Percentage shall be based upon the higher rating unless such ratings differ by two or more levels, in which case the applicable level will be deemed to be one level below the higher of such levels; (4) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (5) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.

“Purchase Agreement” means that certain purchase agreement dated as of May 29, 2025 by and among Wells Fargo, Everen Capital Corporation, BLFX Leasing Holdings LLC, GATX Rail Locomotive Group, L.L.C., GATX Guarantor, and Borrower (as amended, restated, supplemented or otherwise modified from time to time, and together with all exhibits, schedules and disclosure letters thereto).

“Purchase Agreement Financials” means:

(a) the audited annual financial statements of the Business (as defined in the Purchase Agreement) as of and for the years ended December 31, 2023, and December 31, 2024; and

(b) the unaudited interim financial statements of the Business (as defined in the Purchase Agreement) as of June 30, 2025 and December 31, 2024, and for the six months ended June 30, 2025 and June 30, 2024, and for the nine months ended September 30, 2024 and September 30, 2025.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 8.19.

“Rail Portfolio Management Services Agreement” means that certain management services agreement, dated as of December 31, 2025, by and among GATX Corporation, a New York corporation, the Borrower, and Michigan U.S. Holdings LP, a Delaware limited partnership (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Ratable Share” of any amount means, with respect to any Lender at any time:

(a) with respect to all payments and computations relating to the Term Advances of a given Class of any Lender, the product of (x) a fraction the numerator of which is the amount of such Lender’s Term Commitment (or upon funding of the Term Advances, the outstanding principal amount of such Lender’s Term Advances) for such Class at such time and the denominator of which is the aggregate Term Commitments (or upon funding of the Term Advances, the outstanding principal amount of the Term Advances) for such Class at such time and (y) such amount; and

(b) with respect to all payments and computations relating to the Revolving Credit Advances of a given Class of any Revolving Lender and any Letters of Credit issued or participations purchased therein by any Revolving Lender or any participations in any Swing Line Advances purchased by any Revolving Lender, the product of (x) a fraction the numerator of which is the amount of such Revolving Lender’s Revolving Credit Commitment and Revolving Credit Advances for such Class at such time and the denominator of which is the aggregate Revolving Credit Commitments and Revolving Credit Advances for such Class at such time and (y) such amount.

“Rating Election” has the meaning specified in the definition “Public Debt Rating”.

“Refinancing Advances” means one or more Classes of Advances that result from a Refinancing Amendment.

“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Agent and the Borrower executed by each of (a) the Borrower, (b) the Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Refinancing Advances or Refinancing Commitments being incurred or provided pursuant thereto, in accordance with Section 2.19(a).

“Refinancing Commitments” means one or more Classes of Commitments hereunder that result from a Refinancing Amendment.

“Refinancing Revolving Advances” means one or more Classes of Revolving Credit Advances that result from a Refinancing Amendment.

“Refinancing Revolving Commitments” means one or more Classes of Revolving Credit Commitments hereunder that result from a Refinancing Amendment.

“Refinancing Term Advances” means one or more Classes of Term Advances that result from a Refinancing Amendment.

“Refinancing Term Commitments” means one or more Classes of Term Commitments hereunder that result from a Refinancing Amendment.

“Register” has the meaning specified in Section 8.07(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” has the meaning specified in Section 2.22(f).

“Removal Effective Date” has the meaning specified in Section 7.07(b).

“Required Facility Lenders” means , with respect to one or more Facilities (other than any Revolving Credit Facility), at any time Lenders owed at least fifty percent (50%) of the then aggregate unpaid principal amount of the Advances owing to Lenders under such Facility or Facilities, or, if no such principal amount is then outstanding, Lenders holding at least fifty percent (50%) of the Commitments under such Facility or Facilities; provided that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Facility Lenders at such time the Advances owing to or Commitments of such Defaulting Lender under such Facility or Facilities at such time.

“Required Lenders” means at any time Lenders owed at least fifty percent (50%) of the then aggregate unpaid principal amount of the Advances owing to Lenders, or, if no such principal amount is then outstanding, Lenders holding at least fifty percent (50%) of the Commitments; provided that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time the Advances owing to or Commitments of such Defaulting Lender at such time.

“Required Revolving Lenders” means at any time Lenders owed at least fifty percent (50%) of the then aggregate unpaid principal amount of the Revolving Credit Advances owing to Lenders, or, if no such principal amount is then outstanding, Lenders holding at least fifty percent (50%) of the Revolving Credit Commitments; provided that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Revolving Lenders at such time the Advances owing to or Revolving Credit Commitments of such Defaulting Lender at such time.

“Resignation Effective Date” has the meaning specified in Section 7.07(a).

“Responsible Officer” means, with respect to a Person, the chief executive officer, chief operating officer, president, vice president, chief financial officer, treasurer, assistant treasurer, accounting officer, controller or other similar officer or Person performing similar functions, of such Person. With respect to any document delivered by the Borrower or the GATX Guarantor on the Escrow Funding Date, Responsible Officer includes any secretary or assistant secretary of such Person. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower or the GATX Guarantor shall be conclusively presumed to have been authorized by all necessary corporate, partnership or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Restricted Payment” has the meaning specified in Section 5.02(g).

“Revolving Commitment Fees” has the meaning specified in Section 2.04(b).

“Revolving Commitment Increase” has the meaning specified in Section 2.23(a).

“Revolving Credit Advance” means an advance by a Revolving Lender to the Borrower as part of a Revolving Credit Borrowing under Section 2.01(a)(ii), or by an Issuing Bank in accordance with Section 2.03(c), and refers to a Base Rate Advance or a SOFR Advance (each of which shall be a Type of Advance).

“Revolving Credit Borrowing” means any Facility consisting of Revolving Credit Advances and Revolving Credit Commitments.

“Revolving Credit Commitment” means as to any Revolving Lender (a) the amount set forth opposite such Revolving Lender’s name on Schedule I hereto as such Revolving Lender’s “Revolving Credit Commitment”, (b) if a Revolving Lender has entered into any Assignment and Assumption, the amount set forth for such Revolving Lender in the Register maintained by the Agent pursuant to Section 8.07(c), as such amount may be reduced pursuant to Section 2.05, or (c) if such Revolving Lender has agreed to provide any part of an Incremental Revolving Facility, Refinancing Revolving Commitment or Extended Commitment that is a Revolving Credit Commitment, the amount set forth in the Incremental Amendment, Refinancing Amendment, Extension Offer, or Extension Amendment (as applicable) entered into in connection therewith. The initial aggregate amount of the Revolving Credit Commitments as of the Closing Date was $250,000,000.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Lenders’ Revolving Credit Commitments at such time.

“Revolving Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor to its rating agency business.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any comprehensive territorial Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or any Person in which such listed Person owns, directly or indirectly, a fifty percent (50%) or greater interest, or (b) any Person permanently located, organized or resident in a Sanctioned Country.

“Sanctions” means economic or financial sanctions, trade embargoes, imposed, administered or enforced from time to time by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or, the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom.

“Secured Nonrecourse Obligations” means (a) secured obligations of the Borrower or any Subsidiary taken on a consolidated basis where recourse of the payee of such obligations is expressly limited to an assigned lease or loan receivable and the property related thereto, (b) debt of Single Transaction Subsidiaries or (c) liabilities of the Borrower or any Subsidiary taken on a consolidated basis to manufacturers of leased equipment where such liabilities are payable solely out of revenues derived from the leasing or sale of such equipment; excluding, however, nonrecourse obligations incurred in connection with leveraged lease transactions as determined in accordance with GAAP.

“Similar Business” means (a) any industry, business, service or other activity engaged in or proposed to be engaged in by the Borrower or any Subsidiary on the Escrow Release Date (after giving effect to the Closing Date Transactions), including, without limitation, the business of leasing, investing in, operating, financing and selling transportation, industrial and commercial equipment and commercial and other real estate investment property and companies and activities related thereto, and any industry, business, service or other activity that is reasonably similar, ancillary, complementary or related to, synergistic with, or a reasonable extension, development or expansion of, any of the foregoing, in the case of each of the foregoing, as determined in the good faith judgment of the Borrower, (b) any industry, business, service or other activity that, in the good faith judgment of the Borrower, constitutes a reasonable diversification of one or more industries in which the Borrower or any Subsidiary is engaged, or of any businesses, services or other activities conducted by the Borrower or any Subsidiary, including, but not limited to, any industry, business, service or other activity engaged in by any Person within or ancillary to the horizontal or vertical supply chains of the Borrower or any Subsidiary (or any of branch or division thereof), and (c) such other industries, businesses, services or other activities to which the Agent may consent (such consent not to be unreasonably withheld, conditioned or delayed).

“Single Transaction Subsidiary” means any Subsidiary whose assets consist solely of financing transactions and the proceeds thereof with one or more obligors where the obligations of such Subsidiary are not guaranteed by the Borrower or any other Subsidiary and for which neither the Borrower nor such other Subsidiary is liable.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).

“Specified Event of Default” means an Event of Default under Section 6.01(a), Section 6.01(g) or Section 6.01(h) (in each case, solely with respect to the Borrower).

“Specified Permitted Holder” means any Permitted Holder under clause (h) of the definition “Permitted Holder” that Controls the Borrower or that owns fifty percent (50%) or more of aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower.

“Specified Purchase Agreement Representations” means such of the representations and warranties made by the Sellers (as that term is defined in the Purchase Agreement) or with respect to the Sellers and their respective subsidiaries in the Purchase Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower or any of its Affiliates has the right, pursuant to the Purchase Agreement, to terminate its (or such Affiliates’) obligations under the Purchase Agreement or to decline to consummate the Closing Date Transactions (in each case, in accordance with the terms thereof) as a result of a breach of such representations and warranties.

“Specified Representations” means those representations and warranties made (a) by the Borrower (i) in Sections 4.01(a) (with respect to the organizational existence, power and authority of the Borrower only), 4.01(b), 4.01(c)(ii) (with respect to the charter, by-laws or other organizational documents of the Borrower only and as related to the borrowing under, guaranteeing under, and performance of this Agreement by the Borrower only), 4.01(h), and 4.01(l), 4.01(m)(i), 4.01(n) and (ii) as set forth in the certificates delivered pursuant to Sections 3.01(a)(v) and 3.02(c)(i)(x) (solely with respect to any Advance or Letter of Credit made on the Closing Date) and (b) by the GATX Guarantor in Sections 3.1 to 3.4 (inclusive) of the GATX Guaranty; provided that, for the purposes of this definition, any reference to “Material Adverse Effect” in any Section referred to herein shall be replaced with a reference to “Closing Date Material Adverse Effect”.

“Sponsors” means, collectively, the Brookfield Sponsor and the GATX Sponsor.

“Subsidiary” means, with respect to any Person (the “Parent”) at any date, any other Person that, as of such date, the accounts of which would be consolidated with those of the Parent in the Parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other Person of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held. Unless context requires otherwise, the term Subsidiary refers to any Subsidiary of the Borrower.

“Swing Line Advance” means an advance made by any Swing Line Bank pursuant to Section 2.01(c) or any Lender pursuant to Section 2.02(b).

“Swing Line Bank” means Wells Fargo, any other Lender that expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Swing Line Bank and notifies the Agent and Borrower of its Swing Line Commitment in writing, or their respective successors and assigns.

“Swing Line Borrowing” means a borrowing consisting of a Swing Line Advance made by any Swing Line Bank.

“Swing Line Commitment” means with respect to any Swing Line Bank at any time the amount set forth opposite such Swing Line Bank’s name on Schedule I hereto, as such amount may be reduced pursuant to Section 2.05.

“Swing Line Facility” has the meaning specified in Section 2.01(c).

“Tax Distributions” shall mean, with respect to any Tax period ending after the Closing Date in which (a) the Borrower, or any of its Subsidiaries are members of a consolidated, combined, unitary or similar income Tax group for income Tax purposes (a “Tax Group”), or (b) the Borrower is treated as a partnership or other flow-through entity for U.S. federal income Tax purposes, an amount that is sufficient to permit Persons that are direct or indirect holders of Equity Interests in Borrower to pay, on a quarterly basis, the U.S. federal, state or local income Taxes of such Persons (or, if any such Person is a member of a Tax Group, the U.S. federal, state or local income Taxes of such Tax Group), in each case, to the extent such Taxes are attributable to the assets and operations of Borrower and its Subsidiaries; provided that, to the extent clause (a) of this definition is applicable for any Tax period, the amount of distributions with respect to any such Tax period shall not exceed the excess of (i) the amount of income Taxes that would have been payable by the Borrower and its Subsidiaries, as applicable, with respect to such Tax period had they been taxed as a standalone entity or a standalone Tax Group, as applicable, over (ii) the amount of income Taxes paid by the Borrower and its Subsidiaries, as applicable, to Governmental Authorities with respect to such Tax period, and, to the extent clause (b) of this definition is applicable for any Tax period, the amount of distributions with respect to any such Tax period shall assume such Person (or, if such Person is treated as a partnership (or other flow-through entity) for U.S. federal income Tax purposes, such Peron’s direct or indirect members) is subject to the Applicable Tax Rate.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Advance” means an Advance in respective of a Term Facility.

“Term Borrowing” means a Borrowing of any Term Advances.

“Term Commitment” means, as to any Lender (a) the amount set forth opposite such Lender’s name on Schedule I hereto as such Lender’s “Term Commitment”, (b) if such Lender has entered into any Assignment and Assumption, the amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(c), as such amount may be reduced pursuant to Section 2.05, or (c) if a Lender has agreed to provide any part of an Incremental Term Facility, Refinancing Term Commitment or Extended Commitment that is a Term Commitment, the amount set forth in the Incremental Amendment, Refinancing Amendment, Extension Offer, or Extension Amendment (as applicable) entered into in connection therewith. The initial aggregate amount of the Term Commitments as of the Escrow Funding Date was $2,958,984,341.

“Term Facility” means any Facility consisting of Term Advances and Term Commitments.

“Term Lender” means, at any time, any Lender that has a Term Commitment at such time.

“Term SOFR” means,

(a) for any calculation with respect to a SOFR Advance, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to a Base Rate Advance or Swing Line Advance on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Term SOFR Swing Line Advance” means a Swing Line Advance that bears interest as provided in Section 2.07(a)(iii)(B).

“Test Period” means, for any date of determination, the most recent period of four consecutive fiscal quarters of the Borrower (or, at any time that the Fixed Charge Coverage Ratio is being tested, the GATX Guarantor) then ended for which its financial statements have been or were required to be delivered pursuant to the Loan Documents.

“Total Assets” means, as of the date of any determination thereof, total assets of the Borrower and its consolidated Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Total Debt” means, as of any date of determination and without duplication, with respect to the Borrower and its consolidated Subsidiaries, the aggregate principal amount of Indebtedness under clauses (a) and (h) of the definition thereof. For the avoidance of doubt, Indebtedness consisting of obligations under any Hedging Agreement shall not be included in the calculation of Total Debt.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Advances, the issuance of Letters of Credit and the use of the proceeds thereof.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.14(g).

“Unadjusted Benchmark Replacement” has the meaning specified in Section 2.22(f).

“United States” and “U.S.” mean the United States of America; and “State” means any state thereof.

“Unused Revolving Credit Commitment” means, with respect to each Revolving Lender at any time, (a) such Revolving Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Advances made by such Revolving Lender (in its capacity as a Revolving Lender) and outstanding at such time, plus (ii) such Revolving Lender’s Ratable Share of (A) the aggregate Available Amount of all the Letters of Credit outstanding at such time, (B) the aggregate principal amount of all Advances made by each Issuing Bank pursuant to Section 2.03(c) that have not been ratably funded by such Revolving Lender and outstanding at such time and (C) the aggregate principal amount of all Swing Line Advances then outstanding, in each case after giving effect to any adjustments made in accordance with Section 2.20(a).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, at any date, the quotient obtained by dividing (a) the sum of the products of the number of years (calculated to the nearest one-twelfth) from the date of determination to the date of each successive scheduled principal payment of such Indebtedness, multiplied by the amount of such payment, by (b) the sum of all such payments; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being refinanced pursuant to Section 5.02(f)(vii) (the “Applicable Indebtedness”), the effects of any amortization or prepayments made on such Applicable Indebtedness prior to the date of the applicable refinancing will be disregarded.

“Withholding Agent” means the Borrower and the Agent.

Section 1.02 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

Section 1.03 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP in effect from time to time. All computations determining compliance with financial covenants or terms shall be prepared in accordance with GAAP in effect from time to time. If at any time any change in GAAP or the required adoption by the Borrower of international financial reporting standards would affect the computation of any financial ratio or requirement set forth in this Agreement, and either the Borrower or the Required Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or the adoption of such international financial reporting standards (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein or the adoption of such international financial reporting standards and (ii) the Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP or the adoption of such international financial reporting standards.

Section 1.04 Divisions. For all purposes under this Agreement, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its equity interests at such time.

Section 1.05 Rates. The Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.06 Limited Condition Transactions. Notwithstanding anything in this Agreement or any Loan Document to the contrary, when (a) calculating any applicable ratio, Financial Covenant or any component thereof (including the Asset Coverage Ratio or any component thereof) in connection with incurrence of Indebtedness, the creation of Liens, the making of any asset sale or other disposition, or the making of an investment, the making of a Restricted Payment, or the repayment, repurchase, redemption or otherwise of Indebtedness, or compliance with any other provision or basket in any Loan Document, (b) determining compliance with any provision of this Agreement which requires that no Default, Event of Default or Specified Event of Default has occurred, is continuing or would result therefrom, (c) determining compliance with any provision of this Agreement which requires compliance with any representations and warranties set forth herein, or (d) the satisfaction of all other conditions precedent to the incurrence of Indebtedness, the creation of Liens, the making of any asset sale or other disposition, the making of an investment, the making of a Restricted Payment, or the repayment, repurchase, redemption or otherwise of Indebtedness, or compliance with any other provision or basket in any Loan Document, in each case under clauses (a) through (d) in connection with a Limited Condition Transaction, the date of determination of such ratio or other test or provisions, determination of whether any Default, Event of Default or Specified Event of Default has occurred, is continuing or would result therefrom, determination of compliance with any representations or warranties or the satisfaction of any other conditions shall, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election” (and to the extent the Borrower makes a LCT Election it shall promptly notify the Agent of such LCT Election)), be deemed to be (i) in the case of an acquisition or other Investment, the date the definitive agreements for such acquisition or other Investment are entered into, (ii) in the case of any redemption, repurchase or repayment of Indebtedness, the date of such advance notice or offer and (iii) in the case of any declaration of a Restricted Payment, the date of such declaration, advance notice or offer, (the “LCT Test Date”). If on a pro forma basis after giving effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) such ratios and other provisions are calculated as if such Limited Condition Transaction or other transactions had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date for which financial statements are available, the Borrower could have taken such action on the relevant LCT Test Date in compliance with the applicable ratios, test or other provisions, such ratios, test and other provisions shall be deemed to have been complied with. Notwithstanding anything to the contrary in any Loan Document, (i) if any of such ratios, tests or other provisions are exceeded or breached as a result of fluctuations in such ratio (including due to fluctuations in any components of such ratio), test or other provisions at or prior to the consummation of the relevant Limited Condition Transaction, such ratios, tests and other provisions will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction is permitted hereunder and (ii) such ratios, tests, other provisions, and compliance with such conditions shall not be tested at the time of consummation of such Limited Condition Transaction or related transactions. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or “basket” availability with respect to any other transaction on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction (or the announcement by the Borrower that such Limited Condition Transaction shall not be consummated), any such ratio, test, “basket” or other provision shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) had been consummated at the beginning of the most recent Test Period ending prior to the LCT Test Date; provided that for purposes of any such calculation of the Fixed Charge Coverage Ratio, Interest Expense will be calculated using an assumed interest rate for the Indebtedness to be incurred in connection with such Limited Condition Transaction based on the indicative interest margin contained in any financing commitment documentation with respect to such Indebtedness or, if no such indicative interest margin exists, as reasonably determined by the Borrower in good faith. Notwithstanding anything in this Agreement or any Loan Document to the contrary, if the Borrower or its Subsidiaries (x) incurs Indebtedness, creates Liens, makes asset sales or other dispositions, makes investments, makes Restricted Payment or repays, redeems, repurchases or otherwise any Indebtedness in connection with any Limited Condition Transaction under a ratio-based test, “basket” or other provision and (y) incurs Indebtedness, creates Liens, makes dispositions, investments, Restricted Payments, or repays, redeems, repurchases or otherwise any Indebtedness, in connection with such Limited Condition Transaction under a non-ratio-based “basket”, then the applicable ratio will be calculated with respect to any such action under the applicable ratio-based “basket” without regard to any such action under such non-ratio-based “basket” made in connection with such Limited Condition Transaction.

Section 1.07 Other Definitional Provisions; Rules of Construction.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Provisions apply to successive events and transactions.

(c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms; “or” is not exclusive.

(d) As used herein and in the other Loan Documents, references to agreements shall, unless otherwise specified, be deemed to refer to such agreements as amended, restated, amended and restated, replaced, refinanced, extended, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, restatements, replacements, refinancings, extensions, supplements or other modifications set forth herein or in any other Loan Document). Any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law shall, unless otherwise specified, refer to such law as amended, supplemented or otherwise modified from time to time.

(e) The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(f) Any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns.

Section 1.08 Cashless Rollovers. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, any Lender may exchange, continue or rollover all of the portion of its Advances and Commitments under any Facility in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement or any other Loan Document, pursuant to a cashless settlement mechanism approved by the Borrower, the Agent, and such Lender.

ARTICLE 2

AMOUNTS AND TERMS OF THE ADVANCES AND LETTERS OF CREDIT

Section 2.01 The Advances and Letters of Credit.

(a)

(i) Term Advances. Each Term Lender severally agrees, on the terms and conditions hereinafter set forth, to make one Term Advance to the Borrower in Dollars on the Escrow Funding Date in an aggregate principal amount not to exceed such Term Lender’s Term Commitment. Amounts borrowed under this Section 2.01(a)(i) and prepaid or repaid may not be reborrowed.

(ii) Revolving Advances. Each Revolving Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Credit Advances to the Borrower from time to time on any Business Day during the period from the Escrow Funding Date until the Maturity Date applicable to such Revolving Lender in an amount not to exceed at any time such Revolving Lender’s Unused Revolving Credit Commitment. Each Borrowing shall be in an aggregate amount of $1,000,000 or an integral multiple of $1,000,000 in excess thereof and shall consist of Revolving Credit Advances of the same Type made on the same day by the Revolving Lenders ratably according to their respective Revolving Credit Commitments. Within the limits of each Revolving Lender’s Revolving Credit Commitment, the Borrower may borrow under this Section 2.01(a)(ii), prepay pursuant to Section 2.10 and reborrow under this Section 2.01(a)(ii).

(b) Letters of Credit. Each Issuing Bank agrees, on the terms and conditions hereinafter set forth, to issue letters of credit (each, a “Letter of Credit”) for the account of the Borrower from time to time on any Business Day during the period from the Escrow Funding Date until 30 days before the final Maturity Date in an aggregate Available Amount (i) for all Letters of Credit not to exceed at any time the Letter of Credit Facility at such time, (ii) for all Letters of Credit issued by each Issuing Bank not to exceed at any time the lesser of such Issuing Bank’s Letter of Credit Commitment at such time and such Issuing Bank’s Unused Revolving Credit Commitment at such time and (iii) for each such Letter of Credit not to exceed an amount equal to the Unused Revolving Credit Commitments of the Revolving Lenders at such time. Each Letter of Credit shall be for an amount of $40,000 or more. No Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than the earlier of (x) the date that is one year after the date of issuance thereof or (y) five (5) Business Days prior to the Maturity Date; provided that no Letter of Credit may expire after the replacement of any Non-Consenting Lender that is a Revolving Lender pursuant to Section 2.21(a) if, after giving effect to such issuance, the aggregate Revolving Credit Commitments of the Consenting Lenders that are Revolving Lenders (including any replacement Revolving Lenders) for the period following such date would be less than the sum of the Available Amount of the Letters of Credit expiring after such date plus the aggregate outstanding Revolving Credit Advances of the Consenting Lenders that are Revolving Lenders. Within the limits referred to above, the Borrower may request the issuance of Letters of Credit under this Section 2.01(b), repay any Revolving Credit Advances resulting from drawings thereunder pursuant to Section 2.03(c) and request the issuance of additional Letters of Credit under this Section 2.01(b).

(c) The Swing Line Advances. Each Swing Line Bank severally agrees, on the terms and conditions hereinafter set forth, to make Swing Line Advances to the Borrower from time to time on any Business Day during the period from the Escrow Funding Date until the Maturity Date applicable to such Swing Line Bank (i) in an aggregate amount not to exceed at any time outstanding (x) the lesser of such Swing Line Bank’s Swing Line Commitment and such Swing Line Bank’s Unused Revolving Credit Commitment at such time or (y) for all Swing Line Advances, $50,000,000 (the “Swing Line Facility”) and (ii) in an amount for each such Advance not to exceed the aggregate Unused Revolving Credit Commitments of the Revolving Lenders at such time. No Swing Line Advance shall be used for the purpose of funding the payment of principal of any other Swing Line Advance. Each Swing Line Borrowing shall be in an amount of $1,000,000 or an integral multiple of $1,000,000 in excess thereof. Within the limits referred to above, the Borrower may borrow under this Section 2.01(c), prepay pursuant to Section 2.10 and reborrow under this Section 2.01(c).

Section 2.02 Making the Advances.

(a)

(i) Each Term Borrowing shall be made on notice, given not later than (x) 11:00 A.M. (New York City time) on the third (3rd) U.S. Government Securities Business Day prior to the date of the proposed Term Borrowing in the case of a Term Borrowing consisting of SOFR Advances or (y) 11:00 A.M. (New York City time) on the date of the proposed Term Borrowing in the case of a Term Borrowing consisting of Base Rate Advances, by the Borrower to the Agent, which shall give to each Lender prompt notice thereof. Each such notice of a Term Borrowing (a “Notice of Term Borrowing”) shall be by telephone, confirmed promptly in writing, in substantially the form of Exhibit B-I hereto, specifying therein the requested (A) date of such Term Borrowing, (B) Type of Advances comprising such Term Borrowing, (C) aggregate amount of such Term Borrowing, and (D) in the case of a Term Borrowing consisting of SOFR Advances, initial Interest Period for each such Advance. Each Term Lender shall, before 2:00 P.M. (New York City time) on the date of such Term Borrowing make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, such Term Lender’s ratable portion of such Term Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article 3, the Agent will make such funds available to the Borrower at the Borrower’s account as specified in writing by a Responsible Officer of the Borrower.

(ii) Except as otherwise provided in Section 2.02(b) or Section 2.03(c), each Revolving Credit Borrowing shall be made on notice, given not later than (x) 1:00 P.M. (New York City time) on the third (3rd) U.S. Government Securities Business Day prior to the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of SOFR Advances or (y) 1:00 P.M. (New York City time) on the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Base Rate Advances, by the Borrower to the Agent, which shall give to each Revolving Lender prompt notice thereof in writing. Each such notice of a Revolving Credit Borrowing (a “Notice of Revolving Credit Borrowing”) shall be by telephone, confirmed promptly in writing in substantially the form of Exhibit B-II hereto, specifying therein the requested (i) date of such Revolving Credit Borrowing, (ii) Type of Advances comprising such Revolving Credit Borrowing, (iii) aggregate amount of such Revolving Credit Borrowing, and (iv) in the case of a Revolving Credit Borrowing consisting of SOFR Advances, initial Interest Period for each such Advance. Each Revolving Lender shall, before 3:00 P.M. (New York

City time) on the date of such Revolving Credit Borrowing make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, such Revolving Lender’s ratable portion of such Revolving Credit Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article 3, the Agent will make such funds available to the Borrower at the Borrower’s account as specified in writing by a Responsible Officer of the Borrower; provided, however, that the Agent shall first make a portion of such funds equal to the aggregate principal amount of any Swing Line Advances made by the Swing Line Banks and by any other Revolving Lenders and outstanding on the date of such Revolving Credit Borrowing, plus interest accrued and unpaid thereon to and as of such date, available to the Swing Line Banks and such other Revolving Lenders for repayment of such Swing Line Advances.

(b) Each Swing Line Borrowing shall be made on notice, given not later than 3:00 P.M. (New York City time) on the date of the proposed Swing Line Borrowing by the Borrower to each Swing Line Bank and the Agent, of which the Agent shall give prompt notice to the Revolving Lenders. Each such notice of a Swing Line Borrowing (a “Notice of Swing Line Borrowing”) shall be by telephone, confirmed promptly in writing in substantially the form of Exhibit B-III hereto, specifying therein the requested (i) date of such Swing Line Borrowing, (ii) amount of such Swing Line Borrowing, (iii) maturity of such Swing Line Borrowing (which maturity shall be no later than the fifth (5th) Business Day after the requested date of such Swing Line Borrowing) and (iv) whether such Swing Line Borrowing will bear interest as a Fed Funds Swing Line Advance or a Term SOFR Swing Line Advance. Each Swing Line Bank shall, before 5:00 P.M. (New York City time) on the date of such Swing Line Borrowing, make such Swing Line Bank’s ratable portion of such Swing Line Borrowing available (based on the respective Swing Line Commitments of the Swing Line Banks) to the Agent at the Agent’s Account, in same day funds. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article 3, the Agent will make such funds available to the Borrower at the Borrower’s account as specified in writing by a Responsible Officer of the Borrower. Upon written demand by any Swing Line Bank with a Swing Line Advance, with a copy of such demand to the Agent, each other Revolving Lender will purchase from such Swing Line Bank, and such Swing Line Bank shall sell and assign to each such other Lender, such other Revolving Lender’s Ratable Share of such outstanding Swing Line Advance, by making available for the account of its Applicable Lending Office to the Agent for the account of such Swing Line Bank, by deposit to the Agent’s Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Swing Line Advance to be purchased by such Revolving Lender. The Borrower hereby agrees to each such sale and assignment. Each Revolving Lender agrees to purchase its Ratable Share of an outstanding Swing Line Advance on (A) the Business Day on which demand therefor is made by the Swing Line Bank which made such Advance; provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day or (B) the first (1st) Business Day next succeeding such demand if notice of such demand is given after such time. Upon any such assignment by Swing Line Bank to any other Revolving Lender of a portion of a Swing Line Advance, such Swing Line Bank represents and warrants to such other Revolving Lender that such Swing Line Bank is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such Swing Line Advance, this Agreement, the Notes or the Borrower. If and to the extent that any Revolving Lender shall not have so made the amount of such Swing Line Advance available to the Agent, such Revolving Lender agrees to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date such Revolving Lender is required to have made such amount available to the Agent until the date such amount is paid to the Agent, at the Federal Funds Rate. If such Revolving Lender shall pay to the Agent such amount for the account of such Swing Line Bank on any Business Day, such amount so paid in respect of principal shall constitute a Swing Line Advance made by such Revolving Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Swing Line Advance made by such Swing Line Bank shall be reduced by such amount on such Business Day.

(c) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select SOFR Advances for any Borrowing if the aggregate amount of such Borrowing is less than $1,000,000 or if the obligation of the Lenders to make SOFR Advances shall then be suspended pursuant to Section 2.08 or 2.12 and (ii) the SOFR Advances may not be outstanding as part of more than six separate Borrowings.

(d) Each Notice of Borrowing shall be irrevocable and binding on the Borrower except as otherwise expressly provided in this Agreement. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of SOFR Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article 3, including, without limitation, any loss (excluding loss of anticipated profits (including the Applicable Margin)), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article 3.

(e) Unless the Agent shall have received notice from a Lender or a Swing Line Bank prior to the time of any applicable Borrowing that such Lender or Swing Line Bank will not make available to the Agent such Lender’s ratable portion of such Borrowing, the Agent may assume that such Lender or Swing Line Bank has made such portion available to the Agent on the date of such Borrowing in accordance with clause (a) or (b) of this Section 2.02, as applicable, and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender or Swing Line Bank shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to the Advances comprising such Borrowing and (ii) in the case of such Lender or Swing Line Bank, the Federal Funds Rate. If such Lender or Swing Line Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s or Swing Line Bank’s Advance as part of such Borrowing for purposes of this Agreement.

(f) The failure of any Lender or Swing Line Bank to make the applicable Advance to be made by it as part of any Borrowing shall not relieve any other Lender or Swing Line Bank, as applicable, of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender or Swing Line Bank shall be responsible for the failure of any other Lender or Swing Line Bank to make the Advance to be made by such other Lender or Swing Line Bank, as applicable, on the date of any Borrowing.

Section 2.03 Issuance of and Drawings and Reimbursement Under Letters of Credit.

(a) Request for Issuance. Each Letter of Credit shall be issued upon notice, given reasonably in advance of the proposed issuance of such Letter of Credit (or on such shorter notice as the applicable Issuing Bank may agree), by the Borrower to any Issuing Bank, and such Issuing Bank shall give the Agent prompt notice thereof. Each such notice of issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telephone, confirmed immediately in writing, specifying therein the requested (i) date of such issuance (which shall be a Business Day), (ii) Available Amount of such Letter of Credit, (iii) expiration date of such Letter of Credit (which shall not be later than the earlier of (x) five (5) Business Days prior to the Maturity Date and (y) one year after the issuance thereof), (iv) name and address of the beneficiary of such Letter of Credit and (v) form of such Letter of Credit, and shall be accompanied by such customary application and agreement for letter of credit as such Issuing Bank may specify to the Borrower for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”). If the requested form of such Letter of Credit is acceptable to such Issuing Bank in its sole discretion, such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article 3, make such Letter of Credit available to the Borrower requesting such issuance at its office referred to in Section 8.02 or as otherwise agreed with the Borrower in connection with such issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern. Notwithstanding anything to the contrary in any Loan Document and at the request of the Borrower, any Letter of Credit may contain a statement to the effect that such Letter of Credit is issued for the account of the Borrower or any of its Subsidiaries; provided that notwithstanding such statement, the Borrower shall be the actual account party for all purposes of the Loan Documents for such Letter of Credit and such statement shall not affect the Borrower’s reimbursement obligations hereunder with respect to such Letter of Credit.

Notwithstanding anything to the contrary herein, no Issuing Bank shall have any obligation to issue any Letter of Credit if any order, law, rule or regulation or the interpretation or administration thereof by any Governmental Authority applicable to such Issuing Bank shall restrain, prohibit or otherwise restrict such issuance.

If the Borrower so requests with respect to any Letter of Credit, an Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by an Issuing Bank, the Borrower shall not be required to make a specific request to such Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than five (5) Business Days prior to the Maturity Date. Any request to extend the then-current expiration date of a Letter of Credit that is not an Auto-Extension Letter of Credit shall be made by the Borrower within thirty (30) days prior to the then-current expiration date of such Letter of Credit. Notwithstanding the foregoing, an Issuing Bank shall not permit any such extension if such Issuing Bank has determined that it would not be permitted at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof by reason of (A) the provisions of Section 2.01(b) or (B) the failure of one or more of the applicable conditions specified in Section 3.02 to be then satisfied.

If the Borrower desires to request an increase, decrease or other amendment to any Letter of Credit previously issued and outstanding (other than requests to extend the then-current expiration date), the Borrower shall deliver to the respective Issuing Bank and to the Agent (reasonably in advance of the requested date of such amendment) a notice requesting the amendment of such Letter of Credit and specifying the requested date of amendment (which shall be a Business Day), the purpose and nature of the requested amendment and such other information as shall be necessary to amend such Letter of Credit. If requested by the respective Issuing Bank, the Borrower also shall submit a letter of credit amendment application on such Issuing Bank’s standard form and execute and deliver such other agreements, instruments and documents relating to such amendment as may be reasonably requested by the Issuing Bank.

(b) By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, such Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Ratable Share of the aggregate amount available to be drawn under such Letter of Credit. The Borrower hereby agrees to each such participation. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of such Issuing Bank, such Revolving Lender’s Ratable Share of each drawing made under a Letter of Credit funded by such Issuing Bank and not reimbursed by the Borrower on the date made, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Revolving Lender’s Ratable Share of the Available Amount of such Letter of Credit at each time such Revolving Lender’s Revolving Credit Commitment is amended pursuant to the operation of Section 2.19, Section 2.23, an assignment in accordance with Section 8.07 or otherwise pursuant to this Agreement.

(c) Except to the extent that the Borrower has previously provided to the applicable Issuing Bank funds in an amount equal to such draft drawn under a Letter of Credit, the payment by such Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by any such Issuing Bank of a Revolving Credit Advance, which shall be a Base Rate Advance, in the amount of such draft. Each Issuing Bank shall give prompt notice (and such Issuing Bank will use its commercially reasonable efforts to deliver such notice within one (1) Business Day) of each drawing under any Letter of Credit issued by it to the Borrower and the Agent. Upon written demand by such Issuing Bank, with a copy of such demand to the Agent, each Revolving Lender shall pay to the Agent such Revolving Lender’s Ratable Share of such outstanding Revolving Credit Advance, by making available for the account of its Applicable Lending Office to the Agent for the account of such Issuing Bank, by deposit to the Agent’s Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Revolving Credit Advance to be funded by such Revolving Lender. Promptly after receipt thereof, the Agent shall transfer such funds to such Issuing Bank. Each Revolving Lender agrees to fund its Ratable Share of an outstanding Revolving Credit Advance on (i) the Business Day on which demand therefor is made by such Issuing Bank; provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day, or (ii) the first (1st) Business Day next succeeding such demand if notice of such demand is given after such time. If and to the extent that any Revolving Lender shall not have so made the amount of such Revolving Credit Advance available to the Agent, such Revolving Lender agrees to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by any such Issuing Bank until the date such amount is paid to the Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable. If such Revolving Lender shall pay to the Agent such amount for the account of any such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Revolving Credit Advance made by such Revolving Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Revolving Credit Advance made by such Issuing Bank shall be reduced by such amount on such Business Day.

(d) Each Issuing Bank shall furnish (i) to the Agent on the first (1st) Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued by it during the preceding month and drawings during such month under all Letters of Credit and (ii) to the Agent and each Revolving Lender on the first (1st) Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by it.

(e) The failure of any Revolving Lender to make the Revolving Credit Advance to be made by it on the date specified in Section 2.03(c) shall not relieve any other Revolving Lender of its obligation hereunder to make its Revolving Credit Advance on such date, but no Revolving Lender shall be responsible for the failure of any other Revolving Lender to make the Revolving Credit Advance to be made by such other Revolving Lender on such date.

Section 2.04 Fees.

(a) The Borrower shall pay to the Agent, for its own account, the “Administration Fee” as set forth in the Fee Letter, in the amounts and at the times specified therein.

(b) The Borrower agrees to pay to the Agent for the account of each Revolving Lender a revolving facility fee (each a “Revolving Commitment Fee”) on the daily average unused portion of such Revolving Lender’s Revolving Credit Commitment from the Escrow Funding Date in the case of each Initial Lender that is a Revolving Lender and from the effective date specified in the Incremental Amendment, Refinancing Amendment or in the Assignment and Assumption pursuant to which it became a Revolving Lender in the case of each other Revolving Lender until the Maturity Date applicable to such Revolving Lender at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing March 31, 2026, and on the Maturity Date, provided that no Revolving Lender that is a Defaulting Lender shall be entitled to receive any facility fee in respect of its Unused Revolving Credit Commitment for any period during which that Revolving Lender is a Defaulting Lender (and the Borrower shall not be required to pay such fee that otherwise would have been required to have been paid to that Defaulting Lender); provided further, that if any Revolving Commitment Fee is payable on a date that is not a Business Day then such Revolving Commitment Fee shall be due and payable no later than the date that is one (1) Business Day thereafter.

(c) The Borrower shall pay to the Agent for the account of each Revolving Lender a commission on such Revolving Lender’s Ratable Share of the maximum aggregate Available Amount of all Letters of Credit issued and outstanding from time to time (each a “Letter of Credit Fee”) at a rate per annum equal to the Applicable Margin for SOFR Advances and Letter of Credit Fees in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing March 31, 2026, and on the final Maturity Date, and after the Maturity Date payable upon demand; provided that at any time any Revolving Lender is a Defaulting Lender, (i) no Defaulting Lender shall be entitled to receive any such fees or commissions, (ii) to the extent that all or a portion of the L/C Exposure of any Revolving Lender that is a Defaulting Lender is reallocated to the Revolving Lenders that are Non-Defaulting Lenders pursuant to Section 2.20(a), such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Revolving Credit Commitments, and (iii) to the extent that all or any portion of the L/C Exposure cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the Issuing Banks pro rata in accordance with their Ratable Share of the average daily aggregate Available Amount of all Letters of Credit outstanding; provided further, that if any Letter of Credit Fee is payable on a date that is not a Business Day then such Letter of Credit Fee shall be due and payable no later than the date that is one (1) Business Day thereafter.

Section 2.05 Termination or Reduction of Commitments. The Borrower shall have the right, upon at least three (3) Business Days’ notice to the Agent (which shall promptly notify each of the Lenders), to terminate in whole or permanently reduce ratably in part any of the unused Commitments without premium or penalty, provided that each such partial reduction (i) shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) shall be made ratably among the applicable Lenders holding such Commitments.

Section 2.06 Repayment.

(a) The Borrower shall repay to the Agent for the ratable account of each Lender on the Maturity Date the aggregate principal amount of the (i) Term Advances and/or (ii) Revolving Credit Advances made by such Lender and then outstanding together with all accrued and unpaid interest.

(b) The obligations of the Borrower under this Agreement, any Letter of Credit Agreement and any other agreement or instrument, in each case, relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by the Borrower is without prejudice to, and does not constitute a waiver of, any rights the Borrower might have or might acquire as a result of the payment by any Revolving Lender of any draft or the reimbursement by the Borrower thereof):

(i) any lack of validity or enforceability of this Agreement, any Letter of Credit, any Letter of Credit Agreement or any other agreement or instrument, in each case, relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(iii) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank, the Agent, any Revolving Lender or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

(vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of the Borrower in respect of the L/C Related Documents; or

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a Guarantor.

(c) Swing Line Advances. The Borrower shall repay to the Agent for the ratable account of the Swing Line Banks and each other Revolving Lender which has made a Swing Line Advance the outstanding principal amount of each Swing Line Advance made to it by each of them on the earlier of the maturity date specified in the applicable Notice of Swing Line Borrowing (which maturity shall be no later than five (5) Business Days after the requested date of such Borrowing) and the Maturity Date.

Section 2.07 Interest on Advances.

(a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin for Base Rate Advances in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii) SOFR Rate Advances. During such periods as such Advance is a SOFR Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) Term SOFR for such Interest Period for such Advance plus (y) the Applicable Margin for Term SOFR Advances in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such SOFR Advance shall be Converted or paid in full.

(iii) Swing Line Advances. (A) In the case of a Fed Funds Swing Line Advance, a rate per annum equal at all times to the sum of (w) the Federal Funds Rate in effect from time to time plus (x) 0.50 % per annum plus (y) the Applicable Margin for Term SOFR Advances in effect from time to time, and (B) in the case of a Term SOFR Swing Line Advance, a rate per annum equal at all times to the sum of (x) Term SOFR for such Swing Line Advance plus (y) the Applicable Margin for Term SOFR Advances in effect from time to time, in each case payable in arrears the date such Swing Line Advance shall be paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Agent may, and upon the request of the Required Lenders shall, require the Borrower to pay interest (“Default Interest”) on (i) the unpaid principal amount of each Advance owing to each Lender that is not paid when due, payable in arrears on the dates referred to in clause (a) above, at a rate per annum equal at all times to two percent (2%) per annum above the rate per annum required to be paid on such Advance pursuant to clause (a) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to two percent (2%) per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above, provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Agent.

(c) Interest on the Escrowed Facilities Amount. If any Advances are funded into escrow pursuant to the Escrow Agreement, interest on the Advances so funded into escrow shall accrue commencing on the date that such funds are deposited into escrow in accordance with the Escrow Agreement and shall be paid in accordance with the terms of the Loan Documents and, if applicable, the Escrow Agreement.

Section 2.08 Interest Rate Determination.

(a) The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.07(a)(i) or (ii).

(b) If, with respect to any SOFR Advances under any Facility, (x) the Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof or (y) the Lenders owed at least 51% of the aggregate principal amount thereof notify the Agent that Term SOFR for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective SOFR Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each SOFR Advance under such Facility will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Lenders to make, or to Convert Advances into, SOFR Advances shall be suspended until the Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist. Subject to Section 2.22, if the Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Advances shall be determined by the Agent without reference to clause (c) of the definition of “Base Rate” until the Agent revokes such determination.

(c) If the Borrower shall fail to select the duration of any Interest Period for any SOFR Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into a SOFR Borrowing having an Interest Period of one month.

(d) On the date on which the aggregate unpaid principal amount of SOFR Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $1,000,000, such Advances shall automatically Convert into Base Rate Advances.

(e) Upon the occurrence and during the continuance of any Event of Default, (i) each SOFR Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, SOFR Advances shall be suspended.

Section 2.09 Optional Conversion of Advances. The Borrower may on any Business Day, upon notice not later than 1:00 P.M. (New York City time) on the third (3rd) U.S. Government Securities Business Day prior to the date of the proposed Conversion to the Agent (which shall promptly notify each of the Lenders) and subject to the provisions of Sections 2.08 and 2.12, Convert all or any portion of Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Base Rate Advances into SOFR Advances shall be in an amount not less than the minimum amount specified in Section 2.02(c), no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(c) and each Conversion of Advances comprising part of the same Borrowing shall be made ratably among the Lenders in accordance with their Commitments; provided, further that for any Conversion of SOFR Advances into Base Rate Advances made other than on the last day of an Interest Period for such SOFR Advances the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(c). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted, and (iii) if such Conversion is into SOFR Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower except as otherwise provided in this Agreement.

Section 2.10 Prepayments of Advances.

(a) Voluntary. The Borrower may, upon notice at least three (3) Business Days prior to the date of such prepayment, in the case of SOFR Advances, and at least one (1) Business Day prior to the date of such prepayment, in the case of Base Rate Advances, to the Agent (which shall promptly notify each of the Lenders) stating the proposed date and aggregate principal amount of the prepayment, and, if such notice is given, the Borrower shall prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment of a Term Advance, Revolving Credit Advance or a Swing Line Advance shall be in an aggregate principal amount of $500,000 (or such lesser amount is outstanding at such time) and (y) in the event of any such prepayment of a SOFR Advance, the Borrower shall reimburse the Lenders in respect thereof to the extent demanded under, and pursuant to, Section 8.04(c); provided further that, notwithstanding anything to the contrary contained in this Agreement, any such notice of prepayment pursuant to this Section 2.10(a), may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities, the consummation of a sale, or any other event), in which case such notice may be revoked by the Borrower (by written notice to the Agent on or prior to the specified effective date) if such condition is not satisfied.

(b) Mandatory.

(i) Within five (5) Business Days after the receipt of such Net Proceeds, 100.0% of the Net Proceeds actually received by the Borrower (and not used to fund any reserves, deposits or cash collateral to secure or prefund any interest, premium, principal or other amounts required to be paid in connection therewith, as applicable) from the issuance of Indebtedness in the form of term loans or senior notes shall be applied to prepay the Term Advances; provided that no prepayments under this clause (b)(i) shall be required on and after the date that the outstanding principal amount of Term Advances is equal to or less than an amount equal to fifty percent (50%) of the principal amount of Term Advances outstanding on the Escrow Funding Date immediately after giving effect to the funding of the Escrow Funding Date Advances; and

(ii) within 12 Business Days after the last day of any month (after the Escrow Release Date) in which a Bulk Sale Date occurs (other than with respect to a Bulk Sale among the Borrower and its Subsidiaries), the Borrower shall prepay the Advances in an amount equal to the lesser of (x) the Net Proceeds actually received by the Borrower from such sale and (y) the amount that would be required to cause the Borrower’s Asset Coverage Ratio, on a pro forma basis, to be no greater than 0.75 to 1.00.

Section 2.11 Increased Costs.

(a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining SOFR Advances or agreeing to issue or of issuing or maintaining or participating in Letters of Credit (excluding for purposes of this Section 2.11 any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 2.14 shall govern) and (y) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital or liquidity is increased by or based upon the existence of such Lender’s commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of this type or the issuance or maintenance of or participation in the Letters of Credit (or similar contingent obligations), then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrower shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital or liquidity to be allocable to the existence of such Lender’s commitment to lend or to issue or participate in Letters of Credit hereunder or the issuance or maintenance of or participation in the Letters of Credit. For the avoidance of doubt, this Section 2.11(b) shall apply to all requests, rules, guidelines or directives concerning capital adequacy or liquidity (x) issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or (y) promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, regardless of the date enacted, adopted or issued. A certificate as to such amounts submitted to the Borrower and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

(c) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.11 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.11 for any increased costs or reductions incurred more than six (6) months prior to the date that such Lender notifies the Borrower of the change or circumstance giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the change or circumstance giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof; provided finally that such amounts shall only be payable by the Borrower to the applicable Lender under this Section 2.11 so long as it is such Lender’s general policy or practice to demand compensation in similar circumstances under comparable provisions of other financing agreements (it being agreed that such Lender shall only be required to certify to such fact in a certificate and not provide any other evidence of such policy or practice or disclose any confidential information).

Section 2.12 Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for any Lender or its Applicable Lending Office to perform its obligations hereunder to make SOFR Advances or to fund or maintain SOFR Advances hereunder, (a) each SOFR Advance under the Facility under which such Lender has a Commitment will automatically, upon the last day of the applicable Interest Period or, if required by applicable law, immediately upon such demand, Convert into a Base Rate Advance and (b) the obligation of the Lenders to make SOFR Advances or to Convert Advances into SOFR Advances shall be suspended until the Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist.

Section 2.13 Payments and Computations.

(a) The Borrower shall make each payment hereunder, irrespective of any right of counterclaim or setoff, not later than 1:00 P.M. (New York City time) on the day when due in Dollars to the Agent at the Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest, commissions or fees ratably (other than amounts payable pursuant to Section 2.04(b), Section 2.11, Section 2.14 or Section 8.04) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.

(b) All computations of interest based on clause (a) of the definition of “Base Rate” shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Term SOFR or the Federal Funds Rate and of fees and Letter of Credit commissions shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, commissions or fees are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, commission or fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of SOFR Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

(e) In connection with the use or administration of Term SOFR, the Agent will have the right, in consultation with the Borrower, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement. The Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

(f) If the Agent receives funds for application to the obligations hereunder under circumstances for which neither this Agreement nor the Borrower specify the Advances or the Facility to which, or the manner in which, such funds are to be applied, the Agent may, but shall not be obligated to, elect to distribute such funds to each Lender ratably in accordance with such Lender’s proportionate share of the principal amount of all outstanding Advances and the Available Amount of all Letters of Credit then outstanding, in repayment or prepayment of such of the outstanding Advances or other obligations owed to such Lender, and for application to such principal installments, as the Agent shall direct.

Section 2.14 Taxes.

(a) For purposes of this Section 2.14, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

(b) Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law; provided that if the Withholding Agent shall be required by applicable law to deduct any Taxes from such payments (as determined in the good faith discretion of an applicable Withholding Agent), then (i) if such Taxes are Indemnified Taxes, the sum payable shall be increased as necessary so that after making all required deductions or withholdings (including deductions and withholdings applicable to additional sums payable under this Section) the Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no deductions or withholdings of such Indemnified Taxes been made, (ii) the Borrower or Withholding Agent, as applicable, shall make such deductions or withholding and (iii) the Borrower or Withholding Agent, as applicable, shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(c) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(d) The Borrower shall indemnify the Agent, each Lender and each Issuing Bank, within twenty (20) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Agent, such Lender or the Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability setting forth in reasonable detail the basis and calculation of such amount delivered to the Borrower by a Lender or an Issuing Bank, or by the Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error. Notwithstanding the foregoing, the Borrower shall not be required to compensate a recipient pursuant to this Section 2.14(d) for any interest or penalties incurred in the period that begins nine (9) months after the events giving rise to such Indemnified Taxes occurred and ending on the date that the Agent, the Lender or the Issuing Bank, as the case may be, notifies the Borrower of such recipient’s intention to claim compensation therefor.

(e) Each Lender shall severally indemnify the Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 8.07(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this Section 2.14(e).

(f) As soon as practicable after any payment of Indemnified Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(g) Each Lender or Lender assignee that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, each Lender or Lender assignee, if reasonably requested in writing by the Borrower or Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent in writing as will enable Borrower or Agent to determine whether or not such Lender or Lender assignee is subject to U.S. federal backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(g)(i) and (ii) and Section 2.14(h)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the generality of the foregoing:

(i) To the extent Lender or Lender assignee is a U.S. Person, such Lender or Lender assignee shall deliver to the Borrower and the Agent on or about the date on which such Lender or Lender assignee becomes Lender under this Agreement (and from time to time thereafter upon the reasonable written request of the Borrower or the Agent), executed copies of United States Internal Revenue Service (“IRS”) Form W-9 certifying that such Lender or Lender assignee is exempt from U.S. federal backup withholding Tax;

(ii) Each Foreign Lender shall, to the extent that it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested in writing by the recipient), on or prior to the Escrow Funding Date (or, in the case of any Foreign Lender that is an assignee of a Lender, on the date such Foreign Lender becomes a party to this Agreement) and from time to time thereafter upon the reasonable written request of the Borrower or the Agent, whichever of the following is applicable:

(A) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” or other applicable article of such tax treaty;

(B) executed copies of IRS Form W-8ECI or any successor form prescribed by the IRS, certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States;

(C) executed copies of IRS Form W-8EXP;

(D) in the case of such Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(E) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership for U.S. tax purposes and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(iii) Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested in writing by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable written request of the Borrower or Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or Agent to determine the withholding or deduction required to be made.

(h) If a payment made to a Lender under this Agreement would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent, at the time or times prescribed by law and at such time or times reasonably requested in writing by either the Borrower or the Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by either the Borrower or the Agent, as applicable, as may be necessary for either the Borrower or the Agent, as applicable, to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for the purposes of this Section 2.14(h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(i) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified pursuant to this Section 2.14 (including by the payment of additional amounts pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.14 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the written request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (i) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority, provided such indemnified party provides the indemnifying party with reasonably adequate evidence of the requirement to repay such refund. Notwithstanding anything to the contrary in this clause (i), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (i) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(j) Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, the expiration or cancellation of all Letters of Credit and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.15 Sharing of Payments, Etc. If any Lender of any Class shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances for such Class owing to it (other than (w) in respect of Defaulting Lenders, (x) solely with respect to a Revolving Credit Facility, as payment of an Advance for such Class made by an Issuing Bank pursuant to the first sentence of Section 2.03(c), (y) solely with respect to a Revolving Credit Facility, as a payment of a Swing Line Advance made by a Swing Line Bank that has not been participated to the other Lenders pursuant to Section 2.02(b) or (z) to the extent applicable to such Class, pursuant to Section 2.11, 2.14 or 8.04) in excess of its Ratable Share of payments on account of the Advances for such Class obtained by all the Lenders for such Class, such Lender shall forthwith purchase from the other Lenders of such Class such participations in the Advances for such Class owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably for such Class with each of them; provided, however, that if all or any portion of such excess payment for such Class is thereafter recovered from such purchasing Lender, such purchase from each Lender of such Class shall be rescinded and such Lender shall repay to the purchasing Lender of such Class the purchase price to the extent of such recovery together with an amount equal to such Lender’s Ratable Share for such Class (according to the proportion of (i) the amount of such Lender’s required repayment for such Class to (ii) the total amount so recovered from the purchasing Lender of such Class) of any interest or other amount paid or payable by the purchasing Lender of such Class in respect of the total amount so recovered for such Class; provided further that, so long as the obligations under this Agreement and any Notes shall not have been accelerated, any excess payment received by any Lender of such Class shall be shared on a pro rata basis only with other Lenders of such Class. The Borrower agrees that any Lender of any Class so purchasing a participation from another Lender of such Class pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation for such Class as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 2.16 Evidence of Debt.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances. The Borrower agrees that upon notice after the Escrow Release Date by any Lender to the Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a Note in substantially the form of Exhibit A hereto (or such other form as is agreed by the Agent and the Borrower), payable to the order of such Lender in a principal amount equal to the Commitment of such Lender.

(b) The Register maintained by the Agent pursuant to Section 8.07(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Incremental Amendment, Refinancing Amendment, Extension Offer, Extension Amendment or Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Lender’s share thereof.

(c) Entries made in good faith by the Agent in the Register pursuant to clause (b) above, and by each Lender in its account or accounts pursuant to clause (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

Section 2.17 Use of Proceeds. The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) to consummate the Closing Date Transactions and, thereafter, for capital expenditures and general corporate purposes of the Borrower and its Subsidiaries.

Section 2.18 Reserved.

Section 2.19 Refinancing; Extension.

(a) Refinancing Facilities.

(i) At any time after the Closing Date, the Borrower may obtain, from any Lender or any Additional Lender, Indebtedness in respect of all or any portion of the Advances then outstanding under this Agreement, in the form of Refinancing Advances or Refinancing Commitments in each case pursuant to a Refinancing Amendment. Refinancing Advances may be Refinancing Term Advances or Refinancing Revolving Advances and Refinancing Commitments may be Refinancing Term Commitments or Refinancing Revolving Commitments.

(ii) The effectiveness of any Refinancing Amendment will be subject only to the satisfaction on the date thereof of such conditions precedent as may be requested by the providers of the applicable Refinancing Advances and the following conditions (a “Refinancing Facility Closing Date”):

(A) Required Terms. The terms, provisions and documentation of the Refinancing Term Advances and Refinancing Term Commitments or the Refinancing Revolving Advances and Refinancing Revolving Commitments, as the case may be, of any Class shall be as agreed between the Borrower and the applicable providers of the applicable Refinancing Advances and, to the extent not substantially identical to any Class of Term Advances or Revolving Credit Commitments, as applicable, existing on the date of such Refinancing Amendment is effective (except to the extent permitted below, as applicable, and with respect to pricing and optional prepayment or redemption terms), shall reflect market terms and conditions (as determined by the Borrower) at the time of incurrence or issuance of such Refinancing Term Advances or Refinancing Revolving Commitments, as the case may be. In any event:

(1) the Refinancing Term Loans, (i) shall not have a final scheduled maturity date earlier than the Maturity Date of the Indebtedness being extended, renewed or refinanced, (ii) shall not have a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of the Indebtedness being extended, renewed or refinanced (other than (x) Customary Bridge Facilities or (y) to the extent incurred in reliance on the Inside Maturity Basket), (iii) shall have an all-in-yield determined by the Borrower and the applicable Lenders providing Refinancing Commitments, (iv) shall have fees determined by the Borrower and the applicable arranger(s) of such Refinancing Commitments, (v) may participate (I) on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) in any mandatory repayments or prepayments of Term Advances (in each case, other than pursuant to a refinancing or with respect to greater than pro rata payments to an earlier maturing tranche) or (II) and may participate on a pro rata basis, less than pro rata basis or greater than pro rata basis in any voluntary prepayments of the Term Advances, (vi) unless otherwise permitted under this Agreement, shall not have a greater principal amount than the aggregate principal amount of the Indebtedness being extended, renewed or refinanced, plus the amount of any interest, premiums, discounts or penalties required to be paid thereon plus fees and expenses associated therewith and fees, expenses, OID and upfront fees associated with the refinancing plus an amount equal to any existing commitment unutilized and letters of credit undrawn under the Indebtedness being extended, renewed or refinanced and (vii) shall (I) rank pari passu in right of payment with the Obligations and (II) shall be unsecured, and

(2) the Refinancing Revolving Commitments and Refinancing Revolving Advances: (i) shall (I) rank pari passu in right of payment with the Obligations and (II) shall be unsecured, (ii) (I) shall not have a final scheduled maturity date or mandatory commitment reduction date earlier than the Maturity Date or commitment reduction date, respectively, with respect to the Indebtedness being extended, renewed or refinanced, and (II) shall not have a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of the Indebtedness being extended, renewed or refinanced (other than (x) Customary Bridge Facilities or (y) to the extent incurred in reliance on the Inside Maturity Basket), (iii) shall provide that the borrowing and repayment (except for (1) payments of interest and fees at different rates on Refinancing Revolving Commitments (and related outstandings), (2) repayments required upon the Maturity Date of the Refinancing Revolving Commitments and (3) repayments made in connection with a permanent repayment and termination of commitments (in accordance with clause (v) below)) of Advances with respect to Refinancing Revolving Commitments after the associated Refinancing Facility Closing Date shall be made and participations in Letters of Credit shall be on a pro rata basis or less than a pro rata basis (but not more than a pro rata basis) with all other Revolving Commitments then existing on the Refinancing Facility Closing Date, (iv) may provide that the permanent repayment of Revolving Credit Advances with respect to, and termination or reduction of, Refinancing Revolving Commitments after the associated Refinancing Facility Closing Date be made on a pro rata basis or less than pro rata basis (but not greater than pro rata basis, except that the Borrower shall be permitted to permanently repay and terminate Commitments in respect of any such Class of Revolving Advances on a greater than pro rata basis as compared to any other Class of Revolving Advances with a later maturity date than such Class or in connection with any refinancing, extension, renewal, replacement, repurchase or retirement thereof permitted by this Agreement) with all other Revolving Credit Commitments, (v) shall provide that assignments and participations of Refinancing Revolving Commitments and Refinancing Revolving Advances shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Advances then existing on the Refinancing Facility Closing Date, (vi) shall have all-in-yield determined by the Borrower and the applicable Refinancing Revolving Lenders, (vii) shall have fees determined by the Borrower and the applicable Refinancing Revolving Commitment arranger(s), and (viii) unless otherwise permitted under this Agreement, shall not have a greater principal amount of Commitments than (x) the principal amount of the Commitments of the Refinanced Debt plus (y) accrued interest, fees, premiums (if any) and penalties thereon and fees, expenses, OID and upfront fees associated with the refinancing and the Agent and any Person providing any Refinancing Advances or Refinancing Commitments may rely on the Borrower’s certification of compliance with this clause (viii) (it being agreed that the Borrower is not required to deliver any such certificate) (provided that the Agent has not notified such Person in writing of its objection to such calculation prior to the funding thereof) and, without excusing any Default or Event of Default which may arise from any inaccuracy in such certification, such certification will be deemed accurate for purposes of determining whether the financing provided by any Person relying thereon qualifies as Refinancing Advances or Refinancing Commitments, as applicable.

(iii) The Agent will promptly notify each Term Lender or Revolving Lender, as applicable, as to the effectiveness of each Refinancing Amendment. Refinancing Amendments may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate in the reasonable opinion of the Agent and the Borrower, to effect the provisions of this Section 2.19(a) and to reflect the existence and terms of the Refinancing Advances incurred pursuant thereto (including any amendments necessary to treat the Advances subject thereto as Refinancing Term Advances or Refinancing Revolving Advances, respectively). This Section 2.19(a)(ii) supersedes any provision in this Agreement to the contrary (including Section 8.01). Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement and the other Loan Documents, as applicable, will be amended to the extent necessary to reflect the existence and terms of the Refinancing Advances.

(iv) Refinancing Advances may be provided by any existing Lender (it being understood that no existing Lender shall have an obligation to make all or any portion of any Refinancing Advance) or by any Additional Lender on terms permitted by this Section 2.19(a).

(v) The Borrower will use the proceeds of the Refinancing Advances to retire the applicable Indebtedness in respect of all or any portion of the Advances then outstanding under this Agreement and to pay accrued interest, fees, premiums (if any) and penalties thereon and fees, expenses, OID and upfront fees associated with the refinancing.

(b) Extensions.

(i) Pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders holding Advances or Commitments of a particular Class with a like Maturity Date, the Borrower may extend such Maturity Date and otherwise modify the terms of such Advances or Commitments pursuant to the terms set forth in an Extension Offer (each, an “Extension,” and each group of Advances or Commitments so extended, as well as any Advances of the same Class not so extended, each being a “tranche” for purposes of this Section 2.19(b)). Each Extension Offer will specify the minimum amount of Advances or Commitments with respect to which an Extension Offer may be accepted, which will be an integral multiple of $1.0 million and an aggregate principal amount that is not less than $10.0 million, or if less, (A) the aggregate principal amount of such Advances outstanding or (B) such lesser minimum amount as is approved by the Agent (such consent not to be unreasonably withheld, conditioned or delayed). If the aggregate outstanding principal amount of such Advances (calculated on the face amount thereof) or Commitments in respect of which Lenders have accepted an Extension Offer exceeds the maximum aggregate principal amount of Advances or Commitments offered to be extended pursuant to such Extension Offer, then the Advances or Commitments of such Lenders will be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer. The terms of an Extension Offer shall be determined by the Borrower, and Extension Offers may contain one or more conditions to their effectiveness, including a condition that a minimum amount of Advances or Commitments of any or all applicable tranches be tendered.

(ii) The Lenders hereby irrevocably authorize the Agent to enter into amendments to this Agreement and the other Loan Documents (each, an “Extension Amendment”) as may be necessary or appropriate in order to effect the provisions of this Section 2.19(b), establish new tranches in respect of Extended Advances and Extended Commitments and such amendments as permitted by clause (v) below as may be necessary or appropriate in the reasonable opinion of the Agent and the Borrower in connection with the establishment of such Extended Advances and Extended Commitments. This Section 2.19(b)(ii) supersedes any provision(s) in Section 2.15 or Section 8.01 to the contrary. Except as otherwise set forth in an Extension Offer, there will be no other conditions to the effectiveness of an Extension Amendment. Extensions will not constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(iii) The terms of any Extended Advances and Extended Commitments will be set forth in an Extension Offer and as agreed between the Borrower and the Extending Lenders accepting such Extension Offer; provided that:

(A) the final maturity date of such Extended Advances and Extended Commitments will be no earlier than the Latest Maturity Date applicable to the Advances or Commitments subject to such Extension Offer;

(B) the Weighted Average Life to Maturity of any Extended Advances that are Term Advances will be no shorter than the remaining Weighted Average Life to Maturity of the Term Advances subject to such Extension Offer;

(C) the proposed terms of any Extended Advances that are Term Advances to be established shall (x) be identical as offered to each Lender under such existing tranche of Term Advance (including as to the proposed interest rates and fees payable, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with all such Extending Lenders (other than any transaction or similar fee payable to the applicable consenting Lenders in connection with such Extension Amendment)) and offered pro rata to each Lender under such existing tranche of Term Advance and (y) be substantially identical to, or (taken as a whole) no more favorable (as reasonably determined by the Borrower) to the Extending Lenders than, those applicable to the existing tranche of Term Advances subject to such Extension Offer (except if the existing Lenders receive the benefit of such favorable terms or for covenants or other provisions applicable only to periods after the Latest Maturity Date or if such terms reflect market terms and conditions at such time), including: (i) all or any of the scheduled amortization payments of principal of the Extended Advances may be delayed to later dates than the scheduled amortization payments of principal of the existing tranche of Term Advances, to the extent provided in the applicable Extension Amendment; provided, however, that at no time shall there be Classes of Term Advances hereunder (including Refinancing Advances and Extended Advances, which are, in each case, Term Advances) which have more than five different Maturity Dates; (ii) the all-in yield, pricing, optional redemptions and prepayments with respect to the Extended Advances (whether in the form of interest rate margin, rate floors, upfront fees, funding discounts, OID, premiums or otherwise) may be different than the all-in yield, pricing, optional redemptions and prepayments for the Term Advances of such existing tranche of Term Advances, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Advances); and (iv) Extended Advances may have call protection and prepayment premiums and, subject to clause (ii) above, other redemption terms as may be agreed by the Borrowers and the Extending Lenders thereof; any Extended Advances that are Term Advances participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any mandatory repayments or prepayments of the Term Advances (in each case, other than pursuant to a refinancing or with respect to greater than pro rata payments to an earlier maturing tranche) and may participate on a pro rata basis, less than pro rata basis or greater than pro rata basis in any voluntary prepayments of the Term Advances; and

(D) any extension of such Extended Advances shall be subject to no Event of Default under Section 8.01(a) or (f); provided that this clause (D) may be waived by the Extending Lenders accepting such Extension Offer (notwithstanding anything to the contrary contained in Section 8.01 or any other provision of any Loan Document).

Any Extended Advances will constitute a separate tranche of Term Advances or Revolving Credit Advances from the Term Advances or Revolving Credit Advances held by Lenders that did not accept the applicable Extension Offer.

(iv) In the case of any Extension of Revolving Credit Commitments or Revolving Credit Advances, the following shall apply:

(A) the proposed terms of any Extension of Revolving Credit Commitments or Revolving Credit Advances to be established, shall (x) be identical as offered to each Lender under such existing tranche of Revolving Credit Advances (including as to the proposed interest rates and fees payable, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with all such Extending Lenders (other than any transaction or similar fee payable to the applicable consenting Lenders in connection with such Extension Amendment)),

(B) except as to interest rates, fees, optional redemption or prepayment terms, final maturity, and after the final maturity date, any other covenants and provisions (which shall be determined by the Borrower and the Extending Lenders and set forth in the relevant Extension Offer), the Extension of Revolving Credit Commitments or Revolving Credit Advances extended pursuant to an Extension Offer, and the related outstandings, shall be a Revolving Credit Commitment (or related outstandings, as the case may be) which shall reflect market terms and conditions at the time of the Extension (as determined by the Borrower): (i) the Maturity Date of such Extended Advances may be delayed to a later date than the Maturity Date of the Revolving Credit Commitments of such existing tranche of Revolving Credit Advances, to the extent provided in the applicable Extension Amendment; (ii) the all-in yield, pricing, optional redemption or prepayment terms, with respect to extensions of credit under the Extended Advances of Revolving Credit Commitments (whether in the form of interest rate margin, rate floors, upfront fees, funding discounts, OID, premiums or otherwise) may be different than the all-in yield, pricing, optional redemption or prepayment terms, for extensions of credit under the Revolving Credit Commitments of such existing tranche of Revolving Credit Advances, in each case, to the extent provided in the applicable Extension Amendment and (iii) the Extension Amendment may provide for other covenants (as determined by the Borrower and Lenders extending) and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Advances);

(C) all borrowings and all prepayments of Revolving Credit Advances shall continue to be made on a ratable basis among all Revolving Lenders, based on the relative amounts of their Revolving Credit Commitments, until the repayment of the Revolving Credit Advances attributable to the non-extended Revolving Credit Commitments on the relevant Maturity Date;

(D) the allocation of the participation exposure with respect to any then-existing or subsequently issued Letter of Credit as between the Revolving Credit Commitments of such new tranche and the remaining Revolving Credit Commitments shall be made on a ratable basis in accordance with the relative amounts thereof until the Maturity Date relating to such non-extended Revolving Credit Commitments has occurred;

(E) the Maturity Date with respect to the Revolving Credit Commitments may not be extended without the prior written consent of the Swing Line Bank and the Issuing Banks; and

(F) at no time shall there be more than five (5) different tranches of Revolving Credit Commitments (or greater than five (5) tranches to the extent agreed by the Agent).

(v) No consent of any Lender or any other Person will be required to effectuate any Extension, other than the consent of the Agent (such consent not to be unreasonably withheld, delayed or condition), the Borrower and the applicable Extending Lender(s). The transactions contemplated by this Section 2.19(b) (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Advances on such terms as may be set forth in the relevant Extension Offer) will not require the consent of any other Lender or any other Person, and the requirements of any provision of this Agreement or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.19(b) will not apply to any of the transactions effected pursuant to this Section 2.19(b).

Section 2.20 Defaulting Lender.

(a) If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply:

(i) with respect to any Defaulting Lender that is a Revolving Lender, such Defaulting Lenders’ Ratable Share of the L/C Exposure and the Swing Line Advances will, subject to the limitation in the proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Revolving Lenders that are Non-Defaulting Lenders pro rata in accordance with their respective Revolving Credit Commitments (such reallocation to be repeated as of any date that a Revolving Lender becomes a Defaulting Lender, whether on the date that such Revolving Lender is required to purchase its participation in any Letter of Credit or otherwise); provided that (A) with respect to the Revolving Lenders, the sum of each such Non-Defaulting Lender’s aggregate principal amount of Revolving Credit Advances, allocated share of the L/C Exposure and allocated share of the principal amount of outstanding Swing Line Advances may not in any event exceed the Revolving Credit Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (B) neither such reallocation nor any payment by any such Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Agent, any Issuing Bank, any Swing Line Bank or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender;

(ii) with respect to any Defaulting Lender that is a Revolving Lender, to the extent that any portion (the “unreallocated portion”) of such Defaulting Lender’s share of the L/C Exposure and Swing Line Advances cannot be so reallocated, whether by reason of the proviso in clause (i) above or otherwise, the Borrower will, not later than three (3) Business Days after demand by the Agent (at the direction of an Issuing Bank and/or a Swing Line Bank, as the case may be), (A) Cash Collateralize the obligations of the Borrower to each Issuing Bank and each Swing Line Bank in respect of such L/C Exposure or Swing Line Advances, as the case may be, in an amount at least equal to the aggregate amount of the unreallocated portion of such L/C Exposure or Swing Line Advances, or (B) in the case of such Swing Line Advances, prepay (subject to clause (iii) below) and/or Cash Collateralize in full the unreallocated portion thereof, or (C) make other arrangements satisfactory to the Agent, and to each Issuing Bank and each Swing Line Bank, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender; provided that cash collateral (or the appropriate portion thereof) provided in respect of the unreallocated portion of the L/C Exposure or Swing Line Advances shall be released promptly following: (x) the elimination of the applicable L/C Exposure or Swing Line Advances giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender) or (y) the Borrower notifying the Agent that such cash collateral exceeds the required amount of Cash Collateralization and the Agent’s confirmation of such excess (it being understood that only such excess amount shall be so released); provided further that in accordance with Section 2.04, to the extent that the Borrower has Cash Collateralized the aggregate amount of the unreallocated portion of such L/C Exposure or Swing Line Advances, such unreallocated portion shall not accrue any fees, commissions or interest; and

(iii) any amount paid by the Borrower or otherwise received by the Agent for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be, at the direction of the Borrower (A) with respect to any Revolving Lender that is a Defaulting Lender, be retained by the Agent to Cash Collateralize the obligations of the Borrower to each Issuing Bank and each Swing Line Bank in respect of such Defaulting Lender’s unreallocated portion of the L/C Exposure or Swing Line Advances or to fund any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required, or (B), be retained by the Agent in a segregated non-interest bearing account until (subject to Section 2.20(d)) the termination of the Commitments and payment in full of all obligations of the Borrower hereunder and will be applied by the Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority:

first to the payment of any amounts owing by such Defaulting Lender to the Agent under this Agreement,

second to the payment of any amounts owing by any Revolving Lender that is a Defaulting Lender to an Issuing Bank or a Swing Line Bank (pro rata as to the respective amounts owing to each of them) under this Agreement, third to the payment of post-default interest and then current interest due and payable to Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them,

fifth to pay principal then due and payable to the Non-Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them,

sixth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders, and seventh after the termination of the Commitments, the expiration, termination or cancellation of all Letters of Credit and payment in full of all obligations of the Borrower hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

Subject to Section 2.04, any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto; provided that any such amount received by the Agent pursuant to this Section 2.20(a)(iii) shall, subject to Section 2.20(c), be released to the applicable Defaulting Lender promptly upon such Defaulting Lender no longer being deemed to be a Defaulting Lender.

(b) No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.20, performance by the Borrower of its obligations shall not be excused or otherwise modified, as a result of the operation of this Section 2.20. The rights and remedies against a Defaulting Lender under this Section 2.20 are in addition to any other rights and remedies which the Borrower, the Agent or any Lender may have against such Defaulting Lender.

(c) If the Borrower and the Agent agree in writing in their reasonable determination that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Advances and (if such Defaulting Lender is a Revolving Lender) L/C Exposure of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Advances and (if such Defaulting Lender is a Revolving Lender) L/C Exposure to be held on a pro rata basis by the applicable Lenders in accordance with their pro rata share, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(d) The Borrower’s obligation to provide cash collateral as and when required pursuant to this Section 2.20 is a required payment under this Agreement.

Section 2.21 Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.11, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 8.07), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower shall have paid to the Agent the assignment fee (if any) specified in Section 8.07;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances and, if such Lender is a Revolving Lender, participations in any drawings under Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any amounts under Section 8.04(c)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Each party hereto agrees that (i) an assignment required pursuant to this Section 2.21 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Agent and the assignee and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided, that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided, further that any such documents shall be without recourse to or warranty by the parties thereto.

(b) Each Lender may make any Advance to the Borrower through any Applicable Lending Office that has complied with Section 2.14(g); provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Advance in accordance with the terms of this Agreement. If any Lender requests compensation under Section 2.11, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or Section 2.14, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 2.22 Benchmark Replacement Setting. Notwithstanding anything to the contrary herein:

(a) Benchmark Replacement. Upon the occurrence of a Benchmark Transition Event, the Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.22(a) will occur prior to the applicable Benchmark Transition Start Date.

(b) Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, the Agent will have the right, in consultation with the Borrower, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c) Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes. The Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.22(d) and (y) the commencement of any Benchmark Unavailability Period. For the avoidance of doubt, any notice required to be delivered by the Agent as set forth in this Section 2.22 may be provided, at the option of the Agent (in its sole discretion), in one or more notices and may be delivered together with, or as part of any amendment which implements any Benchmark Replacement or Conforming Changes. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.22.

(d) Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Advances to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Advances. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(f) Certain Defined Terms. As used in this Section 2.22:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.22(d).

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.22(a).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement:

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means a date and time determined by the Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder in accordance with Section 2.22 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder in accordance with Section 2.22.

“Floor” means a rate of interest equal to 0.00%.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

Section 2.23 Additional Advances.

(a) Incremental Advance Request. The Borrower may at any time and from time to time, on one or more occasion, after the Closing Date, by notice to the Agent, (i) increase the aggregate principal amount of any outstanding Class of Term Advances or add one or more additional Classes of term loans under the Loan Documents (each an “Incremental Term Facility” and the term loans made thereunder, the “Incremental Term Advances”) or (ii) increase the aggregate principal amount of one or more Classes of Revolving Credit Commitments (a “Revolving Commitment Increase”) or establish one or more new Classes of revolving credit commitments (each an “Incremental Revolving Facility” and the revolving loans and other extensions of credit made thereunder, the “Incremental Revolving Advances”) (each such increase to any existing Class of Advances or creation of a new Class of Advances pursuant to the preceding clauses (i) and (ii), an “Incremental Facility” and the loans or other extensions of credit made thereunder, the “Incremental Advances”).

(b) Ranking. Incremental Facilities will (a) rank pari passu in right of payment with the Escrow Funding Date Advances and (b) will be unsecured.

(c) Size. The aggregate principal amount of Incremental Facilities on any date Indebtedness thereunder is first incurred, will not exceed an amount equal to the Dollar equivalent of the sum of:

(i) in the case of usage under this clause (i), so long as the Borrower is in pro forma compliance with the Financial Covenant (whether or not the Financial Covenant is otherwise required to be complied with at such time): (A) $400 million less (B) the aggregate principal amount of all additional Facilities incurred or issued in reliance on preceding clause (i)(A) (this clause (i), the “Incremental Fixed Basket”); plus

(ii) (A) the principal amount of all voluntary prepayments (accompanied, to the extent such prepayments are of Revolving Credit Advances, by a Revolving Credit Commitment reduction in like amount under the Revolving Credit Facility) of the Advances (including any Incremental Advances incurred in reliance on the Incremental Fixed Basket or this clause (ii)) (other than voluntary prepayments and voluntary commitment reductions to the extent funded by a contemporaneous refinancing or new long-term Indebtedness) prior to such time less (B) any Incremental Facility incurred in reliance on the basket in this clause (ii); plus

(iii) unlimited additional amounts so long as, in the case of this clause (iii), on the date of incurrence thereof and (A) assuming any Incremental Revolving Facility is fully drawn and (B) excluding the cash proceeds of any Incremental Facility from any unrestricted cash permitted to be netted in the calculation of unrestricted cash (other than the cash proceeds any Incremental Facility that are used to repay Indebtedness, which shall be given pro forma effect) (the amount under clauses (i), (ii) and (iii), the “Additional Facility Limit”), the Asset Coverage Ratio on a pro forma basis will be no greater than 0.75 to 1.00 (it being acknowledged that (x) each Incremental Facility shall be incurred under this clause (iii) if this clause (iii) is available at the time of such incurrence (up to the maximum amount so available), (y) any additional amounts incurred at any time that this clause (iii) is unavailable shall be incurred under clauses (i) and/or (ii), and (z) any simultaneous incurrence under clauses (i) and/or (ii) shall not be given pro forma effect for purposes of determining the Asset Coverage Ratio). For the avoidance of doubt, undrawn Commitments under existing Facilities shall be disregarded for purposes of calculating the amounts available under this clause (iii).

Each Incremental Facility will be in an integral multiple Dollar amount of $1.0 million and in an aggregate principal Dollar amount that is not less than $10.0 million (or such lesser minimum amount approved by the Agent in its reasonable discretion); provided that such amount may be less than such minimum amount or integral multiple amount if such amount represents all the remaining availability under the Additional Facility Limit.

(d) Incremental Lenders. Incremental Facilities may be provided by any existing Lender (it being understood that no existing Lender will have an obligation to make all or any portion of any Incremental Advance, nor will the Borrower have any obligation to approach any existing Lender(s) to provide any Incremental Advance) or by any Additional Lender on terms permitted by this Section 2.23. While existing Lenders may (but are not obligated, unless invited and so elect, to) participate in any syndication of an Incremental Facility and may (but are not obligated, unless invited and so elect, to) become lenders with respect thereto, the existing Lenders will not have any right to participate in any syndication, and will not have any right of first refusal or other right to provide all or any portion of any Incremental Facility or Incremental Advance except to the extent the Borrower and the arrangers thereof, if any, in their discretion, choose to invite or include any such existing Lender (which may or may not apply to all existing Lenders and may or may not be pro rata among existing Lenders). Final allocations in respect of Incremental Facilities will be made by the Borrower together with the arrangers thereof, if any, in their discretion, on the terms permitted by this Section 2.23.

(e) Incremental Facility Amendments; Use of Proceeds. Each Incremental Facility will become effective pursuant to an amendment (each, an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Person providing such Incremental Facility and the Agent. The Agent will promptly notify each Lender as to the effectiveness of each Incremental Amendment. Incremental Amendments may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents to the extent necessary to (i) reflect the existence and terms of such increase or addition in accordance with the provisions of this Section 2.23 and (ii) address technical issues relating to funding and payments, and the Required Revolving Lenders or the Required Term Lenders, as applicable, hereby expressly authorize the Agent to enter into any such Incremental Amendment. This Section 2.23 supersedes any provision in this Agreement to the contrary (including Section 8.01). Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Amendment, this Agreement and the other Loan Documents, as applicable, will be amended to the extent necessary to reflect the existence and terms of the Incremental Facility and the Incremental Advances evidenced thereby. The Borrower may use the proceeds of the Incremental Advances for any purpose not prohibited by this Agreement.

(f) Conditions. The availability of Incremental Facilities under this Agreement will be subject solely to the following conditions (subject to Section 1.06):

(i) no Event of Default shall exist after giving effect to such Incremental Facilities; provided that the condition set forth in this clause (i) may be waived (or not required or may be limited) by the Persons providing such Incremental Facilities if such Incremental Facility is provided in connection with a Limited Condition Transaction; provided further that any Event of Default then existing under Sections 6.01(a) (solely with respect to non-payment of principal), 6.01(g), or 6.01(h) may not be waived (or not required) by the Persons providing such Incremental Facilities; and

(ii) the representations and warranties in the Loan Documents will be true and correct in all material respects (except for representations and warranties that are already qualified by materiality, which representations and warranties will be true and correct in all respects) immediately prior to, and immediately after giving effect to, the incurrence of such Incremental Facilities and the initial Advances thereunder; provided that, if such Incremental Facility is provided in connection with a Limited Condition Transaction, the condition set forth in this clause (ii) may be waived (or not required or may be limited) by the Persons providing such Incremental Facilities (other than with respect to the Specified Representations (conformed as reasonably necessary for such Limited Condition Transaction)).

(g) Terms. Each Incremental Amendment will set forth the amount and terms of the relevant Incremental Facility. The terms of each Incremental Facility will be as agreed between the Borrower and the Persons providing such Incremental Advances; provided that:

(i) the final maturity date of such Incremental Term Advances will be no earlier than the Latest Maturity Date of the Term Advances made on the Escrow Funding Date; provided that this clause (i) shall not apply to the incurrence of any such Indebtedness pursuant to the Inside Maturity Exception;

(ii) the Weighted Average Life to Maturity of such Incremental Term Advances will be no shorter than the longest remaining Weighted Average Life to Maturity of the Term Advances made on the Escrow Funding Date; provided that this clause (ii) shall not apply to the incurrence of any such Indebtedness pursuant to the Inside Maturity Exception;

(iii) such Incremental Term Advances may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any mandatory repayments or prepayments of the Term Advances (in each case, other than pursuant to a refinancing or with respect to greater than pro rata payments to an earlier maturing tranche) and may participate on a pro rata basis, less than pro rata basis or greater than pro rata basis in any voluntary prepayments of the Term Advances; provided that this clause (iii) shall not apply to the incurrence of any such Indebtedness pursuant to the Inside Maturity Exception;

(iv) shall not have any Guarantors other than those guaranteeing the Closing Date Term Advances and the Revolving Credit Advances after giving effect to the transactions occurring on the effective date of such Incremental Facility;

(v) the terms and provisions of any Incremental Revolving Increase shall be identical to the Class of Revolving Credit Commitments and related Revolving Advances subject to increase by such Incremental Amendment (and be deemed added to, and made a part of, such Class) (it being understood that, if required to consummate any Incremental Revolving Commitments, the Borrower may increase the pricing, interest rate margins, rate floors and undrawn fees on the applicable Revolving Credit Commitments being increased for all lenders under such Revolving Credit Commitments, but additional upfront, arrangement, syndication or other fees may be payable to the agents, arrangers and lenders participating in such Incremental Revolving Commitments without any requirement to pay such amounts to any existing Revolving Lenders); and

(vi) except as otherwise set forth herein, all other terms of any (A) Incremental Facility will be on terms and pursuant to documentation applicable to the Class of Advances being increased or created by such Incremental Facility and (B) Incremental Facility shall be on terms and pursuant to documentation to be determined by the Borrower and the providers of such Incremental Facility;

provided, that to the extent such terms are not consistent with this Agreement, as determined in good faith by the Borrower, such terms (taken as a whole) shall be no more favorable (as reasonably determined by the Borrower) to the Persons providing such Incremental Advances than those applicable to those set forth in this Agreement prior thereto (except if the existing Lenders receive the benefit of such favorable terms or for covenants or other provisions applicable only to periods after the Latest Maturity Date or if such terms reflect market terms and conditions at such time).

(h) Pricing. The interest rate, fees, and original issue discount for any Incremental Facilities will be as determined by the Borrower and the Persons providing such Incremental Facilities.

(i) Reallocation of Revolving Exposure. Upon each Revolving Commitment Increase pursuant to this Section 2.23,

(i) each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each lender providing a portion of such increase (each an “Incremental Revolving Lender”), and each such Incremental Revolving Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swing Line Advances such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Letters of Credit and Swing Line Advances held by each Revolving Lender will equal the percentage of the aggregate Revolving Credit Commitments of all Revolving Lenders represented by such Revolving Lender’s Revolving Credit Commitments;

(ii) if, on the date of such increase, there are any Revolving Credit Advances outstanding, such Revolving Credit Advances shall on or prior to the effectiveness of such Incremental Revolving Facility be prepaid from the proceeds of Incremental Revolving Advances made hereunder (reflecting such increase in Revolving Credit Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Credit Advances being prepaid and any costs incurred by any Revolving Lender in accordance with Section 8.04; and

(iii) the Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding clauses (i) and (ii).

ARTICLE 3

CONDITIONS TO EFFECTIVENESS AND LENDING

Section 3.01 Conditions Precedent to Escrow Funding. The effectiveness of this Agreement and the obligation of each Lender to fund the Escrow Funding Date Advances to the Escrow Agent on the Escrow Funding Date, shall be subject solely to the satisfaction (or waiver by the Lead Arrangers) of the following conditions precedent::

(a) The Agent’s receipt of copies of the following, each of which may be in .pdf format:

(i) counterparts of this Agreement and the GATX Guaranty each properly executed by a Responsible Officer of the Borrower or the GATX Guarantor (as applicable);

(ii) counterparts of the Escrow Agreement, duly executed and delivered by the parties thereto;

(iii) certificates of good standing from the secretary of state of the state of organization of each of the Borrower and the GATX Guarantor (to the extent such concept exists in such jurisdiction) as of a recent date prior to the Escrow Funding Date, customary certificates of resolutions or other action, incumbency certificates or other certificates of Responsible Officers of each of the Borrower and the GATX Guarantor evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such party is a party or is to be a party on the Escrow Funding Date;

(iv) a customary legal opinion from Mayer Brown LLP, special counsel to the Borrower and the GATX Guarantor;

(v) a solvency certificate from a Responsible Officer of the Borrower (after giving effect to the Closing Date Transactions) substantially in the form attached hereto as Exhibit D.

(b) [Reserved].

(c) The Lead Arrangers shall have received the Purchase Agreement Financials; provided that the Lead Arrangers hereby acknowledge that they have received the Purchase Agreement Financials for the fiscal quarter ended September 30, 2025 and that such Purchase Agreement Financials satisfy the conditions in this clause (c).

(d) The Agent shall have received at least three (3) Business Days prior to the Escrow Funding Date:

(i) all documentation and other information in respect of the GATX Guarantor and the Borrower required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, that has been requested in writing by it at least ten (10) Business Days prior to the Escrow Funding Date; and

(ii) solely to the extent required by the Beneficial Ownership Regulation, a Beneficial Ownership Certification from the Borrower to the Agent that has been requested by the Agent in writing at least ten (10) Business Days prior to the Escrow Funding Date.

(e) All fees due to the Agent, the Lead Arrangers and the Lenders on the Escrow Funding Date or the Closing Date pursuant to the Fee Letter shall have been paid (or will be paid on the Escrow Release Date, which payment may be made with the proceeds of the Escrow Funding Date Advances), and all reasonable and documented out-of-pocket expenses to be paid or reimbursed to the Agent and the Lead Arrangers on the Escrow Funding Date or Closing Date hereunder that have been invoiced at least three (3) Business Days prior to the Escrow Funding Date shall have been paid (or will be paid on the Escrow Release Date, which payment may be made with the proceeds of the Escrow Funding Date Advances).

Section 3.02 Escrow Release Conditions. The Obligations of the Agent to deliver a direction to the Escrow Agent directing it to release the Escrow Funding Date Advances to the applicable Escrow Recipient pursuant to the Escrow Agreement, and to cause such release to occur by no later than the first Business Day after the Closing Date shall, subject to Section 1.06, be subject solely to the prior or concurrent satisfaction (or waiver by the Lead Arrangers) of each of the following conditions precedent (and, upon such satisfaction or waiver, Agent agrees to immediately deliver said direction to the Escrow Agent):

(a) The Escrow Funding Date shall have occurred.

(b) [Reserved].

(c) The Lead Arrangers shall have received a certification by a Responsible Officer of the Borrower that the following conditions have been satisfied:

(i) (x) the Specified Representations shall be true and correct in all material respects on and as of the Closing Date and the Escrow Release Date and (y) the Specified Purchase Agreement Representations shall be true and correct in all material respects on and as of the Closing Date; provided that to the extent such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date;

(ii) prior to or substantially concurrently with the release of funds from escrow pursuant to the Escrow Agreement on the Escrow Release Date, (A) the Equity Contribution (subject to any reduction that would be required pursuant to the proviso of this Section 3.02(c)(ii)) shall have been consummated, and (B) the other Closing Date Transactions shall have been consummated in all material respects accordance with the Purchase Agreement as in effect on May 29, 2025, after giving effect to any modifications, amendments, supplements, consents or waivers thereto, other than those modifications, amendments, supplements, consents or waivers by the Borrower that are materially adverse to the Lenders or the Lead Arrangers (in their capacities as such on the Closing Date) without the Lead Arrangers’ prior written consent (such consent not to be unreasonably conditioned, delayed or withheld), it being understood and agreed that any modification, amendment, supplement, consent or waiver to the Purchase Agreement resulting in (x) any increase in the Closing Cash Consideration paid to effectuate the Closing Date Transactions shall be deemed to be not materially adverse to the Lenders and the Lead Arrangers so long as such increase is less than or equal to fifteen percent (15%) of the Closing Cash Consideration or, in the case of an increase greater than fifteen percent (15%) of the Closing Cash Consideration, is not funded with additional Indebtedness, or (y) any decrease in the Closing Cash Consideration shall be deemed to be not materially adverse to the Lenders and the Lead Arrangers so long as such decrease is less than or equal to fifteen percent (15%) of the Closing Cash Consideration or so long as, in the case of a decrease in excess of fifteen percent (15%) of the Closing Cash Consideration, such excess is applied to reduce the Commitments and the Equity Contribution pro rata on a Dollar-for-Dollar basis; provided further that it is agreed and understood that no working capital or similar adjustment provisions set forth in the Purchase Agreement as in effect on May 29, 2025, shall constitute a decrease or increase in Closing Cash Consideration (or otherwise constitute a waiver, amendment or modification to the Purchase Agreement) for purposes of this Section 3.02(c)(ii). The Lead Arrangers shall be deemed to have consented to any such modification, amendment, consent or waiver unless they shall object thereto in writing (including via email) within 3 Business Days of receipt of written notice of such modification, amendment, consent or waiver.

(d) No Closing Date Material Adverse Effect shall have occurred during the period from May 29, 2025, and prior to the Closing Date and be continuing as of the Closing Date.

Section 3.03 Conditions Precedent to Future Advances and Letter of Credit Issuances. Except as set forth in Section 2.23 with respect to Incremental Advances, Section 2.19(a) with respect to Refinancing Advances, and Section 2.19(b) with respect to Extended Advances, and subject to Section 1.06, the obligation of each Lender to honor any Notice of Borrowing and each Swing Line Bank to make an Advance (other than (x) a Swing Line Advance made by a Lender pursuant to Section 2.02(b) or (y) an Advance made by any Issuing Bank or any Lender pursuant to Section 2.03(c)) after the Escrow Release Date is subject to the following conditions precedent (provided that a Conversion or continuation of any Advance shall not be considered a Borrowing or an Advance for purposes of this Section 3.03):

(a) The representations and warranties contained in Section 4.01 (except the representations set forth in clauses (d)(ii) thereof and (f) thereof) or any other Loan Document shall be true and correct in all material respects on and as of the date of such Advance or issuance; provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(b) No Default shall exist or would result from such proposed Advance or issuance or from the application of the proceeds therefrom.

(c) The Agent shall have received a Notice of Borrowing or Notice of Issuance, as applicable, in accordance with the requirements hereof.

In addition to the other conditions precedent set forth in this Section 3.03, if any Revolving Lender becomes, and during the period it remains, a Defaulting Lender, no Issuing Bank will be required to issue any Letter of Credit or to amend any outstanding Letter of Credit to increase the face amount thereof, alter the drawing terms thereunder or extend, or permit the extension of, the expiry date thereof, and no Swing Line Bank will be required to make any Swing Line Advance, unless any Fronting Exposure that would result therefrom is eliminated or fully covered by the Revolving Credit Commitments of the Revolving Lenders that are Non-Defaulting Lenders or by Cash Collateralization or a combination thereof satisfactory to such Issuing Bank or Swing Line Bank.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties. (i) Other than with respect to Section 4.01(d)(ii), subject to Section 3.02, as of the Closing Date, and (ii) as of each other date after the Escrow Release Date to the extent required pursuant to Section 3.03, the Borrower (as to itself and/or its Subsidiaries (as applicable)) represents and warrants to the Agent, the Issuing Banks and the Lenders as follows:

(a) Organization; Powers. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted, in the case of each of the foregoing, for each Subsidiary that is not a Material Subsidiary, except where the failure to do so individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

(b) Authorization; Enforceability. The Transactions (including, on the Closing Date only, the Closing Date Transactions) are within the Borrower’s and its Subsidiaries’ corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

provided that no representation as to the legality, validity, binding obligation or enforceability is given as to the matters set forth in Section 8.14.

(c) Governmental Approvals; No Conflicts. The Transactions (including, on the Closing Date only, the Closing Date Transactions) (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (ii) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (iv) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, in each case of the foregoing clauses (i) through (iv) except where the failure to do so individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(d) Financial Condition; No Material Adverse Change.

(i) The Purchase Agreement Financials present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (b) of the definition of “Purchase Agreement Financials”.

(ii) Since the Closing Date (after giving effect to the Closing Date Transactions), there has been no material adverse change in the business, assets, operations or condition, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole.

(e) Properties.

(i) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except (x) for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes, or (y) where the failure to have such title or interest would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(ii) Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(f) Litigation and Environmental Matters.

(i) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against the Borrower or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect (other than the Disclosed Litigation).

(ii) Except for the Disclosed Litigation and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, the Borrower and its Subsidiaries (A) are in compliance with applicable Environmental Laws and with permits, license and other approvals required under any applicable Environmental Law, (B) are not subject to any Environmental Liability, (C) have not received notice of any claim with respect to any Environmental Liability (D) knows of any basis for any Environmental Liability.

(iii) Since the Closing Date (after giving effect to the Closing Date Transactions), there has been no change in the status of the Disclosed Litigation that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

(g) Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(h) Investment Company Status. Neither the Borrower nor any of its Subsidiaries is required to be registered as an “investment company” as such term is defined in and under the Investment Company Act, 1940, as amended.

(i) Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (i) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (ii) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(j) ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

(k) Disclosure. All written factual information (other than (i) financial projections, the model, pro forma information, estimates, forecasts, and other forward-looking information (collectively, “Projections”) and (ii) information of a general economic or industry nature and all third party memos or reports furnished to the Agent and the Lenders) that has been or is hereafter made available to the Agent and the Lenders by the Borrower or on behalf of the Borrower by any of its representatives (as supplemented from time to time, including with any disclosed matters) in connection with the Transactions, taken as a whole, is and will be (as of the date made, as supplemented from time to time) correct in all material respects and does not and will not (as of the date made, as supplemented or otherwise updated from time to time), taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, when taken as a whole, not materially misleading in light of the circumstances under which such statements were made and (b) all written financial Projections concerning the Borrower and its Subsidiaries (solely to the extent such Projections in respect of the Transferred Assets (as such term is defined in the Purchase Agreement) have been made by the Borrower), that have been or are hereafter made available to the Agent and the Lenders by the Borrower or on behalf of the Borrower by any of its representatives have been or will be prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made; it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s and its Subsidiaries’ control, the Projections, by their nature, are inherently uncertain and no assurances are being given that the results reflected in the Projections will be achieved and actual results may differ from the Projections and such differences may be material.

(l) Margin Stock. The Borrower is not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System, as in effect from time to time), and no proceeds of any Advance or Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock, in the case of each of the foregoing, in a manner that would violate Regulation U.

(m) Anti-Corruption Laws and Sanctions. (i) No part of the proceeds of any Advance or Letter of Credit made on the Closing Date will be used by the Borrower or its Subsidiaries, directly or indirectly, in violation of any Anti-Corruption Laws or any applicable Sanctions and (ii) the Borrower has implemented and maintains in effect policies and procedures reasonably designed in accordance with applicable law to promote compliance by the Borrower, its Subsidiaries and (when acting in their respective capacities as such) their respective directors, officers, and employees with Anti-Corruption Laws and applicable Sanctions. To the knowledge of the Borrower, the Borrower and its Subsidiaries are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Borrower, any Subsidiary or any of their respective directors or officers, or, to the knowledge of the Borrower, after due inquiry, any of its employees that will act in any capacity in connection with or benefit from the credit facility established hereby, is, or is controlled by, a Sanctioned Person.

(n) USA Patriot Act, FCPA and OFAC.

(i) On the Closing Date (after giving effect to the Closing Date Transactions), to the extent applicable, the Borrower and its Subsidiaries is in compliance, in all material respects, with (A) the Trading with the Enemy Act and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto and (B) the Act, solely for purposes of Section 4.01 to the extent a breach or violation of the representation in this clause (B) would reasonably be expected to result in a Material Adverse Effect.

(ii) (A) None of the Borrower or any of its Subsidiaries nor, to the knowledge of the Borrower, any director or officer of the Borrower or its Subsidiaries are currently the subject of any U.S. sanctions program administered by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”), and (B) none of the Borrower or its Subsidiaries will directly or indirectly knowingly use the proceeds of the Loans or otherwise knowingly make available such proceeds to any Person, for the purpose of financing the activities of any Person, or in any country or territory that, at the time of such financing, is the subject of any U.S. sanctions program administered by OFAC, except to the extent licensed or otherwise approved by OFAC.

(iii) (A) The Borrower and its Subsidiaries are in compliance with the Beneficial Ownership Regulation and (B) the most recent Beneficial Ownership Certification provided by the Borrower to the Agent is true, complete, and correct in all respects.

ARTICLE 5

COVENANTS

Section 5.01 Affirmative Covenants. From and after the Escrow Release Date, until the Commitments and Letters of Credit have expired or been terminated and the principal of and interest on each Advance and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

(a) Financial Statements and Other Information. The Borrower will furnish to the Agent (which shall promptly furnish to each of the Lenders):

(i) within 120 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or material exception as to the scope of such audit (other than a “going concern” qualification or like qualification or exception or explanatory statement attributable solely to upcoming maturity under any Indebtedness or any actual or potential inability to satisfy any financial covenants on a future date or in a future period)) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(ii) within 55 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Responsible Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(iii) concurrently with any delivery of financial statements under clause (i) or (ii) above, a certificate of a Responsible Officer of the Borrower (A) certifying as to whether a Default has occurred since the delivery of the previous such certificate, or, with respect to the first such certificate, the Closing Date and, if such Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (B) setting forth reasonably detailed calculations demonstrating compliance with Section 5.03 and (C) stating whether any change in GAAP or in the application thereof has occurred since the later of date of the audited financial statements referred to in Section 4.01(d) and the certificate most recently delivered under this clause (iii) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(iv) [reserved];

(v) [reserved]; and

(vi) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Agent or any Lender may reasonably request, including, without limitation, information or certifications as may be required under the Beneficial Ownership Regulation, if applicable.

(b) Notices of Material Events. The Borrower will furnish to the Agent (which shall promptly furnish to each of the Lenders) prompt written notice of the following:

(i) the occurrence of any Default;

(ii) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that would reasonably be expected to result in a Material Adverse Effect; and

(iii) any other development that results in a Material Adverse Effect.

Each notice delivered under this clause (b) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

(c) Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and take all reasonable action to maintain the rights, licenses, permits, privileges and franchises material to the conduct of its business, except to the extent that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided that (x) the foregoing shall not prohibit any transaction permitted or not otherwise prohibited by the other terms of this Agreement, (y) any Subsidiary of the Borrower may liquidate or dissolve and (z) the foregoing shall not prohibit any transaction between or among the Borrower and its Subsidiaries.

(d) Payment of Taxes. The Borrower will, and will cause each of its Subsidiaries to, pay its Tax liabilities before the same shall become delinquent or in default, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (ii) the failure to make payment would not reasonably be expected to result in a Material Adverse Effect.

(e) Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (i) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (ii) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, in each case, except to the extent that the failure to do so under clause (i) or (ii) would not reasonably be expected to result in a Material Adverse Effect.

(f) Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which entries are made sufficient to prepare financing statements in accordance with GAAP (or other applicable accounting rules or as otherwise disclosed to the Agent). The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Agent or any Lender, upon reasonable prior notice and (unless an Event of Default has occurred and is continuing, at the expense of the Agent or such Lender, as the case may be), to visit and inspect its properties, to examine and make extracts from its books and records (other than Tax returns), and to discuss its affairs, finances and condition with its officers and independent accountants, in each case so long as (x) the Agent, such Lender or such representative agrees to treat such information and documents in accordance with Section 8.08, and (y) the officers of the Borrower and its Subsidiaries shall be afforded the opportunity to participate in any discussions with such independent accountants), all at such reasonable times during normal business for the Borrower or such Subsidiary and as often as reasonably requested; provided that only the Agent on behalf of the Lenders may exercise rights of under this Section 5.01(f) and the Agent shall not exercise such rights more often than one (1) time during any calendar year absent the existence of an Event of Default. Notwithstanding anything to the contrary in this Section 5.01(f), none of the Borrower or any of its Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Agent (or its representatives) is prohibited by contract, applicable law, rule, regulation or court order or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.

(g) Compliance with Laws, Etc. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect policies and procedures reasonably designed in accordance with applicable law to promote compliance by the Borrower, its Subsidiaries and (when acting in their respective capacities as such) their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions in each case, in all material respects to the extent required by applicable law.

(h) Use of Proceeds. The proceeds of the Advances will be used only to consummate the Closing Date Transactions and, thereafter, for capital expenditures and general corporate purposes of the Borrower and its Subsidiaries. No part of the proceeds of any Advance will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Federal Reserve Board, including Regulation U and Regulation X, as in effect from time to time.

(i) Hedging; Derivatives. Within 90 days following the Closing Date, the Borrower shall use commercially reasonable efforts to enter into customary interest rate hedging or other derivative transactions with respect to at least seventy percent (70%) of the aggregate principal amount of Escrow Funding Date Advances that are Term Advances and that remain outstanding on the 90th day following the Closing Date.

Section 5.02 Negative Covenants. From and after the Escrow Release Date, until the Commitments and Letters of Credit have expired or terminated and the principal of and interest on each Advance and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

(a) Negative Pledge. The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien in, of or on any property of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, except:

(i) Liens created for the benefit of the Agent, the Issuing Banks or Lenders or their respective Affiliates;

(ii) Liens existing on the date of this Agreement;

(iii) Permitted Encumbrances;

(iv) Liens on property (A) of a Subsidiary to secure only obligations owing to the Borrower or another such Subsidiary or (B) of any Person which becomes a Subsidiary after the date of this Agreement, provided that such Liens in this clause (B) are in existence at the time such Person becomes a Subsidiary and were not created in anticipation thereof;

(v) Liens (x) upon real and/or tangible personal property acquired after the Closing Date (by purchase, construction or otherwise) by the Borrower or any of its Subsidiaries, each of which Liens either (A) existed on such property before the time of its acquisition and was not created in anticipation thereof, or (B) was created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of such property; provided that no such Lien shall extend to or cover any property of the Borrower or such Subsidiary other than the property so acquired and improvements thereon (or the Equity Interests of the Person that owns such property); provided, further, that the principal amount of Indebtedness secured by any such Lien shall at no time exceed the fair market value (as determined in good faith by a Responsible Officer of the Borrower) of such property at the time such Lien is created and (y) securing Capital Lease Obligations;

(vi) Liens on assets related to railcar operating leases (including, but not limited to, car service contracts and cash collateral accounts funded with revenues under such leases) securing obligations of the Borrower or any Subsidiary under such lease;

(vii) attachment, judgment and other similar Liens arising in connection with court proceedings; provided that (A) the execution or other enforcement of such Liens in an aggregate amount exceeding $75,000,000 is effectively stayed and (B) the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

(viii) Liens securing Secured Nonrecourse Obligations;

(ix) in addition to the Liens permitted in the foregoing clauses (i) through (viii) of this Section 5.02(a), Liens incurred in the ordinary course of business of the Borrower and any of its Subsidiaries; provided that the aggregate amount of Indebtedness secured by Liens pursuant to this clause (ix) shall not at any time exceed the greater of (x) $500,000,000 and (y) twenty percent (20%) of the book value of the Borrower’s total assets;

(x) any extension, renewal or replacement, or the combination of, the foregoing clauses (i) through (ix); provided, however, that the Liens permitted hereunder shall not be spread to cover any additional Indebtedness or property (other than a substitution of like property); and

(xi) additional Liens upon real and/or personal property of the Borrower or any of its Subsidiaries created after the Closing Date so long as Unsecured Debt (as defined below) shall not, at any time, exceed Eligible Assets (as defined below).

For the purposes of Section 5.02(a)(xi):

“Eligible Assets” means the difference, as at any date of determination, of the following (each of the following items being the consolidated amounts as reflected in the Borrower’s balance sheet (and/or notes thereto) delivered in accordance with Section 5.01(a)(i) or (ii) hereof): (A) the sum of (i) cash plus (ii) available for sale securities plus (iii) direct financing leases plus (iv) loans plus (v) operating lease assets, facilities and other– net (including progress payments related thereto) plus (vi) 50% of investment in joint ventures plus (vii) assets held (or contracted to be acquired) for sale and lease plus (viii) investment in future residuals plus (ix) right of use assets minus (B) encumbered assets.

“Unsecured Debt” means the sum, as at any date of determination, of the following (each of the following items being the consolidated amounts as reflected in the Borrower’s balance sheet (and/or notes thereto) delivered in accordance with Section 5.01(a)(i) or (ii) hereof): (i) commercial paper and bankers acceptances plus (ii) notes payable (including without limitation, any indebtedness payable in respect of borrowings under existing unsecured credit facilities) plus (iii) Capital Lease Obligations plus (iv) senior term notes, so long as, in each case, such item is unsecured.

In the event that a Lien or other encumbrance meets the criteria of more than one of the categories described in the definition of Permitted Encumbrance or in any definition referred to therein, the Borrower, in its sole discretion, will be permitted to classify such Lien or encumbrance on the date of its incurrence, or later reclassify such Lien or encumbrance, in any manner that complies with this definition, so long as such Lien or encumbrance (or any portion thereof) is permitted to exist or otherwise be created, incurred or assumed pursuant to this Agreement at the time of reclassification.

(b) Fundamental Changes.

(i) The Borrower will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation.

(ii) The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the Escrow Release Date (immediately after giving effect to the Closing Date Transactions), and any Similar Business.

Notwithstanding the foregoing (A) Borrower is permitted to transfer property or assets to any Subsidiary of the Borrower, so long as such property or assets remain under the ultimate ownership and control of the Borrower and do not adversely impact the consolidated balance sheet, (B) Subsidiaries of the Borrower are permitted to transfer their respective property or assets to the Borrower or other Subsidiaries of the Borrower, so long as such property or assets remain under the ultimate ownership and control of the Borrower and do not adversely impact the consolidated balance sheet, and (C) Subsidiaries of the Borrower are permitted to merge into or consolidate into other Persons in a transaction in which the surviving Person is the Borrower (provided such Person is organized under the laws of the United States, any state or territory thereof or the District of Columbia); provided that, notwithstanding anything to the contrary in this paragraph or elsewhere in this Agreement, any Subsidiary of the Borrower may be organized under the laws of (i) the United States, any state or territory thereof or the District of Columbia, (ii) Canada or any province or territory thereof, (iii) England and Wales, Scotland or Northern Ireland, (iv) the Commonwealth of Australia or any state or territory thereof, (v) New Zealand or (vi) any member state of the European Economic Area.

(c) Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates; provided that the provisions of this clause (c) will not apply to:

(i) transactions at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties,

(ii) transactions between or among any of the GATX Guarantor, any other entity that becomes a Guarantor, the Borrower or one or more Subsidiaries of the Borrower not involving any other Affiliate;

(iii) transactions expressly permitted by Section 5.02(g);

(iv) to the extent applicable, payment of fees to any nationally recognized commercial or investment bank or any of its Affiliates in connection with any management, financial advisory, financing, underwriting or placement services or any other investment banking, capital markets, banking or similar services, which fees, in the reasonable determination of a majority of the directors of Borrower disinterested with respect to the applicable transaction, are commercially reasonable;

(v) the entering by Borrower or any Subsidiary into any transaction with any joint venture entities;

(vi) transactions in existence on the Closing Date (with such transactions involving payments or consideration in excess of $2,000,000 set forth on Schedule 5.02(c)(vi)) and any amendment, modification, replacement, renewal or extension thereof to the extent that such amendment, modification, replacement, renewal or extension, taken as a whole, is not adverse to the Lenders (in their capacities as such) in any material respect;

(vii) any transaction (or series of related transactions) involving consideration or value of less than $45,000,000; provided that if any transaction would be permitted pursuant to any one or more of the clauses under this Section 5.02(c) in addition to this clause (vii), the Borrower may elect (in its sole discretion) to treat such transaction as occurring pursuant to such other clause under this Section 5.02(c) (as applicable) and any transaction subject to such an election will not be included when calculating the Dollar limitation herein above;

(viii) the issuance of Equity Interests (other than Disqualified Equity Interests unless such Disqualified Equity Interests are otherwise permitted under Section 5.02(f)) by the Borrower not constituting a Change of Control;

(ix) repurchases, retirements, redemptions or other acquisitions or retirements of Equity Interest by the Borrower or any Subsidiary not otherwise prohibited under this Agreement, and any actions by the Borrower or any Subsidiary to permit the same;

(x) [reserved];

(xi) the entry into, performance under, and making of any payments in respect of any employment, compensation and severance arrangements and health, disability and similar insurance or benefit plans or supplemental executive retirement benefit plans or arrangements between the Borrower, the Guarantors and the Subsidiaries of the Borrower and Guarantors and their respective directors, officers, managers, employees, consultants or independent contractors (including management and/or employee benefit plans or agreements, stock/equity/option plans, management equity plans, subscription agreements or similar agreements pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current or former employees, officers, managers, directors, consultants or independent contractors and stock option or incentive plans and other compensation arrangements) in the ordinary course of business or as otherwise approved by the governing body of such Person;

(xii) the payment of customary fees, compensation and reasonable out-of-pocket costs to, and benefits, indemnities and reimbursements and employment and severance arrangements provided on behalf of, or for the benefit of, future, current or former, directors, managers, consultants, officers, employees and independent contractors of the Borrower and its Subsidiaries and any Guarantor in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and its Subsidiaries and any Guarantor;

(xiii) [reserved];

(xiv) [reserved];

(xv) any common capital contribution by the Borrower, any Guarantor or any Subsidiary to the capital of any Subsidiary;

(xvi) any transaction between or among the Borrower, any Guarantor or any of their respective Subsidiaries and any Affiliate of the Borrower, any Guarantor or any of their respective Subsidiaries or a joint venture or similar Person that would constitute an Affiliate transaction solely due to the fact that a director of such joint venture or similar Person is also a director of the Borrower, any Guarantor or any of their respective Subsidiaries; provided, however, that such director abstains from voting as a director of the Borrower or Guarantor or any of their respective Subsidiaries, as the case may be, on any matter involving such other Person;

(xvii) the entering into, and payments by, the Borrower, any Guarantor or any of their respective Subsidiaries pursuant to Tax sharing agreements among any such Persons on customary terms to the extent such payments under such Tax sharing agreements are permitted Tax Distributions under Section 5.02(g)(vii);

(xviii) transactions in which the Borrower delivers to the Agent a letter from an independent financial advisor stating that such transaction is fair to the Borrower, any Guarantor or any of their respective Subsidiaries from a financial point of view;

(xix) payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) made in the ordinary course of business to future, current or former employees, directors or consultants of the Borrower, any Guarantor or any of their respective Subsidiaries, and employment agreements, stock option plans and other compensatory arrangements with any such employees, directors or consultants;

(xx) the existence of, and the performance by the Borrower, any Guarantor or any of their respective Subsidiaries of their respective obligations under the terms of, any limited liability company, limited partnership, or other organization document, joint venture agreement or security holders agreement (including any registration rights agreement or purchase agreement related thereto), or agreements similar to any of the foregoing, to which it is a party on the Closing Date (or, if later, the date such Subsidiary is formed or acquired so long as not entered into in contemplation of such acquisition other than pursuant to customary terms in an acquisition agreement pursuant to which such Subsidiary was acquired), and similar agreements that it may enter into thereafter to the extent not prohibited by this Agreement (and not entered into in contemplation of entering into this Agreement);

(xxi) (i) the payment of customary fees, expenses and compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) to current or former officers, managers, employees, consultants, advisors and members of the board of directors or comparable governing body of the Borrower, any Guarantor or any of their respective Subsidiaries and (ii) customary indemnities provided on behalf of current or former officers, directors, managers, employees, advisors or consultants of the Borrower, any Guarantor or any of their respective Subsidiaries;

(xxii) transactions with customers, clients, suppliers, joint ventures, purchasers or sellers of goods or services or providers of employees or other labor entered into in the ordinary course of business, consistent with past practice or consistent with industry norm, which are (1) fair to the Borrower and/or its applicable Subsidiary in the good faith determination of the governing body of the Borrower or the senior management thereof or (2) on terms, taken as a whole, that are not materially less favorable to the Borrower and/or its applicable Subsidiary as might reasonably have been obtained at such time from a Person other than an Affiliate;

(xxiii) transactions undertaken pursuant to a shared services agreement or pursuant to a membership in a purchasing consortium;

(xxiv) transactions with a Person that is an Affiliate of the Borrower arising solely because the Borrower or any Subsidiary owns any Equity Interests in, or Controls, such Person;

(xxv) any lease entered into between the Borrower or any Subsidiary, on the one hand, and any Affiliate of the Borrower, on the other hand, which is approved by the governing body of the Borrower or is entered into in the ordinary course of business (including the implementation of a lease-in, lease-out structure with any Mexican Subsidiary of the Borrower, as customarily used in the railcar leasing business);

(xxvi) intellectual property licenses entered into in the ordinary course of business, consistent with past practice or consistent with industry norm;

(xxvii) any transition services arrangement, supply arrangement or similar arrangement entered into in connection with or in contemplation of the disposition of assets or Equity Interests in any Subsidiary not in violation of this Agreement that the governing body of the Borrower determines is either fair to the Borrower or otherwise on customary terms for such type of arrangements in connection with similar transactions;

(xxviii) transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Borrower in an officer’s certificate) for the purposes of improving the consolidated Tax efficiency of the Borrower and its Subsidiaries and not for the purpose of circumventing any covenant set forth in this Agreement so long as, after giving effect such transaction, no Event of Default shall have occurred and be continuing; and

(xxix) transactions and the performance of obligations under the Rail Portfolio Management Services Agreement, the LTL Management Services Agreement, and any replacement or similar agreements,

provided that the foregoing provisions of this Section 5.02(c) shall not prohibit any such Person from declaring or paying any lawful Restricted Payment so long as, after giving effect thereto, no Default shall have occurred and be continuing.

(d) Fiscal Year. Unless required by applicable law or otherwise consented to by the Agent (which consent shall not be unreasonably withheld, conditioned or delayed), the Borrower will not permit its fiscal year to end on other than December 31 and for each of its fiscal quarters to end on other than the last day of standard calendar quarters.

(e) Use of Proceeds. Neither the Borrower nor any of its Subsidiaries shall use the proceeds of any Borrowing or Letter of Credit in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws. Neither the Borrower nor any of its Subsidiaries shall use the proceeds of any Borrowing or Letter of Credit for the purpose of financing any activities, business or transaction of or with any Sanctioned Person or a Person known by the Borrower to be controlled by a Sanctioned Person, or in any Sanctioned Country, except where such activities, business or transaction could be conducted legally by a Person organized in the United States.

(f) Indebtedness. The Borrower shall not and will cause its Subsidiaries to not, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness; provided that the provisions of this clause (f) will not apply to:

(i) Indebtedness under the Loan Documents (including Advances, Incremental Advances, Refinancing Advances, Extended Advances and Permitted Refinancing Indebtedness);

(ii) Indebtedness existing on the Closing Date;

(iii) intercompany Indebtedness of the Borrower and its Subsidiaries; provided that any intercompany Indebtedness owed by the Borrower to any Subsidiary shall be subordinated on terms substantially consistent with those set forth on Exhibit 5.02(f)(iii) hereto or such other terms as the Borrower and the Agent shall mutually agree;

(iv) Indebtedness under (A) completion guarantees, performance, bid or surety bonds, statutory or insurance bonds, in each case incurred in the ordinary course of business or (B) appeal or similar bonds, or bonds with respect to workers’ compensation claims;

(v) Indebtedness acquired or assumed by the Borrower or any Subsidiary in connection with any acquisition or other investment not prohibited by this Agreement; provided that such Indebtedness acquired or assumed (x) existed at the time of such acquisition or other investment and (y) was not created in connection therewith or in contemplation thereof;

(vi) Indebtedness under or in respect of Hedging Agreements that are not speculative in nature;

(vii) Indebtedness incurred to extend, renew or refinance any Indebtedness described in this Section 5.02(f) (“Permitted Refinancing Indebtedness”); provided, however, that:

(A) such Permitted Refinancing Indebtedness is in an aggregate principal amount (together with the amount of any Indebtedness permitted under any other clause of this Section 5.02(f)) not greater than the aggregate principal amount of the Indebtedness being extended, renewed or refinanced, plus the amount of any interest, premiums, discounts or penalties required to be paid thereon plus fees and expenses associated therewith plus an amount equal to any existing commitment unutilized and letters of credit undrawn under the Indebtedness being extended, renewed or refinanced,

(B) such Permitted Refinancing Indebtedness has a later or equal final maturity and a longer or equal Weighted Average Life to Maturity than the Indebtedness being extended, renewed or refinanced (provided that this clause (B) will not apply to (x) Customary Bridge Facilities (so long as the long-term Indebtedness into which any Customary Bridge Facility is to be converted or exchanged satisfies this requirement) and (y) at the option of Borrower, Indebtedness in an aggregate principal amount up to the Inside Maturity Exception in effect immediately prior to the time of issuance of such Permitted Refinancing Indebtedness),

(C) if the Indebtedness being extended, renewed or refinanced is subordinated to the obligations of the Borrower under this Agreement, the Permitted Refinancing Indebtedness is similarly so subordinated on terms no less favorable to the Lenders than the Indebtedness being extended, renewed or refinanced,

(D) only the obligors in respect of the Indebtedness being extended, renewed or refinanced may become obligated with respect to such Permitted Refinancing Indebtedness,

(E) if the Indebtedness being extended, renewed or refinanced is secured by Liens, such Permitted Refinancing Indebtedness is (i) unsecured or (ii) is not secured by any Liens other than (x) Liens securing such Indebtedness being extended, renewed or refinanced and/or (y) Permitted Liens,

(F) the terms and conditions of such Permitted Refinancing Indebtedness (I) are substantially identical to, or taken as a whole, not more favorable to the lenders or holders providing such Permitted Refinancing Indebtedness than, those applicable to such Indebtedness being extended, renewed or refinanced or (II) shall otherwise reflect customary market terms and conditions at the time of the incurrence of such Permitted Refinancing Indebtedness; provided further that this clause (F) will not apply to (v) terms addressed in the other clauses of this “Permitted Refinancing Indebtedness” definition, (w) interest rate, rate floors, fees, funding discounts, original issue discount, and other pricing terms, (x) payment, redemption, prepayment or other premiums, (y) optional prepayment or redemption terms, or (z) any provisions applicable only after the Latest Maturity Date; and

(G) such refinancing will not refresh any Dollar- or ratio-based “baskets” set forth in this Section 5.02(f) as a result of the repayment of the Indebtedness being refinanced (provided that, for the avoidance of doubt, a repayment of such Permitted Refinancing Indebtedness (other than through a further refinancing under this Section 5.02(f)(vii)) shall cause such Dollar- or ratio-based “basket” to be refreshed by the principal amount of such refinanced Indebtedness);

(viii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five (5) Business Days of its incurrence;

(ix) endorsements for collection, deposit or negotiation and warranties of products and services, in each case, incurred in the ordinary course of business;

(x) unsecured subordinated Indebtedness of the Borrower issued in lieu of making a dividend, payment or distribution permitted pursuant to Section 5.02(g);

(xi) [reserved];

(xii) Guarantees of Indebtedness otherwise permitted to be incurred pursuant to this Section 5.02(f);

(xiii) other Indebtedness if (subject to Section 1.06) the Asset Coverage Ratio of the Borrower would be no greater than 0.75 to 1.00 on a pro forma basis;

(xiv) Indebtedness of the Borrower or any Subsidiary representing (A) deferred compensation to current or former directors, officers, employees, members of management and consultants of the Borrower or any Subsidiary in the ordinary course of business and (B) deferred compensation or other similar arrangements in connection with the Closing Date Transactions or any acquisition or any other investment not prohibited by this Agreement;

(xv) Indebtedness of the Borrower or any Subsidiary consisting of (A) the financing of insurance premiums, (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business and/or (C) obligations to reacquire assets or inventory in connection with customer financing arrangements in the ordinary course of business;

(xvi) Indebtedness of the Borrower or any of its Subsidiaries in respect of treasury, depository, credit or debit card, purchasing card, or cash management services or any automated clearing house transfers of funds, netting services, overdraft protections and otherwise in connection with deposit, securities, and commodities accounts arising in the ordinary course of business;

(xvii) [reserved];

(xviii) Indebtedness of the Borrower or any Subsidiary consisting of obligations owing under dealer incentive, supply, license or similar agreements entered into in the ordinary course of business;

(xix) (A) guarantees by the Borrower or any Subsidiary of the obligations of suppliers, customers and licensees in the ordinary course of business and (B) Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services;

(xx) Indebtedness of the Borrower or any Subsidiary constituting earnout or similar arrangements in connection with the Closing Date Transactions or any acquisition or other investment not prohibited by this Agreement or the other Loan Documents; and

(xxiv) all premiums (if any), interest (including post-petition interest, capitalized interest or interest otherwise payable in-kind), reasonable fees, expenses, charges and additional or contingent interest on obligations described in other clauses of this Section 5.02(f).

For purposes of determining compliance with this Section 5.02(f), in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (i) through (xxiv) above, the Borrower, in its sole discretion, will be permitted to classify such item of Indebtedness on the date of its incurrence, creation or assumption, or later reclassify such item of Indebtedness, in any manner that complies with this Section 5.02(f), so long as such Indebtedness (or any portion thereof) is permitted to be incurred, created or assumed pursuant to such provision at the time of reclassification.

(g) Restricted Payments. The Borrower will not and will cause its Subsidiaries to not, directly or indirectly, declare or pay any dividend or make any payment or distribution on account of their respective Equity Interests (in each case, solely in such recipient’s capacity as holder of such Equity Interests) (“Restricted Payments”); provided that, notwithstanding the provisions of this clause (g):

(i) any Subsidiary may declare and pay or make Restricted Payments ratably to its equity holders;

(ii) the Borrower and any Subsidiary may pay or make Restricted Payments to any holder of its Equity Interests in the form of additional shares of equity interests of the same class, and may exchange one class or type of Equity Interests with shares of another class or type of Equity Interests (other than Disqualified Equity Interests unless such Disqualified Equity Interests are otherwise permitted under Section 5.02(f));

(iii) the Borrower may make Restricted Payments directly or indirectly to any parent company of the Borrower so that such Person may repurchase Equity Interests of the Borrower or such Person, respectively, with the proceeds received by the Borrower from the substantially concurrent sale of Equity Interests of the Borrower;

(iv) repurchases of Equity Interests deemed to occur upon the exercise of stock or share options, warrants or similar rights if such Equity Interests represent a portion of the exercise price of such options, warrants or other similar rights, and cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Borrower or any Subsidiary, shall be permitted;

(v) so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Borrower and any of its Subsidiaries may, and the Borrower may make distributions directly or indirectly to any parent company of the Borrower so that such Person may, repurchase Equity Interests of the Borrower, such Person or any Subsidiary having issued Equity Interests in each case owned by or issued or granted to officers, directors, consultants or employees of the Borrower, such Person or the Subsidiaries or make payments to officers, directors, consultants or employees of the Borrower, such Person or the Subsidiaries upon termination of employment in connection with the exercise of stock or share options, stock or share appreciation rights or similar equity incentives or equity-based incentives pursuant to management incentive plans or agreements or other benefit plans or agreements or in connection with the death or disability of such officers, directors, consultants or employees; provided that the aggregate amount so distributed under this clause (v) shall not at any time exceed $10,000,000 per calendar year;

(vi) the Borrower and any of its Subsidiaries may, and the Borrower may make Restricted Payments to any parent company of the Borrower to the extent necessary to pay general corporate and overhead expenses (including customary salary, bonus, severance and other benefits payable to current or former directors, officers, members of management, employees or consultants) and insurance premiums that are related to the business or operations of the Borrower or its Subsidiaries, incurred by such Person in the ordinary course of business;

(vii) the Borrower and any of its Subsidiaries may (A) make Tax Distributions to the direct or indirect holders of the Equity Interests in Borrower and (B) pay Taxes and other fees and expenses of the Borrower or any of its Subsidiaries required to maintain the legal existence of the Borrower or any of and its Subsidiaries;

(viii) the Borrower and any Subsidiary may make Restricted Payments to facilitate the payment by any Person of management, consulting, advisory or other fees or amounts to the GATX Guarantor pursuant to the Management Services Agreements;

(ix) the Borrower may make Restricted Payments if (A) no Event of Default has occurred and is continuing, and (B) the Asset Coverage Ratio after giving pro forma effect to such Restricted Payment would be no greater than 0.80 to 1.00;

(x) [reserved];

(xi) to the extent constituting a Restricted Payment, the Borrower and its Subsidiaries may consummate any transaction permitted by Section 5.02(c);

(xii) the Borrower and its Subsidiaries may make Restricted Payments in order for any parent company of the Borrower to pay interest and/or principal (including applicable high yield discount obligation “catch-up payments”) on Indebtedness the proceeds of which have been contributed to the Borrower or any Subsidiary in cash as common equity (or other equity reasonably acceptable to the Agent); provided that (i)(A) all interest expense relating to such Indebtedness shall (x) reduce Cash Flow and (B) increase Interest Expense, in each case on a Dollar-for-Dollar basis, and (ii) such contribution of equity shall be disregarded for all purposes hereunder; and

(xiii) the grant or issuance of Equity Interests (other than Disqualified Equity Interests in the ordinary course of business unless such Disqualified Equity Interests are otherwise permitted under Section 5.02(f)) as incentives to members of the management of Borrower and its Subsidiaries and any Equity Interests (other than Disqualified Equity Interests unless such Disqualified Equity Interests are otherwise permitted under Section 5.02(f)) issued in connection with the exercise thereof.

Section 5.03 Financial Covenant.

(a) Commencing with the Test Period that is four full fiscal quarters after the Closing Date (or, if earlier, the Test Period during which any Incremental Facility was obtained using the Incremental Fixed Basket), the Borrower will not permit the Asset Coverage Ratio to be greater than 0.85 to 1.0, tested on a trailing four fiscal quarter basis as of the last day of each Test Period; provided that, if, as of the end of any Test Period for which the Borrower has not exercised its right to cure pursuant to Section 6.02 in order to cure a breach of the Asset Coverage Ratio, the Borrower would not be in compliance with this clause (a), but the Fixed Charge Coverage Ratio was equal to or greater than 1.2 to 1.0, tested on a trailing four fiscal quarter basis as of the last day of each Test Period for which the Borrower is not otherwise in compliance with this clause (a) and has not otherwise exercised its right to cure pursuant to Section 6.02 in order to cure a breach of the Asset Coverage Ratio ,the Borrower shall be deemed to be in compliance with this Section 5.03 (the “Financial Covenant”) for such Test Period.

(b) Notwithstanding anything herein or in any Loan Document to the contrary, but subject to clause (c), for each Test Period, the Borrower shall be deemed to be in compliance with the Financial Covenant for such Test Period as long as it is in compliance with either the Asset Coverage Ratio test or the Fixed Charge Coverage Ratio test, including in each case as a result of exercising its right to cure pursuant to Section 6.02, for such Test Period.

(c) Notwithstanding the foregoing, if a Change of Control under clause (c) of the definition “Change of Control” occurs and either (i) the Borrower has or obtains an external investment grade rating in accordance with such clause (c), or (ii) a New Guarantor Election has been made in accordance with such clause (c), then the proviso to clause (a) above shall cease to apply. For the avoidance of doubt, if at any time a New Guarantor Election has been made for a reason other than under clause (c) of the definition “Change of Control” and the GATX Guaranty remains in effect then the proviso to clause (a) above shall continue to apply.

ARTICLE 6

EVENTS OF DEFAULT

Section 6.01 Events of Default. From and after the Escrow Release Date, if any of the following events (“Events of Default”) shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of or interest on any Advance or any fee or any other amount payable under this Agreement when and as the same shall become due and payable and such failure shall continue unremedied for a period of two (2) Business Days (in the case of principal) or five (5) Business Days (in the case of any other amount);

(b) any representation or warranty made by the Borrower (i) in this Agreement or any amendment or modification hereof or (ii) in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification thereof, shall prove to have been incorrect in any material respect when made;

(c) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01(b) (solely with respect to Section 5.01(b)(i), if such failure shall remain unremedied for a period of five (5) days), (c) (solely with respect to the maintenance of legal existence of the Borrower) or (h) or in Sections 5.02 (subject to any cure or grace provisions contained therein) or Section 5.03 (subject, in the case of Section 5.03, to the provisions of Section 6.02);

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a) or (c) of this Section 6.01), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Agent (given at the request of any Lender) to the Borrower;

(e) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable and after any applicable grace and/or notice period;

(f) any event or condition occurs that results in any Material Indebtedness of the Borrower becoming due prior to its scheduled maturity or that enables or permits (after giving effect to any applicable grace period and/or notice period) the holder or holders of any Material Indebtedness of the Borrower or any trustee or agent on its or their behalf to cause any Material Indebtedness of the Borrower to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of (i) the voluntary sale or transfer of the property or assets securing such Indebtedness or (ii) the receipt of proceeds of a casualty or condemnation event;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary (other than a Single Transaction Subsidiary) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) the Borrower or any Material Subsidiary (other than a Single Transaction Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Section 6.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i) the Borrower or any Material Subsidiary (other than a Single Transaction Subsidiary) shall become unable, admit in writing or fail generally to pay its debts (other than Secured Nonrecourse Obligations) as they become due;

(j) one or more judgments for the payment of money (other than in respect of Secured Nonrecourse Obligations) in an aggregate amount in excess of $75,000,000 shall be rendered against the Borrower or any Material Subsidiary (other than a Single Transaction Subsidiary) or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which time execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any such Material Subsidiary to enforce any such judgment;

(k) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(l) a Change of Control shall occur; or

(m) at any time that (x) the GATX Guarantor Controls the Borrower, and (y) (1) the Borrower does not maintain any external investment grade rating at the time of such event or (2) within 60 days after such event, neither a New Guarantor Election shall have been made, nor shall the Borrower have obtained any external investment grade rating:

(i) any event or condition occurs that results in any Material Indebtedness of the GATX Guarantor becoming due prior to its scheduled maturity or that enables or permits (after giving effect to any applicable grace period and/or notice period) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (i) shall not apply to secured Indebtedness that becomes due as a result of (I) any voluntary sale or transfer of the property or assets securing such Indebtedness or (II) any receipt of proceeds of a casualty loss or condemnation; or

(ii) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (I) liquidation, reorganization or other relief in respect of the GATX Guarantor or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (II) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the GATX Guarantor or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(iii) the GATX Guarantor shall (I) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (II) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (ii) of this Section 6.01(m), (III) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the GATX Guarantor or for a substantial part of its assets, (IV) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (V) make a general assignment for the benefit of creditors or (VI) take any action for the purpose of effecting any of the foregoing; or

(iv) the GATX Guarantor shall become unable, admit in writing or fail generally to pay its debts (other than any Secured Nonrecourse Obligations) as they become due; or

(v) the GATX Guaranty ceases to be a legally valid and binding obligation of the parties thereto (other than as a result of the termination of the GATX Guaranty in accordance with the terms thereof),

then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) of this Section), and at any time thereafter during the continuance of such event, the Agent may, and at the request, of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (x) terminate the Commitments (other than the Commitments to make Advances by an Issuing Bank or a Revolving Lender pursuant to Section 2.03(c)), and thereupon such Commitments shall terminate immediately, and (y) declare the Advances then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Advances so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that in case of any event with respect to the Borrower described in clauses (g) or (h) of this Section, the Commitments (other than the Commitments to make Advances by an Issuing Bank or a Revolving Lender pursuant to Section 2.03(c)) shall automatically terminate and the principal of the Advances then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

If any Event of Default shall have occurred and be continuing, the Agent may with the consent, or shall at the request, of the Required Revolving Lenders, irrespective of whether it is taking any of the actions described in the foregoing provisions of this Section 6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, (a) pay to the Agent on behalf of the Revolving Lenders in same day funds at the Agent’s office designated in such demand, for deposit in the L/C Cash Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding or (b) make such other arrangements in respect of the outstanding Letters of Credit as shall be acceptable to the Required Revolving Lenders. If at any time the Agent determines that any funds held in the L/C Cash Collateral

Account are subject to any right or claim of any Person other than the Agent and the Revolving Lenders or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited and held in the L/C Cash Collateral Account, an amount equal to the excess of (i) such aggregate Available Amount over (ii) the total amount of funds, if any, then held in the L/C Cash Collateral Account that the Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit, to the extent funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the Issuing Banks to the extent permitted by applicable law. After (A) no Event of Default shall be continuing or (B) all such Letters of Credit shall have expired or been fully drawn upon and all other obligations of the Borrower hereunder and under the Notes shall have been paid in full, the balance, if any, in such L/C Cash Collateral Account shall be returned to the Borrower.

Section 6.02 Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 6.01, but subject to Sections 6.02(b) and (c), for the purpose of determining whether an Event of Default under the Financial Covenant has occurred, the Borrower may, on one or more occasions, designate any portion of the Net Proceeds actually received by the Borrower from any cash contribution to the common capital of the Borrower (or from any other contribution to capital or sale or issuance of any other Equity Interest (other than Disqualified Equity Interests or the Equity Contribution) on terms reasonably satisfactory to the Agent) (the “Cure Amount”) as an increase to Total Assets or Cash Flow, as applicable, for the applicable fiscal quarter; provided that:

(i) such amounts to be designated are actually received by the Borrower on or prior to the tenth (10th) Business Day after the date on which financial statements are required to be delivered with respect to such applicable fiscal quarter, but no earlier than the first date of the most recently ended period of four consecutive fiscal quarters of the Borrower (the “Cure Expiration Date”); and

(ii) the Borrower will have provided notice to the Agent on the date such amounts are designated as a “Cure Amount” (it being understood that to the extent such notice is provided in advance of delivery of any certificate or other notice for the applicable period, the amount of such Net Proceeds that is designated as the Cure Amount may be lower than specified in such certificate or notice to the extent that the amount necessary to cure any Event of Default under the Financial Covenant is less than the full amount of such originally designated amount).

The Cure Amount used to calculate Total Assets or Cash Flow, as applicable, for one fiscal quarter will be used and included when calculating Total Assets or Cash Flow, as applicable, for each Test Period that includes such fiscal quarter. The parties hereby acknowledge that this Section 6.02(a) may not be relied on for the purposes of calculating any financial ratios other than as applicable to the Financial Covenant (and may not be included for purposes of determining pricing, mandatory prepayments and the availability or amount permitted pursuant to any covenant under Section 5.02) and may not result in any adjustment to any amounts (including the amount of Indebtedness) or increase in cash with respect to the fiscal quarter with respect to which such Cure Amount was applied other than the amount of the Total Assets or Cash Flow, as applicable, referred to in the immediately preceding sentence, except to the extent such proceeds are actually applied to prepay Indebtedness under this Agreement. Notwithstanding anything to the contrary contained in Section 6.01, (A) subject to clause (y) below, upon designation of the Cure Amount by the Borrower, the Financial Covenant will be deemed satisfied and complied with as of the end of the relevant fiscal quarter with the same effect as though there had been no failure to comply with the Financial Covenant and any Event of Default under the Financial Covenant (and any other Default as a result thereof) will be deemed not to have occurred for purposes of the Loan Documents, and (B) neither the Agent nor any Lender may exercise any rights or remedies under Section 6.01 (or under any other Loan Document) on the basis of any actual or purported Event of Default under the Financial Covenant (and any other Default as a result thereof) until and unless either (x) the Cure Expiration Date has occurred without the Cure Amount having been designated or (y) following delivery of the notice of designation specified in Section 6.02(a)(ii) above, the Borrower does not actually receive the Cure Amount.

(b) In each period of four (4) consecutive fiscal quarters, there shall be no more than two (2) fiscal quarters in which the cure right set forth in Section 6.02(a) is exercised.

(c) There can be no more than five (5) fiscal quarters in which the cure rights set forth in Section 6.02(a) are exercised during the term of this Agreement.

ARTICLE 7

THE AGENT

Section 7.01 Appointment and Authority. Each of the Lenders and the Issuing Banks hereby irrevocably appoints Wells Fargo to act on its behalf as the Agent hereunder and under the Notes and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent, the Lenders and the Issuing Banks, and, except as provided in Section 7.07, the Borrower shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any Notes (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 7.02 Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

Section 7.03 Exculpatory Provisions.

(a) The Agent shall not have any duties or obligations except those expressly set forth herein, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Agent is required to exercise as directed in writing by the Required Lenders, Required Facility Lenders or Required Revolving Lenders, as applicable (or such other number or percentage of the Lenders as shall be expressly provided for herein); provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to this Agreement or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law; and

(iii) shall not, except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

(b) The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders, Required Facility Lenders or Required Revolving Lenders, as applicable (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.01 and 6.01), or (ii) in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Agent in writing by the Borrower, a Lender or an Issuing Bank.

(c) The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

Section 7.04 Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Advance or the issuance, extension, renewal or increase of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 7.05 Indemnification.

(a) The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Borrower) from and against such Lender’s pro rata share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement (collectively, the “Indemnified Costs”); provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent’s gross negligence, bad faith or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its pro rata share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05(a) applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party. For purposes of this Section 7.05(a), the Lenders’ respective pro rata shares of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances outstanding at such time and owing to the respective Lenders (ii) their respective Ratable Shares of the aggregate Available Amount of all Letters of Credit outstanding at such time and (iii) their respective unused Commitments at such time.

(b) Each Revolving Lender severally agrees to indemnify the Issuing Banks (to the extent not promptly reimbursed by the Borrower) from and against such Revolving Lender’s Ratable Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any such Issuing Bank in any way relating to or arising out of this Agreement or any action taken or omitted by such Issuing Bank hereunder or in connection herewith; provided, however, that no Revolving Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Issuing Bank’s gross negligence, bad faith or willful misconduct. Without limitation of the foregoing, each Revolving Lender agrees to reimburse any such Issuing Bank promptly upon demand for its Ratable Share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 8.04, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrower.

(c) The failure of any Lender to reimburse the Agent or the Issuing Bank promptly upon demand for its ratable share of any amount required to be paid by the Lenders to the Agent or the Issuing Bank as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Agent or the Issuing Bank for its Ratable Share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Agent or an Issuing Bank for such other Lender’s Ratable Share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

Section 7.06 Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any Notes by or through any one or more sub-agents appointed by the Agent and consented to in writing by the Borrower (such consent not to be required if an Event of Default has occurred and is continuing at the time of such appointment). The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Commitments as well as activities as Agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agents selected by it and appointed with the written consent of the Borrower.

Section 7.07 Resignation of Agent.

(a) The Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (such consent not to be required if a Specified Event of Default has occurred and is continuing at the time of such resignation, in which event the Required Lenders’ decision shall be in consultation with the Borrower), to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Banks, appoint a successor Agent meeting the qualifications set forth above with the consent of the Borrower (such consent not to be required if an Event of Default has occurred and is continuing at the time of such assignment, in which event the Agent’s decision shall be in consultation with the Borrower). Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Agent is a Defaulting Lender, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to such Person and the other parties hereto remove such Person as Agent and, with the consent of the Borrower (such consent not to be required if a Specified Event of Default has occurred and is continuing at the time of such appointment), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the Notes (except that in the case of any collateral security held by the Agent on behalf of the Lenders or the Issuing Banks hereunder, the retiring or removed Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender or Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent, and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the Notes. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Agent’s resignation or removal hereunder, the provisions of this Article and Section 8.04 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.

Section 7.08 Non-Reliance on Agent and Other Lenders. Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any Note or any related agreement or any document furnished hereunder or thereunder. Each Lender and Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or Issuing Bank for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and Issuing Bank agrees not to assert a claim in contravention of the foregoing. Each Lender and Issuing Bank represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

Section 7.09 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agent or co-documentation agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the Notes, except in its capacity, as applicable, as the Agent, a Lender or an Issuing Bank hereunder.

Section 7.10 Lender ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans (as defined below) with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs (as defined below), such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Section VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (k), as applicable, of Section I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Section I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement or any documents related hereto).

As used in this Section:

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

Section 7.11 Erroneous Payments.

(a) If the Agent notifies a Lender or Issuing Bank, or any Person who has received funds on behalf of a Lender or Issuing Bank (any such Lender, Issuing Bank or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Agent, and such Lender or Issuing Bank shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Agent, may, in its sole discretion, specify in writing), return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds, together with interest thereon (except to the extent waived by the Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender, Issuing Bank or any Person who has received funds on behalf of a Lender or Issuing Bank (and each of their respective successors and assigns) hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates), or (z) that such Lender, Issuing Bank or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each case:

(i) (A) in the case of immediately preceding clauses (x) or (y), an error or mistake shall be presumed to have been made (absent written confirmation from the Agent to the contrary) or (B) an error or mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender or Issuing Bank shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of such error or mistake) notify the Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Agent pursuant to this Section 7.11(b).

For the avoidance of doubt, the failure to deliver a notice to the Agent pursuant to this Section 7.11(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 7.11(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender and Issuing Bank hereby authorizes the Agent to set off, net and apply any and all amounts at any time owing to such Lender or Issuing Bank hereunder, or otherwise payable or distributable by the Agent to such Lender or Issuing Bank from any source, against any amount due to the Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d) The parties hereto agree that (x) irrespective of whether the Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Issuing Bank, to the rights and interests of such Lender or Issuing Bank, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligations owed by the Borrower, provided that this Section 7.11 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the obligations of the Borrower relative to the amount (or timing for payment) of the obligations that would have been payable had such Erroneous Payment not been made by the Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply , to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from, or on behalf of (including through the exercise of remedies under any Loan Document), the Borrower for the purpose of a payment with respect to the obligations of the Borrower hereunder.

(e) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(f) Each party’s obligations, agreements and waivers under this Section 7.11 shall survive the resignation or replacement of the Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all obligations of the Borrower hereunder.

ARTICLE 8

MISCELLANEOUS

Section 8.01 Amendments, Etc. Except as otherwise expressly provided in this Agreement, including but not limited to Sections 2.19, 2.22, and 2.23, no amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that:

(a) no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following:

(i) amend (x) the definition “Ratable Share”, (y) the provisions of Section 2.15, or (z) any other provision of the Loan Documents requiring the ratable sharing of payments of the Lenders (except any such changes that would affect the ratable sharing of payments solely within a Facility, which shall require the approval of only the Lenders of that Facility), or

(ii) amend this Section 8.01 or the definitions of “Required Lenders” or “Required Facility Lenders” (except any such changes that would affect the ratable sharing of payments solely within a Facility, which shall require the approval of only the Lenders of that Facility); and

(b) no amendment, waiver or consent shall, unless in writing and signed by each Lender that is directly and adversely affected by such amendment, waiver or consent (but without the consent of the Required Lenders or Agent):

(i) increase or extend the Commitments of such Lender (including by extending the scheduled termination date of such Lender’s Commitment or the scheduled maturity of any Loans funded by such Lender) (except any increases in accordance with Sections 2.19(a) and 2.23, in which case only the consent of the Persons providing the Refinancing Commitments or Incremental Commitments (as applicable) shall be required), it being understood that a waiver of any condition precedent set forth in Section 3.01 or 3.02 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an increase of any Commitment of any Lender,

(ii) reduce the principal of, or rate of interest on, the Advances or any fees or other amounts payable hereunder to such Lender (provided that any (w) reduction related to an interest rate benchmark replacement, (x) change in any definition or ratio or component thereof used in the calculation of such principal rate of interest or fee payable, (y) waiver or amendment in respect of Default Interest, or (z) changes in the mandatory prepayment requirements, shall not, in each case, constitute a reduction in the principal of, or rate of interest on, any Advance or any fee or other amount payable hereunder),

(iii) other than as provided in Section 2.19(b) (in which case only the consent of the Persons providing the Extended Commitments shall be required), postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder to such Lender, it being understood that a waiver of any condition precedent set forth in Section 3.01 or 3.02, the waiver of any Default, mandatory prepayment or mandatory reduction of principal, interest or fees, or any waiver, amendment or consent relating to a Benchmark Replacement shall not constitute the postponement of any such date,

(iv) [reserved],

(v) other than in a transaction of series of transactions permitted under this Agreement and/or the other Loan Documents, release all or substantially all of the value of (x) the collateral securing the obligations of the Borrower under the Loan Documents, or (y) the Guarantees (including the GATX Guaranty, or, if a New Guarantor Election has occurred, any amended or replacement Guaranty entered into in connection therewith);

provided, however, that (and, for the avoidance of doubt, subject in all cases to Section 8.01(a) and clauses (i) through (v) of this Section 8.01(b)), an amendment, waiver or consent which provides for any of the following shall be effective if in writing and signed by the Required Facility Lenders (without the consent of any other Lender or Agent) under the applicable Facility or Facilities:

(A) amend, waive or otherwise modify any term or provision (including the waiver of any conditions set forth in Section 3.02 as to any Borrowing under one or more Revolving Credit Facilities) which directly and adversely affects Lenders under one or more Revolving Credit Facilities and does not directly and adversely affect Lenders under any other Facilities, in each case, without the written consent of the Required Revolving Lenders under such applicable Revolving Credit Facility or Facilities with respect to Revolving Credit Commitments (and in the case of multiple Facilities which are affected, such Required Revolving Lenders shall consent together as one Facility); provided, however, that the waivers described in this clause (A) shall not require the consent of any Lenders other than the Required Revolving Lenders under the applicable Revolving Credit Facility or Facilities (it being understood that any amendment to the conditions of effectiveness of Incremental Commitments set forth in Section 2.23 shall be subject to clause (B) below), or

(B) amend, waive or otherwise modify any term or provision (including the availability and conditions to funding under Section 2.23 with respect to Incremental Term Advances and Incremental Revolving Commitments and the rate of interest applicable thereto) which directly and adversely affects Lenders of one or more Incremental Term Advances or Incremental Revolving Commitments and does not directly and adversely affect Lenders under any other Facility, in each case, without the written consent of the Required Facility Lenders under such applicable Incremental Term Facility or Incremental Revolving Facility (and in the case of multiple Facilities which are affected, such Required Facility Lenders shall consent together as one Facility); it being expressly agreed that nothing in this proviso shall permit any amendment, waiver or consent to effect any matter described in Section 8.01(a) or in clauses (i) through (v) of this Section 8.01(b) without the consents required thereby; provided, however, that, to the extent permitted under Section 2.23, the waivers described in this clause (B) shall only require the consent of the Required Facility Lenders under such applicable Incremental Term Facility or Incremental Revolving Facility;

provided further that:

(I) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note,

(II) no amendment, waiver or consent shall, unless in writing and signed by each Issuing Bank in addition to the Lenders required above, affect the rights or duties of such Issuing Bank under this Agreement or any L/C Related Document relating to any Letter of Credit issued or to be issued by it; provided that this Agreement may be amended to adjust the mechanics related to the issuance of Letters of Credit, including mechanical changes relating to the existence of multiple Issuing Banks, with only the written consent of the Agent, the applicable Issuing Bank and the Borrower so long as the obligations of the Revolving Lenders, if any, who have not executed such amendment, and if applicable the other Issuing Banks, if any, who have not executed such amendment, are not directly and adversely affected thereby,

(III) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Bank in addition to the Lenders required above, affect the rights or duties of the Swing Line Bank under this Agreement; provided that this Agreement may be amended to adjust the borrowing mechanics related to Swing Line Advances with only the written consent of the Agent, the Swing Line Bank and the Borrower so long as the obligations of the Revolving Lenders, if any, who have not executed such amendment, are not directly and adversely affected thereby,

(IV) the consent of the Required Revolving Lenders or Required Facility Lenders, as applicable, shall be required with respect to any amendment that by its terms directly and adversely affects the rights of Lenders under any Facility in respect of payments hereunder in a manner different than such amendment affects other Facilities, in each case, without prejudice to the requirements of Section 8.01(a) and clauses (i) through (v) of this Section 8.01(b) for any matter described therein,

(V) no amendment, waiver or consent shall, unless in writing and signed by all the Revolving Lenders, amend the definition of “Required Revolving Lenders”, or

(VI) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Advances or Commitments of a particular Class (but not the Lenders holding Advances or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section 8.01 if such Class of Lenders were the only Class of Lenders hereunder at the time; provided, that no such waiver, amendment or modification may affect any matter described in Section 8.01(a) or in clauses (i) through (v) of this Section 8.01(b) without obtaining the consents required thereby; and

provided finally that if the Agent and the Borrower shall have jointly identified an obvious error (including, but not limited to, an incorrect cross-reference) or any error or omission of a technical or immaterial nature, in each case, in any provision of this Agreement or any other Loan Document (including, for the avoidance of doubt, any exhibit, schedule or other attachment to any Loan Document), then the Agent (acting in its sole discretion) and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action if the same is not objected to by any Lender within five (5) Business Days following receipt by the Lenders of notice thereof.

Section 8.02 Notices, Etc.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i) if to the Borrower, to it at:

GABX Leasing LLC

c/o Brookfield Infrastructure Group

Brookfield Place

181 Bay Street, Suite 300

Toronto, Ontario

M5J 2T3

Attention: Kier Hunt

Email: ***

and

GABX Leasing LLC

c/o GATX Corporation

233 S. Wacker Drive

Chicago, IL 60606

Attention: Chris Velisaris; Katie Deibert

Email: ***

with a copy to each of (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

Attention: David Wagener

320 S. Canal Street, Floor 47

Chicago, Illinois 60606

Telephone: ***

Email: ***

and

Mayer Brown LLP

Attention: Adam C. Wolk and William R. Kucera

1221 Avenue of the Americas

New York, New York 10020

Telephone: ***

Email: ***

(ii) if to the Agent, to it at the address set forth on Schedule 8.02;

(iii) if to a Lender, to it at its address set forth in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Agent, the Lenders the Issuing Banks and the Swing Line Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to the Agent, any Lender or Issuing Bank pursuant to Article 2 if the Agent, such Lender or Issuing Bank, as applicable, has notified the Borrower and the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient; provided further that the immediately preceding proviso shall not apply to any notice, email or other communication sent outside the normal business hours of the recipient or on a day that is not a Business Day that relates to Section 3.02, the release of the Escrow Funding Date Advances, or the obligation of the Agent to deliver any notices to the Escrow Agent pursuant to the Escrow Agreement and any such notice, email or other communication shall be deemed received in accordance with clause (i) or clause (ii) above (as applicable).

(c) Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform.

(i) The Borrower agrees that the Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on a Platform.

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material that the Borrower provides to the Agent pursuant to this Agreement or the transactions contemplated therein which is distributed to the Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.

Section 8.03 No Waiver; Remedies. No failure on the part of any Lender, Issuing Bank, Swing Line Bank or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 8.04 Costs and Expenses; Indemnity.

(a) The Borrower agrees to pay, if the Escrow Funding Date occurs, (i) all reasonable and documented out of pocket expenses incurred by the Agent, the Lead Arrangers and their respective Affiliates (including the reasonable and documented fees, charges and disbursements of one transaction counsel for the Agent and the Lead Arrangers taken as a whole, one local counsel and, solely in case of a conflict of interest, one additional local counsel), in the preparation, negotiation, execution, delivery and administration of the Loan Documents and any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated thereby are consummated), and (ii) all reasonable and documented out of pocket expenses incurred by the Agent or any Lender (including the reasonable and documented fees, charges and disbursements of one counsel, one local counsel and, solely in case of a conflict of interest, one additional local counsel for all conflicted parties similarly situated) in connection with the enforcement or protection of such Person’s rights (A) in connection with the Loan Documents, or (B) in connection with the Advances, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances.

(b) The Borrower agrees that it shall indemnify the Agent, each Lender, each Issuing Bank, each Swing Line Bank and their respective Affiliates and the respective officers, directors, employees, partners, agents, advisors and other representatives of any of the foregoing Persons (each such Person being called an “Indemnified Party”) against, and hold each Indemnified Party harmless from, any and all losses, claims, damages, liabilities and expenses (including the reasonable and documented fees, charges and disbursements of any counsel, including local counsel and, solely in case of a conflict of interest, one additional local counsel for all conflicted Indemnified Parties similarly situated), incurred in respect of, arising out of, in connection with, or as a result of (i) the Loan Documents, or any agreement or instrument contemplated thereby, the performance by the parties of their respective obligations thereunder, the consummation of the transactions contemplated thereby, or, in the case of the Agent and its Related Parties only, the administration of the Loan Documents, (ii) any Advance or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnified Party is a party thereto; provided that such indemnity shall not, as to any Indemnified Party, be available to the extent that such losses, claims, damages, liabilities or expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Party, or (y) result from a material breach of the Loan Documents by such Indemnified Party. No party to the Loan Documents shall be liable for any indirect, special, punitive or consequential damages (other than in respect of any such damages incurred or paid or payable by an Indemnified Party to a third party and required to be indemnified pursuant to this Section 8.04(b)).

(c) If any payment of principal of, or Conversion of, any SOFR Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.08(d) or (e), Section 2.10 or Section 2.12, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 8.07 as a result of a demand by the Borrower pursuant to Section 2.21(a), or if any Borrowing of, Conversion into or continuation of any SOFR Advance is not effected after the Borrower has given notice thereof (solely to the extent the failure to take effect was caused by the Borrower or a failure to satisfy the applicable conditions in Section 3.02), the Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, or as a result of any such Borrowing, Conversion or continuation not being effected (solely to the extent the failure to take effect was caused by the Borrower or a failure to satisfy the applicable conditions in Section 3.02), including, without limitation, any loss (excluding loss of anticipated profits (including the Applicable Margin)), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.11, 2.14 and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

(e) This Section 8.04 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

Section 8.05 Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application; provided further, that in the event that any Defaulting Lender exercises any such right of setoff, (x) all amounts so set off will be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.20(a) and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent, the Issuing Banks, the Swing Line Banks and the Lenders and (y) such Defaulting Lender will provide promptly to the Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

Section 8.06 Binding Effect. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Borrower and the Agent and when the Agent shall have been notified by each Initial Lender and each Initial Issuing Bank that such Initial Lender and Initial Issuing Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent, each Lender, each Issuing Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights or obligations hereunder or any interest herein without the prior written consent of each Lender (and any other attempted assignment or transfer by the Borrower shall be null and void) and any replacement of the Agent shall be in accordance with Section 7.07.

Section 8.07 Assignments and Participations.

(a) Successors and Assigns Generally. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment, or grant of a security interest, subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any Lender shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Commitment, Revolving Credit Commitment, Letter of Credit Commitment or Swing Line Commitment and the Advances at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i) Minimum Amounts. Except in the case of an assignment of the entire remaining amount of any assigning Lender’s Commitment and/or the Advances at the time owing to it (in each case with respect to any Facility), the amount of Commitment of the assigning Lender being assigned pursuant to each such assignment or contemporaneous assignments to related Approved Funds (determined as of the date of the Assignment and Assumption with respect to such assignment) shall be an integral multiple of $10,000,000 unless the Borrower and the Agent otherwise agree.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advances or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph(b)(i) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Specified Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender, or an Approved Fund;

(B) the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the consent of each Issuing Bank and Swing Line Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $5,000; provided that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) any Disqualified Lender, (B) subject to Sections 8.07(g) and 8.07(h), the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (C) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (v).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons).

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to such assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent, each Issuing Bank, each Swing Line Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances and participations in Letters of Credit and Swing Line Advances in accordance with its Ratable Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11, 2.14 and 8.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). In addition, the Agent shall maintain on the Register information regarding the designation and revocation of designation of any Lender as a Defaulting Lender. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, the, entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons, the Borrower or any Affiliate (other than a Debt Fund Affiliate) or Subsidiary of the Borrower or a Disqualified Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 7.05 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (a) and (b)(i) through (iii) of the first proviso of Section 8.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 2.14 and 8.04(c) to the same extent as if it were the granting Lender; provided that such Participant agrees to be subject to the provisions of Section 2.21 as if it were an assignee under paragraph (b) of this Section. No Participant shall be entitled to the benefits of Section 8.05. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.11 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.14(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign, or grant a security interest in, all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment, or grant of a security interest, to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment or grant shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee or grantee for such Lender as a party hereto.

(g) Affiliated Lender Assignments.

(i) Any Lender may at any time, assign all or a portion of its rights and obligations with respect to Loans and Commitments under this Agreement to a Person who is or will become, after such assignment, an Affiliated Lender through (x) Dutch auctions or other offers to purchase or take by assignment open to all Lenders on a pro rata basis in accordance with procedures agreed between Borrower and Agent or (y) open market purchases, in each case subject to the following limitations:

(A) Affiliated Lenders will not receive information provided solely to Lenders by the Agent or any Lender and will not be permitted to attend or participate in conference calls or meetings attended solely by the Lenders and the Agent, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II;

(B) each Affiliated Lender that purchases any Advances or Commitments pursuant to clause (x) above will either (1) represent and warrant to the selling Lender (other than any other Affiliated Lender) that it either as of the date of any such purchase or sale, it does not possess any material non-public information with respect to the Borrower and its Subsidiaries or the securities of any of them that has not been disclosed to the Lenders generally (other than any Lender(s) that have elected not to receive such information) or (2) make a statement that such representation cannot be made;

(C) Affiliated Lenders (other than, for the avoidance of doubt, any Debt Fund Affiliate(s)) will not be permitted to own or hold any Revolving Credit Advances or Revolving Credit Commitments; and

(D) the aggregate principal amount of Term Advances of any Class under this Agreement held by Affiliated Lenders at the time of any such purchase or assignment shall not exceed 25% of the aggregate principal amount of Term Advances of such Class outstanding at such time under this Agreement (such percentage, the “Affiliated Lender Cap”).

Notwithstanding anything to the contrary contained herein, any Affiliated Lender that has purchased Term Advances pursuant to this subsection (i) may, in its sole discretion, contribute, directly or indirectly, the principal amount of such Term Advances or any portion thereof, plus all accrued and unpaid interest thereon, to the Borrower for the purpose of cancelling and extinguishing such Term Advances. Upon the date of such contribution, assignment or transfer, (x) the aggregate outstanding principal amount of Term Advances shall reflect such cancellation and extinguishing of the Term Advances then held by the Borrower and (y) the Borrower shall promptly provide notice to the Agent of such contribution of such Term Advances, and the Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Term Advances in the Register.

(ii) Notwithstanding anything in Section 8.01 or the definition of “Required Lenders,” or “Required Facility Lenders” to the contrary, for purposes of determining whether the Required Lenders and Required Facility Lenders (in respect of a Class of Term Advances) have (1) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure therefrom, or subject to Section 8.07(g)(iii), any plan of reorganization pursuant to the U.S. Bankruptcy Code, (2) otherwise acted on any matter related to any Loan Document, or (3) directed or required the Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, no Affiliated Lender shall have any right to consent (or not consent), otherwise act or direct or require the Agent or any Lender to take (or refrain from taking) any such action and:

(A) all Term Advances held by any Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders and Required Facility Lenders (in respect of a Class of Term Advances) have taken any actions; and

(B) all Term Advances held by Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether all Lenders have taken any action unless the action in question affects such Affiliated Lender in a disproportionately adverse manner than its effect on other Lenders.

(iii) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender hereby agrees that if a proceeding under any Debtor Relief Law shall be commenced by or against the Borrower at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Agent to vote on behalf of such Affiliated Lender with respect to the Term Advances held by such Affiliated Lender in any manner in the Agent’s commercially reasonable discretion, unless the Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Term Advances held by it as the Agent directs; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Affiliated Lender in a disproportionately adverse manner than the proposed treatment of similar Obligations held by Term Lenders that are not Affiliated Lenders.

(iv) Although any Debt Fund Affiliate(s) shall be Eligible Assignees and shall not be subject to the provisions of Section 8.07(g)(i), (ii) or (iii), any Lender may, at any time, assign all or a portion of its rights and obligations with respect to Term Advances under this Agreement to a Person who is or will become, after such assignment, a Debt Fund Affiliate only through (x) Dutch auctions or other offers to purchase or take by assignment open to all Lenders on a pro rata basis in accordance with procedures agreed between Borrower and the Agent (for the avoidance of doubt, without requiring any representation as to the possession of material non-public information by such Affiliate) or (y) open market purchases. Notwithstanding anything in Section 8.01 or the definition of “Required Lenders,” or “Required Facility Lenders” to the contrary, for purposes of determining whether the Required Lenders and Required Facility Lenders (in respect of a Class of Term Advances) have (A) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure therefrom, (B) otherwise acted on any matter related to any

Loan Document or (C) directed or required the Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Term Advances, Revolving Credit Commitments and Revolving Credit Advances held by Debt Fund Affiliates, in the aggregate, may not account for more than 49.9% of the Term Advances, Revolving Credit Commitments and Revolving Credit Loans of consenting Lenders included in determining whether the Required Lenders have consented to any action pursuant to Section 8.01.

(h) Loan Party Buybacks. Any Lender may, so long as no Specified Event of Default has occurred and is continuing, at any time, assign all or a portion of its rights and obligations with respect to Term Advances under this Agreement to the GATX Guarantor, the Borrower or any Subsidiary of the Borrower through (x) Dutch auctions or other offers to purchase open to all Lenders on a pro rata basis in accordance with procedures agreed between Borrower and Agent or (y) open market purchases; provided that:

(i) if the assignee of an assignment pursuant to this Section 8.07(h) is the GATX Guarantor or a Subsidiary of the Borrower, upon such assignment, transfer or contribution, the applicable assignee shall automatically be deemed to have contributed or transferred the principal amount of such Term Advances, plus all accrued and unpaid interest thereon, to the Borrower; or (y) if the assignee is the Borrower (including through contribution or transfers set forth in clause (x)), (A) the principal amount of such Term Advances, along with all accrued and unpaid interest thereon, so contributed, assigned or transferred to the Borrower shall be deemed automatically cancelled and extinguished on the date of such contribution, assignment or transfer, (B) the aggregate outstanding principal amount of Term Advances of the remaining Lenders shall reflect such cancellation and extinguishing of the Term Advances then held by the Borrower and (C) the Borrower shall promptly provide notice to the Agent of such contribution, assignment or transfer of such Term Advances, and the Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Term Advances in the Register;

(ii) each Person that purchases any Term Advances pursuant to clause (x) of the first paragraph of this Section 8.07(h) shall represent and warrant to the selling Term Lender (other than any Affiliated Lender) that it does not possess material non-public information with respect to the Borrower and its Subsidiaries or the securities of any of them that has not been disclosed to the Term Lenders or shall make a statement that such representation cannot be made; and

(iii) purchases of Term Advances pursuant to this Section 8.07(h) may not be funded with the proceeds of Revolving Advances.

Section 8.08 Confidentiality. Neither the Agent nor any Lender, Issuing Bank or Swing Line Bank may disclose to any Person any confidential, proprietary or non-public information of the Borrower furnished to the Agent, the Lenders, Issuing Banks or Swing Line Banks by or on behalf of the Borrower (such information being referred to collectively herein as the “Borrower Information”), except that each of the Agent and each of the Lenders, Issuing Banks or Swing Line Banks may disclose Borrower Information (a) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such

Borrower Information and instructed to keep such Borrower Information confidential on terms at least as restrictive as those provided herein), (b) to the extent required or requested by any regulatory authority having jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) subject to Section 8.17(e), to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any Note or L/C Related Document or any action or proceeding relating to this Agreement or any Note or L/C Related Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement (for the benefit of the Borrower) containing provisions at least as restrictive as those of this Section, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, (y) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, or (z) to any credit insurance provider (or its Related Parties) relating to the Borrower and its obligations; (g) to the extent such Borrower Information (x) becomes publicly available other than as a result of a breach of this Section 8.08 by the Agent, such Lender, Issuing Bank or Swing Line Bank or any of their Related Parties to whom Borrower Information has been disclosed, or (y) is or becomes available to the Agent or such Lender, Issuing Bank or Swing Line Bank on a nonconfidential basis from a source other than the Borrower and (h) with the consent of the Borrower. In addition, the Agent, the Lenders, the Issuing Banks or the Swing Line Banks may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agent or any Lender, Issuing Bank or Swing Line Bank in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

Section 8.09 Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 8.10 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement and the other Loan Documents including any Assignment and Assumption shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 8.11 Jurisdiction, Etc.

(a) Each party hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any other party hereto or any Related Party of the foregoing in any way relating to this Agreement or any Note or L/C Related Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County in the Borough of Manhattan, and of the United States District Court for the Southern District of New York sitting in New York County, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. The Borrower hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the Borrower at its address specified pursuant to Section 8.02. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes or any L/C Related Document in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 8.12 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between the Borrower and its Subsidiaries and the Agent or any Lender, Issuing Bank, Swing Line Bank or Lead Arranger is intended to be or has been created in respect of the transactions contemplated hereby, irrespective of whether any Lead Arranger, the Agent, or any Lender, Issuing Bank or Swing Line Bank has advised or is advising the Borrower or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by the Agent, the Lead Arrangers and the Lenders, Issuing Bank and Swing Line Bank are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Agent, the Lead Arrangers and the Lenders, Issuing Bank and Swing Line Bank, on the other hand, (iii) the Borrower has consulted its own legal, accounting, regulatory and Tax advisors to the extent that it has deemed appropriate and (iv) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby; and (b) (i) the Agent, the Lead Arrangers and the Lenders, Issuing Bank and Swing Line Bank each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person; (ii) none of the Agent, the Lead Arrangers nor any of the Lenders, Issuing Bank or Swing Line Bank has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (iii) the Agent, the Lead Arrangers and the Lenders, Issuing Bank and Swing Line Bank and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Agent, the Lead Arrangers nor any of the Lenders, Issuing Bank or Swing Line Bank has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against any of the Agent, the Lead Arrangers, the Lenders, Issuing Bank or Swing Line Bank with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 8.13 Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) and the requirements of the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each borrower, guarantor or grantor (the “Loan Parties”), which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act and the Beneficial Ownership Regulation.

Section 8.14 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in this Agreement, any Note or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution (as defined below) arising under this Agreement, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers (as defined below) of the applicable Resolution Authority (as defined below) and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

As used in this Agreement, the following terms shall have the following meanings:

“Affected Financial Institution” means (a) any EEA Financial Institution (as defined below) or (b) any UK Financial Institution (as defined below).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country (as defined below) implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule (as defined below) and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses(a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Resolution Authority” means: (a) with respect to an EEA Financial Institution, an EEA Resolution Authority, or (b) with respect to any UK Financial Institution, a UK Resolution Authority (as defined below).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the UK Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 8.15 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.15.

Section 8.16 Guaranty Matters.

(a) On and after the date that a New Guarantor Election has been made, references to the GATX Guarantor in (x) Article 6 and (y) clause (c) of the definition “Change of Control” shall automatically be replaced by (or supplemented by, as applicable) references to the Guarantor elected pursuant to the most recent New Guarantor Election; provided that (i) no additional Brookfield Guarantor Elections shall be permitted to be made after the initial Brookfield Guarantor Election, and (ii) for each Specified Permitted Holder, no additional Permitted Holder Guarantor Elections shall be permitted to be made by such Specified Permitted Holder after the initial Permitted Holder Guarantor Election.

(b) The Brookfield Sponsor may, in its sole discretion, at any time, elect to cause any Brookfield Sponsor or any of its Affiliates, in either case, with an external investment grade rating on a pro forma basis immediately after giving effect to the Brookfield Guarantor Election, to the extent such entity is identified on a list delivered to the Lead Arrangers prior to the Closing Date (as such list may be updated from time to time by delivery of an updated list to the Agent (on or after the Closing Date)), to enter into a Guarantee of the Guaranteed Obligations (such person, if any, the “Brookfield Guarantor”, and together with the GATX Guarantor, the “JV Guarantors”), which Guaranty shall, in the Brookfield Sponsor’s sole discretion, replace or be in addition to the GATX Guaranty. Any election by the Brookfield Sponsor to have the Brookfield Guarantor enter into a Guaranty shall be referred to herein as the “Brookfield Guarantor Election”. Notwithstanding anything to the contrary in this clause (b), the Brookfield Guarantor Election shall not be available at any time that the Brookfield Sponsor does not directly or indirectly own any portion of the equity interests of the Borrower.

(c) Any Specified Permitted Holder may, in its sole discretion, at any time, elect (or cause any of its Affiliates to elect), to the extent such Specified Permitted Holder or such Affiliate has an external investment grade rating on a pro forma basis immediately after giving effect to the Permitted Holder Guarantor Election, to enter into a Guarantee of the Guaranteed Obligations (such person, if any, the “Permitted Holder Guarantor”, and together with the JV Guarantors, the “Guarantors”), which Guaranty shall, in such Specified Permitted Holder’s sole discretion, replace or be in addition to the GATX Guaranty (and, if applicable, the Guaranty by the Brookfield Guarantor) (any election by such Specified Permitted Holder to have the Permitted Holder Guarantor enter into a Guaranty, being the “Permitted Holder Guarantor Election”, and, together with the Brookfield Guarantor Election, the “New Guarantor Election”).

(d) At any time that there is more than one Guarantor guaranteeing the obligations of the Borrower under the Loan Documents, the Guarantors shall be jointly and severally liable for the guaranteed obligations under the Loan Documents.

(e) The Lenders hereby irrevocably agree that the GATX Guarantor (and/or, if a New Guarantor Election has occurred, such replacement and/or additional Guarantor) shall be released from the GATX Guaranty (and/or, if a New Guarantor Election has occurred, such replacement and/or additional Guarantor shall be released from such replacement, amended, modified and/or additional Guaranty, it being agreed that the terms of any such additional Guaranty by a Brookfield Guarantor or Permitted Holder Guarantor shall provide that such Guarantor shall be released from its Guaranty upon the Borrower obtaining any investment grade rating from an external rating agency that is not an Affiliate of the Borrower at such time) upon the occurrence of a New Guarantor Election resulting in a replacement Guaranty; provided that, notwithstanding anything in this Agreement or any other Loan Document to the contrary, the GATX Guaranty shall not be released pursuant to this clause (e) at any time that the GATX Guarantor controls the Borrower. Upon request by the Agent at any time, the Required Lenders will confirm in writing the Agent’s authority to release the GATX Guarantor (and/or, if a New Guarantor Election has occurred, such replacement and/or additional Guarantor) from the GATX Guaranty (and/or, if a New Guarantor Election has occurred, such replacement, amended, modified and/or additional Guaranty). In each case as specified in this Section 8.16(e), the Agent will promptly upon the request of the Borrower (and each Lender irrevocably authorizes the Agent), execute and deliver to the Borrower such documents as the Borrower may reasonably request to evidence the release of the GATX Guarantor (and/or, if a New

Guarantor Election has occurred, such replacement and/or additional Guarantor) from the GATX Guaranty (and/or, if a New Guarantor Election has occurred, such replacement, amended, modified and/or additional Guaranty), in each case in accordance with the terms of the Loan Documents and this Section 8.16(e). Any execution and delivery of documents pursuant to this Section 8.16(e) shall be without recourse to or warranty by the Agent.

(f) For the avoidance of doubt:

(i) no release of any Guarantor effected in the manner permitted by Section 8.16(e) shall require the consent of any holder of obligations under any Hedging Agreement;

(ii) obligations under any Hedging Agreement shall only be required to be guaranteed by any Guarantor(s) guaranteeing the obligations of the Borrower under the Loan Documents and, upon the release of any Guarantor pursuant to Section 8.16(e) or the terms of the applicable Guaranty, any Guarantee (as defined in this Agreement) by such Person of any obligations under any Hedging Agreement and any other Guaranteed Obligations shall irrevocably and simultaneously be terminated, discharged and released in full; and

(iii) if, pursuant to the terms and conditions of this Agreement and the other Loan Documents the obligations of the Borrower under the Loan Documents are not required to be guaranteed by any Guarantor, no Guarantor shall be required to guarantee any obligations under any Hedging Agreement or any other Guaranteed Obligations.

Section 8.17 Disqualified Lenders and Defaulting Lenders.

(a)

(i) To the extent that any assignment or participation is made or purported to be made to a Disqualified Lender or Defaulting Lender (notwithstanding the other restrictions in this Agreement with respect to Disqualified Lenders and Defaulting Lenders), or if any Lender or Participant becomes a Disqualified Lender or Defaulting Lender, in each case, without limiting any other provision of the Loan Documents:

(A) upon the request of the Borrower, such Disqualified Lender or Defaulting Lender shall be required to promptly (and in any event within five (5) Business Days) to assign all or any portion of the Advances and Commitments then owned by such Disqualified Lender or Defaulting Lender (or held as a participation) to another Lender (other than a Defaulting Lender or a Disqualified Lender) or an Eligible Assignee; provided that any such assignment pursuant to this clause (A) shall not be subject to the fee described in Section 8.07(b)(iv), and

(B) the Borrower shall have the right to prepay all or any portion of the Advances and Commitments then owned by such Disqualified Lender or Defaulting Lender (or held as a participation), and if applicable, terminate the Commitments of such Disqualified Lender or Defaulting Lender, in whole or in part; provided that any such prepayment or termination pursuant to this clause (B) shall not be subject to payment by the Borrower of any premium, prepayment fee, penalty or other breakage cost whatsoever that would otherwise be payable pursuant to this Agreement or the other Loan Documents.

(ii) Any such assignment or prepayment shall be made in exchange for an amount equal to the least of (A) the face principal amount of the Advances so assigned or prepaid, and (B) the amount that such Disqualified Lender or Defaulting Lender paid to acquire such Commitments and/or Advances.

(iii) In addition, in connection with any such assignment, (A) if such Disqualified Lender or Defaulting Lender does not execute and deliver to the Agent a duly completed Assignment and Assumption and/or any other documentation necessary or appropriate (in the good faith determination of the Agent or the Borrower, which determination shall be conclusive) to reflect such replacement by the later of (1) the date on which the replacement Lender executes and delivers such Assignment and Assumption and/or such other documentation and (2) the date as of which such Disqualified Lender or Defaulting Lender shall be paid by the assignee Lender (or, at its option, the Borrower) the amount required pursuant to this Section, then such Disqualified Lender or Defaulting Lender shall be deemed to have executed and delivered such Assignment and Assumption and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption and/or such other documentation on behalf of such Disqualified Lender or Defaulting Lender, and the Agent shall record such assignment in the Register, (B) each Lender (whether or not then a party hereto) agrees to disclose to the Borrower the amount that the applicable Disqualified Lender or Defaulting Lender paid to acquire Commitments and/or Advances from such Lender and (C) each Lender that is a Disqualified Lender or Defaulting Lender agrees to disclose to the Borrower the amount it paid to acquire the Commitments and/or Advances held by it.

(b) No Disqualified Lender or Defaulting Lender shall have the right to approve or disapprove any amendment, waiver or consent pursuant to Section 8.01 or under any Loan Document. In connection with any determination as to whether the requisite Lenders (including whether the Required Lenders) have provided any amendment, waiver or consent pursuant to Section 8.01 or under any other Loan Document:

(i) any Advances and Commitments held by Disqualified Lenders and Defaulting Lenders shall not be considered, and

(ii) with respect to any matter under this Agreement or the Loan Documents requiring the consent of the Required Lenders, Required Facility Lenders or Required Revolving Lenders (as applicable), Disqualified Lenders and Defaulting Lenders shall have no voting rights with respect thereto and any Advances or Commitments held thereby will not be accounted for in the calculation of the applicable voting percentages thereunder, and

(iii) with respect to Sections 8.01(b)(i) through (iv), Disqualified Lenders and Defaulting Lenders shall be deemed to have consented to any such amendment, waiver or consent with respect to its interest as a Lender if a majority of the Lenders who are not Disqualified Lenders or Defaulting Lenders and who are required to consent thereto have so consented; provided that, notwithstanding the foregoing, the Commitment of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loans may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender pursuant to Section 8.01(a) or (b) that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender.

(c) Except as otherwise provided in Section 8.17(b)(iii), no Disqualified Lender or Defaulting Lender shall have the right to, and each such Person covenants and agrees not to, instruct the Agent or any other Person in respect of the exercise of remedies with respect to the Advances or other obligations under the Loan Documents. Further, no Disqualified Lender or Defaulting Lender shall be entitled to any of the rights or privileges enjoyed by the other Lenders under this Agreement or the other Loan Documents with respect to (x) voting (other than to the extent provided in Section 8.17(b)), (y) expense reimbursement or indemnification (including, but not limited to, those rights and privileges afforded by Section 8.04 of this Agreement), or (z) the receipt of any information, reporting or other documentation whatsoever provided to the Agent and/or the other Lenders, any Issuing Bank or any Swing Line Bank by any of the Borrower, any Guarantor, the Agent, any other Lender, any Issuing Bank or any Swing Line Bank pursuant to this Agreement or any other Loan Document, and such Disqualified Lender or Defaulting Lender shall be deemed for all purposes to be, at most, a Defaulting Lender.

(d) The provisions of this Section 8.17 shall apply and survive with respect to each Lender and Participant notwithstanding that any such Person may have ceased to be a Lender or Participant hereunder or this Agreement may have been terminated.

(e) Notwithstanding anything herein to the contrary and for the avoidance of any doubt, no Lender may assign or participate its interests, rights and obligations under this Agreement (including all or a portion of its Commitments and the Advances at the time owing to it) to any Disqualified Lender (it being understood and agreed that the Agent may confidentially share the list of Disqualified Lender with any Lender requesting such list in connection with any proposed assignment or participation but the list of Disqualified Lenders shall not be posted to Lenders generally). The Agent shall have no responsibility or liability for monitoring or enforcing the list of Disqualified Lenders or for any assignment or participation to a Disqualified Lender.

(f) The Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders or Defaulting Lenders. Without limiting the generality of the foregoing, the Agent shall not (A) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or participant is a Disqualified Lender or Defaulting Lender, (B) have any liability with respect to or arising out of any assignment or participation of Commitments or Advances, or disclosure of confidential information, to any Disqualified Lender or Defaulting Lender or (C) have any liability to or arising out of the voting in any amendment or waiver to any Loan Document by any Disqualified Lender or Defaulting Lender.

(g) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Disqualified Lender hereby agrees that, if a proceeding under any Debtor Relief Law shall be commenced by or against the Borrower at a time when such Lender is a Disqualified Lender, such Disqualified Lender irrevocably agrees (i) not to vote in any such proceeding, (ii) if such Disqualified Lender does vote in such proceeding notwithstanding the restriction in the foregoing clause (i), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such bankruptcy plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and (iii) not to contest any request by any party for a determination by a court of competent jurisdiction effectuating the foregoing clause (ii). Each Disqualified Lender hereby irrevocably appoints the Agent (such appointment being coupled with an interest) as such Disqualified Lender’s attorney-in-fact, with full authority in the place and stead of such Disqualified Lender and in the name of such Disqualified Lender, from time to time in the Agent’s discretion to take any action and execute any instrument that the Agent may deem reasonably necessary or appropriate to carry out the provisions of this Section, including to ensure that any vote of such Disqualified Lender on any proceeding is withdrawn or otherwise not counted. The Lenders and each Disqualified Lender agree and acknowledge that the provisions set forth in this clause (g) constitute a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the Bankruptcy Code and, as such, would be enforceable for all purposes in any case where the Borrower or any Subsidiary has filed for protection under any law relating to bankruptcy, insolvency or reorganization or relief of debtors applicable to the Borrower or such Subsidiary, as applicable.

Section 8.18 No Liability of the Issuing Banks. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither an Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential damages suffered by the Borrower that the Borrower proves were caused by (i) such Issuing Bank’s willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) such Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation.

Section 8.19 Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 8.20 Termination and Return of the Escrowed Facilities Amount. If for any reason the Closing (as defined in the Purchase Agreement) does not occur, the Escrowed Facilities Amount shall be returned to the Agent in accordance with Section 4(b) of the Escrow Agreement and the Agent shall promptly return to each Lender the portion of the Escrowed Facilities Amount delivered by such Lender. Upon such return to the Lenders, together with the payment of all accrued and unpaid interest hereunder and any other amounts then due and payable hereunder, this Agreement and all other Loan Documents shall automatically terminate and be of no further force and effect.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Five-Year Credit Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

GABX LEASING LLC,
as Borrower

By:	/s/ Robert Lyons
Name: Robert Lyons
Title: Authorized Person

WELLS FARGO BANK, N.A.,
as Agent

By:	/s/ Matt J Perrizo
Name: Matt J Perrizo
Title: Managing Director

WELLS FARGO BANK, N.A.,
as Lender and Swing Line Bank

By:	/s/ Matt J Perrizo
Name: Matt J Perrizo
Title: Managing Director

BANK OF AMERICA, N.A.,
as Lender

By:	/s/ Erika Murphy
Name: Erika Murphy
Title: Vice President

MUFG BANK, LTD.,
as Lender

By:	/s/ George Stoecklein
Name: George Stoecklein
Title: Managing Director

SUMITOMO MITSUI BANKING CORPORATION,
as Lender

By:	/s/ Lauren Levy
Name: Lauren Levy
Title: Managing Director

CREDIT AGRICOLE CORPORATE & INVESTMENT BANK,
as Lender

By:	/s/ Thomas Jean
Name: Thomas Jean
Title: Managing Director

By:	/s/ Elisa Lajonchere
Name: Elisa Lajonchere
Title: Managing Director

PNC BANK, NATIONAL ASSOCIATION,
as Lender and Issuing Bank

By:	/s/ Hannah Gold
Name: Hannah Gold
Title: Assistant Vice President

U.S. BANK NATIONAL ASSOCIATION,
as Lender and Issuing Bank

By:	/s/ Nora Golden
Name: Nora Golden
Title: Vice President

THE HUNTINGTON NATIONAL BANK,
as Lender

By:	/s/ Neil G Mesch
Name: Neil G Mesch
Title: Managing Director

ING CAPITAL LLC,
as Lender

By:	/s/ Michael Choina
Name: Michael Choina
Title: Managing Director

By:	/s/ Maria Fahey
Name: Maria Fahey
Title: Director

REGIONS BANK,
as Lender

By:	/s/ Tyler Sherman
Name: Tyler Sherman
Title: Vice President

SCHEDULE I

COMMITMENTS

[Intentionally Omitted]

SCHEDULE 4.01(f)

DISCLOSED LITIGATION

[Intentionally Omitted]

SCHEDULE 5.02(c)(vi)

CLOSING DATE TRANSACTIONS

[Intentionally Omitted]

SCHEDULE 8.02

AGENT’S CONTACT INFORMATION

[Intentionally Omitted]

EXHIBIT A

FORM OF NOTE

[Intentionally Omitted]

EXHIBIT B-I

FORM OF NOTICE OF TERM BORROWING

[Intentionally Omitted]

EXHIBIT B-II

FORM OF NOTICE OF REVOLVING CREDIT BORROWING

[Intentionally Omitted]

EXHIBIT B-III

FORM OF NOTICE OF SWING LINE BORROWING

[Intentionally Omitted]

EXHIBIT C-I

FORM OF ASSIGNMENT AND ASSUMPTION

[Intentionally Omitted]

ANNEX 1

GABX LEASING LLC CREDIT AGREEMENT

[Intentionally Omitted]

EXHIBIT C-II

FORM OF AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

[Intentionally Omitted]

EXHIBIT D

FORM OF SOLVENCY CERTIFICATE

[Intentionally Omitted]

EXHIBIT 5.02(f)(iii)

FORM OF SUBORDINATION TERMS

[Intentionally Omitted]